Exhibit 2.1

Execution Version

CONTRIBUTION AND MERGER AGREEMENT

BY AND AMONG

ENERVEST ENERGY INSTITUTIONAL FUND XIV-A, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XIV-WIC, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XIV-2A, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XIV-3A, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XIV-C, L.P.,

TPG PACE ENERGY HOLDINGS CORP.

AND

TPG PACE ENERGY PARENT LLC,

DATED

MARCH 20, 2018

i

4.16	Payments for Production	18
4.17	Payout Status	18
4.18	Governmental Authorizations	18
4.19	Leases; Surface Rights	18
4.20	Wells	19
4.21	Ownership of Assets	19
4.22	Completeness of the Assets	19
4.23	Insurance	19
4.24	Credit Support	19
4.25	Indebtedness	19
4.26	Accredited Investor	19
4.27	International Trade Matters	19
4.28	Anti-Corruption Matters	20
4.29	Patriot Act Compliance	20
4.30	Information Supplied	20

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES OF COMPANY

5.1	Organization, Existence, and Qualification	20
5.2	Authority, Approval, and Enforceability	21
5.3	No Conflicts	21
5.4	Consents	21
5.5	Capital Structure	21
5.6	SEC Documents	23
5.7	Listing	24
5.8	Trust Account	24
5.9	No Business Conduct	24
5.10	Bankruptcy	24
5.11	Litigation	25
5.12	Independent Evaluation	25
5.13	Accredited Investor	25
5.14	Information Supplied	25
5.15	Financing	26
5.16	Qualification as Operator	26
5.17	Brokers’ Fees	26
5.18	Absence of Certain Changes or Events	26
5.19	No Default	26
5.20	Compliance with Applicable Laws	27
5.21	Certain Contracts and Arrangements	27
5.22	No Indebtedness	27
5.23	Employees	27
5.24	No Real Property	27
5.25	Taxes	28

	ARTICLE VI
	CERTAIN AGREEMENTS

6.1	Conduct of Business	28
6.2	Successor Operator	31
6.3	Credit Support	32
6.4	Record Retention	32
6.5	Knowledge of Breach; Right to Cure; Schedule Supplements	32
6.6	Regulatory Matters	33
6.7	Interests of Contributor Affiliates	34
6.8	Contributors’ Indebtedness	34
6.9	Transaction Litigation	34
6.10	Financing	34
6.11	Financing Cooperation	36
6.12	Preparation of Proxy Statement	38
6.13	Stockholders Meeting	39
6.14	NYSE Listing	40
6.15	Non-Solicitation of Employees	40
6.16	Business Combination Proposals	40
6.17	Trust Account	41
6.18	GulfTex Assets	41
6.19	Mergers	42
6.20	Joint Operating Agreement	44
6.21	Cooperation	44
6.22	Subscription Agreements	44
6.23	Co-Investment Right	44

	ARTICLE VII
	MUTUAL CONDITIONS TO CLOSING

7.1	No Injunctions	45
7.2	HSR Approval	45
7.3	Stockholder Approval	45
7.4	Net Tangible Assets	45
7.5	Minimum Available Cash	45
7.6	Completion of Offer	45
7.7	Title and Environmental Defects and Casualty Losses	45
7.8	NYSE Listing	45

	ARTICLE VIII
	PARENT AND COMPANY’S CONDITIONS TO CLOSING

8.1	Representations and Warranties	46
8.2	Performance	46
8.3	Closing Deliverables	46
8.4	Giddings PSA	46

	ARTICLE IX
	CONTRIBUTORS’ CONDITIONS TO CLOSING

9.1	Representations and Warranties	46
9.2	Performance	47
9.3	Closing Deliverables	47

	ARTICLE X
	CLOSING

10.1	Date of Closing	47
10.2	Place of Closing	47
10.3	Closing Obligations	47
10.4	Parent Charter	49
10.5	Records	49
10.6	Subsequent Closings	49

	ARTICLE XI
	ACCESS; DISCLAIMERS

11.1	Access	50
11.2	Confidentiality	53
11.3	Disclaimers	53

	ARTICLE XII
	TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

12.1	Contributors’ Title	55
12.2	Notice of Title Defects; Defect Adjustments	56
12.3	Casualty Loss	61
12.4	Consents to Assign	62
12.5	Preferential Purchase Rights	63

	ARTICLE XIII
	ENVIRONMENTAL MATTERS

13.1	Notice of Environmental Defects	64
13.2	NORM, Asbestos, Wastes, and Other Substances	68

	ARTICLE XIV
	ASSUMPTION; INDEMNIFICATION; SURVIVAL

14.1	Assumed Obligations; Specified Obligations; Retained Obligations	68
14.2	Indemnities of Contributors	69
14.3	Indemnities of Company and Parent	69
14.4	Limitation on Liability	70
14.5	Express Negligence	71
14.6	Exclusive Remedy	71

14.7	Indemnification Procedures	72
14.8	Survival	74
14.9	Waiver of Right to Rescission	76
14.10	Insurance	76
14.11	Non-Compensatory Damages	76
14.12	Disclaimer of Application of Anti-Indemnity Statutes	76
14.13	Treatment of Payments	76

	ARTICLE XV
	TERMINATION, DEFAULT AND REMEDIES

15.1	Right of Termination	77
15.2	Effect of Termination	78
15.3	Return of Documentation and Confidentiality	78

	ARTICLE XVI
	MISCELLANEOUS

16.1	Annexes, Exhibits, and Schedules	78
16.2	Expenses and Taxes	78
16.3	Assignment	80
16.4	Preparation of Agreement	81
16.5	Publicity	81
16.6	Notices	81
16.7	Further Cooperation	82
16.8	Filings, Notices, and Certain Governmental Approvals	82
16.9	Entire Agreement; Conflicts	83
16.10	Parties in Interest	83
16.11	Amendment	83
16.12	Waiver; Rights Cumulative	84
16.13	Governing Law; Jurisdiction	84
16.14	Severability	86
16.15	Removal of Name	86
16.16	Counterparts	86
16.17	Specific Performance	86
16.18	Joint and Several Liability	86
16.19	Contributors’ Representative	87
16.20	No Recourse	87
16.21	Trust Account Waiver	88
16.22	Lenders	89
16.23	Time is of the Essence	89
16.24	Legal Representation	89

v

LIST OF EXHIBITS AND SCHEDULES:

Annex I	—	Defined Terms

Exhibit A	—	Form of Stockholder Agreement
Exhibit B	—	Form of Registration Rights Agreement
Exhibit C	—	Leases
Exhibit D	—	Wells
Exhibit E	—	Surface Rights
Exhibit F	—	Gathering Systems
Exhibit G	—	Personal Property
Exhibit H	—	Excluded Assets
Exhibit I	—	Form of Assignment and Bill of Sale
Exhibit J	—	Designated Area
Exhibit K	—	Form of Contract Operating Services Agreement
Exhibit L	—	Joint Operating Agreement Term Sheet
Exhibit M	—	Form of Non-Compete Agreement
Exhibit N	—	Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit O	—	Form of Amended and Restated Limited Liability Company Agreement of Company
Exhibit P	—	Form of Agreement and Plan of Merger
Exhibit Q	—	Earnout Payments
Exhibit R	—	Target Depths

Schedule 1.1	—	Liens
Schedule 2.3(b)	—	2018 Leases
Schedule 4.4	—	Consents
Schedule 4.6	—	Litigation
Schedule 4.7(a)	—	Material Contracts
Schedule 4.7(b)	—	Material Contracts – Defaults, Etc.
Schedule 4.7(c)	—	GulfTex PSA – Defaults, Etc.
Schedule 4.8	—	Violation of Laws
Schedule 4.9	—	Preferential Purchase Rights
Schedule 4.11	—	Imbalances
Schedule 4.12	—	Current Commitments
Schedule 4.14	—	Brokers’ Fees
Schedule 4.15	—	Environmental Matters
Schedule 4.17	—	Payout Balance
Schedule 4.18	—	Governmental Authorizations
Schedule 4.19(a)	—	Leases – Defaults
Schedule 4.19(c)	—	Leases – Lease Maintenance Payments
Schedule 4.19(d)	—	Leases – Primary Term Leases
Schedule 4.20(b)	—	Plugging and Abandoning Obligations
Schedule 4.23	—	Insurance
Schedule 4.24	—	Credit Support

Schedule 4.25	—	Indebtedness
Schedule 5.17	—	Brokers’ Fees
Schedule 5.21	—	Certain Contracts and Arrangements
Schedule 6.1(a)	—	Contributors Conduct of Business
Schedule 6.1(d)	—	Parent and Company Conduct of Business
Schedule 16.18	—	Contributor Ownership Interests
Schedule I-1(a)	—	Contributors’ Knowledge Persons
Schedule I-1(b)	—	Parent’s Knowledge Persons

CONTRIBUTION AND MERGER AGREEMENT

This CONTRIBUTION AND MERGER AGREEMENT (this “Agreement”) is executed as of this 20TH day of March, 2018 (the “Execution Date”), and is by and among (i) EnerVest Energy Institutional Fund XIV-A, L.P., a Delaware limited partnership (“EV XIV-A”), EnerVest Energy Institutional Fund XIV-WIC, L.P., a Delaware limited partnership (“EV XIV-WIC”), EnerVest Energy Institutional Fund XIV-2A, L.P., a Delaware limited partnership (“EV XIV-2A”), and EnerVest Energy Institutional Fund XIV-3A, L.P., a Delaware limited partnership (“EV XIV-3A”), and EnerVest Energy Institutional Fund XIV-C, L.P., a Delaware limited partnership (“EV XIV-C” and, together with EV XIV-3A, EV XIV-A, EV XIV-WIC and EV XIV-2A, the “Contributors”, and each a “Contributor”), on the one part, and (ii) TPG Pace Energy Holdings Corp., a Delaware corporation (“Parent”), and TPG Pace Energy Parent LLC, a Delaware limited liability company (“Company”), on the other part. Contributors, Parent, and Company may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, Contributors desire to contribute and assign, and Company desires to acquire, via the Merger Transactions, all of Contributors’ right, title, and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter);

WHEREAS, concurrently with the execution of this Agreement, (a) Company, EnerVest Energy Institutional Fund XI-A, L.P., EnerVest Energy Institutional Fund XI-WI, L.P., EnerVest Holding, L.P., and EnerVest Wachovia Co-Investment Partnership, L.P. are entering into that certain Purchase and Sale Agreement (the “Giddings PSA” and the transactions contemplated thereby, the “Giddings Transaction”), and (b) Parent, Company, EV XIV-A, EV XIV-C, and EV XIV-WIC are entering into that certain Membership Interest Purchase Agreement (the “Ironwood MIPA” and the transactions contemplated thereby, the “Ironwood Transaction”);

WHEREAS, as of the Execution Date, TPG Pace Energy Sponsor, LLC, a Delaware limited liability company (“Parent Sponsor”), and certain directors of Parent own all of the issued and outstanding shares of Class F common stock, par value $0.0001 per share (the “Founder Shares” and, together with the Parent Class A Common Stock, the “Parent Common Stock”);

WHEREAS, at Closing, certain Persons (including Parent Sponsor and Contributors) will enter into a stockholders agreement in the form attached hereto as Exhibit A (the “Stockholder Agreement”) and a registration rights agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”);

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Parent’s Organizational Documents in conjunction with obtaining the Stockholder Approval (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, concurrently with the execution of this Agreement, Parent is entering into subscription agreements with certain subscribers (the “Investors”) pursuant to which such Investors shall agree to subscribe for and purchase, and Parent shall agree to issue and sell to the Investors, on the terms and subject to the conditions and limitations set forth therein, shares of Parent Class A Common Stock; and

WHEREAS, concurrently with the execution of this Agreement, the holders of the Founder Shares are entering into a waiver (the “Waiver Agreement”) pursuant to which the holders of the Founder Shares shall agree to waive any adjustment to the conversion ratio set forth in the Parent Charter resulting from the transactions contemplated by the Subscription Agreements.

NOW, THEREFORE, for and in consideration of the mutual promises, representations, warranties, covenants, and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1    Defined Terms. Capitalized terms used herein shall have the meanings set forth in Annex I.

1.2    Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. All references to “$” or “Dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day. References to a Person are also to its permitted successors and permitted assigns. “Made available to” or similar phrases mean that such information was uploaded to the Virtual Data Room prior to the Execution Date.

ARTICLE II

CONTRIBUTION

2.1    Contribution. Subject to the terms and conditions of this Agreement, Contributors agree to contribute, and Company agrees to acquire, via the Merger Transactions, all of Contributors’ collective right, title and interest in and to the following assets (such assets, less and except the Excluded Assets, collectively, the “Assets”):

(a)    all oil and gas and/or other Hydrocarbon leases, subleases and other leases, fee mineral interests, royalty interests, overriding royalty interests, net profits interests, carried interests, reversionary interests or other similar interests located in the Designated Area, including those leases and interests set forth on Exhibit C, together with any and all other right, title, and interest of Contributors in and to the leasehold estates and other interests created thereby, and all other rights therein and the lands covered thereby or pooled or unitized therewith, subject to the terms, conditions, covenants, and obligations set forth in such leases or interests, and all other interests of Contributors of any kind or character in such leases (the “Leases”);

(b)    (i) all oil and gas wells (such wells, including the oil and gas wells set forth on Exhibit D, the “Wells”), and all Hydrocarbons produced from or allocated to the Wells in storage or existing in pipelines, plants and tanks (including inventory and line fill), and upstream of the sales meter as of the Effective Time and all other Hydrocarbons produced from or allocated to the Wells at or after the Effective Time, and (ii) all water, injection and other wells (such wells, including the non-oil and gas wells set forth on Exhibit D, the “Other Wells”), in each case, located on any of the Leases or on any other lease with which any such Lease has been pooled or unitized, whether producing, operating, plugged, permanently abandoned, shut-in or temporarily abandoned;

(c)    all rights and interests in, under or derived from all unitization and pooling agreements or orders in effect with respect to any of the Leases, Wells or Other Wells and the units created thereby (the “Units”);

(d)    all Applicable Contracts and all rights thereunder;

(e)    all fee surface interests, surface leases, surface rights, permits, licenses, servitudes, easements and rights-of-way to the extent used or held for use in connection with the ownership or operation of any of the other Assets, including those set forth on Exhibit E (such rights, including the rights set forth on Exhibit E, the “Surface Rights”);

(f)    all flowlines, pipelines, gathering, processing or treating systems and appurtenances thereto or used or held for use in connection with the operation of the Leases, Units or Wells, including those set forth on Exhibit F;

(g)    all structures, equipment, machinery, fixtures, tools, compressors, meters, tanks, pumps, platforms, pulling machines, boilers, buildings, vehicles, field offices, pipe yards, salt water disposal facilities, utility lines and transmission equipment, SCADA Equipment, computer and automation equipment, telecommunications equipment, field radio telemetry, and associated frequencies and licenses, pressure transmitters, central processing equipment, facilities and other tangible personal property and improvements located on any of the other Assets or used or held for use in connection with the operation of any of the other Assets or the production of Hydrocarbons therefrom, and other personal, moveable and mixed property, operational and nonoperational, known or unknown, located on any of the other Assets or that is used or held for use in connection therewith, including those set forth on Exhibit G (collectively, the “Personal Property”);

(h)    (i) to the extent that they may be assigned without payment of a fee or other penalty (unless Company has agreed in writing to pay such fee or accept such penalty), all non-proprietary tangible geophysical and other tangible seismic and related technical licenses, maps, data and information, and (ii) all proprietary tangible geophysical and other tangible seismic and related technical licenses, maps, data and information, in each case, to the extent relating to the other Assets;

(i)    all Imbalances relating to the Assets to the extent listed on Schedule 4.11 or for which Company has received a Consideration adjustment pursuant to Section 3.2(a)(iv);

(j)    except to the extent relating to any Retained Obligation or Specified Obligation (but only for the time period and to the extent Contributors have an indemnification obligation under this Agreement with respect thereto), all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable and other receivables and general intangibles, in each case, attributable to the Assets with respect to periods of time at and after the Effective Time, and (ii) liens and security interests in favor of Contributors or their respective Affiliates, whether choate or inchoate, under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of any of the other Assets or to the extent arising in favor of Contributors or their respective Affiliates as to the non-operator of any other Asset;

(k)    except to the extent relating to any Retained Obligation or Specified Obligation (but only for the time period and to the extent Contributors have an indemnification obligation under this Agreement with respect thereto), all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) of Contributors or any of their respective Affiliates (i) arising at or after the Effective Time to the extent such rights, claims, and causes of action relate to any of the other Assets, and/or (ii) relating to the Assumed Obligations; and

(l)    originals (to the extent available or otherwise copies of) of all files, records, information, data, interpretations, books and reports, whether written or electronically stored, to the extent relating to the Assets in Contributors’ or any of Contributors’ Affiliates’ possession (but excluding any files, records, information, or data to the extent pertaining to the Excluded Assets), including: (i) land and title records (including abstracts of title and title opinions); (ii) Applicable Contract files; (iii) operations records, including open hole and cased hole logs, cores or core analyses, seismic data and reports, (iv) environmental, production, and accounting records; (v) facility and well records; and (vi) correspondence (collectively, “Records”).

2.2    Excluded Assets. Contributors shall reserve and retain all of the Excluded Assets.

2.3    Revenues and Expenses.

(a)    Subject to the provisions hereof, Contributors shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production, and all other income, proceeds, receipts, and credits) and shall remain responsible (by payment, through the adjustments to the Consideration hereunder or otherwise) for all Property Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Company and Company Merger Sub shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds), and shall be responsible (by payment, through the adjustments to the Consideration hereunder, or otherwise) for all Property Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time.

(b)    As used herein, the term “Property Expenses” shall mean all operating expenses and all capital expenditures, in each case, incurred in the ordinary course of business (and, with respect to Property Expenses incurred from and after the Execution Date in accordance with this Agreement) in the drilling, completion, ownership, and operation of the Assets (including costs of insurance, shut-in payments, and royalty payments; title examination incurred in connection with drilling new Wells; gathering, processing, and transportation costs in respect of Hydrocarbons produced from the Assets; bonuses, brokers fees, and other lease acquisition costs for new Leases acquired after the Execution Date in accordance with Section 6.1 (for clarity without duplication of the GulfTex Purchase Price or 2018 Acquisition Costs; and costs of acquiring equipment approved or permitted pursuant to Section 6.1), and overhead costs charged or chargeable to the Assets under the relevant operating agreement or unit agreement, if any, in each case, of the foregoing paid or payable to Third Parties, but excluding (x) any Taxes and (y) any expenses or amounts charged by Contributors to the Assets in respect of their overhead (it being understood that such expenses will be covered by the Consideration adjustment for overhead in Section 3.2(a)(iii)); provided that “Property Expenses” shall not include (and Contributors shall be solely responsible for) any (i) Retained Obligations or Specified Obligations, (ii) Taxes, (iii) subject to Section 6.18, bonuses, brokers fees, and other lease acquisition costs incurred prior to the Execution Date or related to any Lease or Well listed on Exhibit C or Exhibit D hereto, (iv) lease rentals, lease extension payments and costs or expenses incurred in the cure (or attempted cure) of Title Defects, (v) costs or expenses incurred in the Remediation (or attempted Remediation) of Environmental Defects, (vi) costs and expenses incurred in connection with any Casualty Loss for which Contributors are responsible under Section 12.3(b)(ii), or (vii) costs and expenses incurred in connection with curing any breach or purported breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, Contributors shall be entitled to retain and keep any overhead amounts paid by Third Parties with respect to Contributors’ operation of the Assets during the Interim Period. After the Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

2.4    Procedures. For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.3, (a) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the field, and (b) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters on the pipelines through which they are transported. Likewise, as used herein, the terms “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society standards.

ARTICLE III

CONSIDERATION

3.1    Consideration.

(a)    The aggregate consideration for the Assets shall consist of (i) an amount in cash determined by Parent in its sole discretion upon written notice to Contributors prior to the Closing (provided that in no event shall such amount be less than the Minimum Cash Consideration) (such amount as determined by Parent, the “Cash Consideration”), (ii) an aggregate number of shares of newly-issued Parent Class A Common Stock and/or Parent Class B Common Stock (allocated in accordance with the Contributors’ Representative Allocation) calculated by dividing (A) the excess of (x) $2,090,820,090 less (y) the Cash Consideration, by (B) a per share issue price of $10.00 (the “Stock Consideration”), and (iii) a number of Company Units equal to the number of shares of Parent Class B Common Stock, if any, included in the Stock Consideration (the “Unit Consideration” and, together with the Stock Consideration, the “Equity Consideration” and together with the Cash Consideration, the “Consideration”), adjusted in accordance with this Agreement (the “Adjusted Consideration”); provided that all such adjustments at Closing shall be made by adjusting the Equity Consideration by (A) an aggregate number of shares of Parent Class A Common Stock and/or Parent Class B Common Stock (rounded down to the nearest number of whole shares) calculated by dividing (x) the amount of such adjustment by (y) $10.00 and (B) a number of Company Units equal to the number of shares of Parent Class B Common Stock, if any, included in such adjustment. In addition, the Contributors may be entitled to additional consideration for the Assets as set forth on, and subject to the terms and conditions of, Exhibit Q (the “Earnout Payments”).

(b)    At the Closing, Parent shall contribute and issue, as applicable, the Adjusted Consideration (other than the Unit Consideration) to Company, and in exchange therefor (and in exchange for any cash or other property contributed by Parent to Company in connection with the Giddings Transaction, the Ironwood Transaction or otherwise), the outstanding membership interests in Company shall be converted into a number of Company Units equal to the number of shares of Parent Class A Common Stock outstanding after giving effect to the Transactions (including the shares issued upon the conversion of the Founder Shares and as the Stock Consideration) (such units, the “Acquired Units”). Concurrently with the contribution by Parent of the Adjusted Consideration, Parent shall be admitted as the managing member of Company pursuant to the terms of the Company A&R LLC Agreement. In addition, Company shall issue to Parent a number of warrants exercisable for Company Units in an amount equal to the number of warrants exercisable for shares of Parent Class A Common Stock outstanding immediately prior to such issuance of warrants.

(c)    Immediately following the receipt thereof from Parent, Company shall transfer and issue, as applicable, the Adjusted Consideration (less the Defect Holdback Amount) to Contributors to the accounts designated by Contributors in the Preliminary Settlement Statement. Any shares or units issued as part of the Equity Consideration shall be made via book entry issuance bearing customary legends noting that such securities constitute restricted securities under the Securities Act.

(d)    Notwithstanding any other provision hereof, no fractional Company Units and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Transactions. In lieu thereof, Company shall pay or cause to be paid to each Person who otherwise would receive a fractional Company Unit, rounded to the nearest one-hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional Company Unit interest to which such holder would otherwise be entitled by $10.00.

(e)    Notwithstanding any other provision hereof, no fractional shares of Parent Class A Common Stock or Parent Class B Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Transactions. Any such fractional share of Parent Class A Common Stock or Parent Class B Common Stock shall be cancelled, and such holder thereof shall not be entitled to any additional consideration in exchange for such fractional share of Parent Class A Common Stock or Parent Class B Common Stock. The Parties acknowledge and agree that any such fractional shares of Parent Class A Common Stock or Parent Class B Common Stock have no fair value for purposes of Section 155 of the Delaware General Corporation Law (the “DGCL”).

3.2    Adjustments to Consideration. All adjustments to the Consideration shall be (x) made in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP, (y) made without duplication (in this Agreement or otherwise), and (z) to the extent practicable, allocated among the Assets in a manner consistent with Section 3.6. Without limiting the foregoing, the Consideration shall be adjusted as follows:

(a)    The Consideration shall be adjusted upward by the following amounts (without duplication):

(i)    an amount equal to, to the extent that such amount has been received by Company (or Company Merger Sub) and not remitted or paid to Contributors, the value of all Hydrocarbons from or attributable to the Assets in storage or existing in pipelines, plants and tanks (including inventory and line fill) and upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the sales price, if there is no contract price, in effect as of the Effective Time);

(ii)    an amount equal to all Property Expenses paid by Contributors that are attributable to the Assets during the period from and after the Effective Time, whether paid before or after the Effective Time;

(iii)    the Overhead Amount for the Interim Period;

(iv)    subject to Section 3.8, to the extent that Contributors or, prior to Closing, Company Merger Sub, either (x) are underproduced for Hydrocarbons or (y) have overdelivered any Hydrocarbons, in each case, as of the Effective Time, as complete and final settlement of all Imbalances attributable to the Assets, an amount equal to the product of the underproduced and/or overdelivered volumes times $3.00/Mcf for gaseous Hydrocarbons;

(v)    the amount of all Asset Taxes allocated to Company in accordance with Section 16.2 but paid or payable by Contributors (for the avoidance of doubt, without duplication of any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Contributors in connection with a transaction to which Section 3.2(b)(i) applies and were taken into account in determining the adjustment pursuant to Section 3.2(b)(i));

(vi)    the 2018 Lease Acquisition Costs: and

(vii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Contributors and Company.

(b)    The Consideration shall be adjusted downward by the following amounts (without duplication):

(i)    an amount equal to, to the extent that such amount has been received by Contributors and not remitted or paid to Company or Parent or Company Merger Sub, all proceeds actually received by Contributors attributable to the ownership or operation of the Assets, including the sale of Hydrocarbons produced from or allocable to the Assets during the period following the Effective Time, net of Burdens (other than Property Expenses taken into account pursuant to Section 3.2(a));

(ii)    if Contributors make the election under Section 12.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined as of or prior to the Closing;

(iii)    if Contributors make the election under Section 13.1(c)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined as of or prior to the Closing;

(iv)    the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 11.1(b)(iv), Section 12.3(b)(ii)(y), Section 12.4(a), Section 12.5(a), Section 12.5(b), or Section 13.1(c)(ii);

(v)    subject to Section 3.7(a), to the extent that Contributors or, prior to Closing, Company Merger Sub, either (x) are overproduced for Hydrocarbons or (y) have underdelivered any Hydrocarbons, in each case, as of the Effective Time as set forth in Schedule 4.11, as complete and final settlement of all Imbalances attributable to the Assets, an amount equal to the product of the overproduced and/or underdelivered volumes set forth on Schedule 4.11 times $3.00 Mcf for gaseous Hydrocarbons;

(vi)    the amount of all Asset Taxes allocated to Contributors in accordance with Section 16.2 but paid or payable by Company (without duplication of any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Contributors in connection with a transaction to which Section 3.2(a)(i) applies and were taken into account in determining the adjustment pursuant to Section 3.2(a)(i));

(vii)    an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties, and other similar interests (in each case) that are held by Contributors in suspense as of the Closing Date; and

(viii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Contributors and Company.

3.3    Preliminary Settlement Statement. Not less than five (5) Business Days prior to Closing, Contributors shall prepare and submit to Company for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth Contributors’ good faith estimate of the Adjusted Consideration, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Contributors’ account for the wire transfer of funds as required by Section 3.1 and Section 10.3(c) and the issuance of the Equity Consideration, including the Contributors’ Representative Allocation with respect to the Equity Consideration. Within two (2) Business Days after Company’s receipt of the Preliminary Settlement Statement, Company shall deliver to Contributors a written report containing all changes that Company proposes to be made to the Preliminary Settlement Statement together with the explanation therefor and the supporting documents thereof. The Parties shall in good faith attempt to agree in writing on the Preliminary Settlement Statement as soon as possible after Contributors’ receipt of Company’s written report. The Preliminary Settlement Statement, as agreed upon in writing by the Parties, will be used to adjust the Consideration at Closing; provided that if the Parties do not agree in writing upon any or all of the adjustments set forth in the Preliminary Settlement Statement, then the amount of such un-agreed adjustment or adjustments used to adjust the Consideration at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Contributors to Company pursuant to this Section 3.3; provided, further, the Title Defect Amounts and Remediation Amounts claimed by Company in any applicable Title Defect Notices and/or Environmental Defect Notices shall be used to determine the Defect Holdback Amount.

3.4    Remittance of Cash; Final Settlement Statement.

(a)    On or before one hundred twenty (120) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Contributors and delivered to Company taking into account all final adjustments made to the Consideration and showing the resulting final Consideration (the “Final Consideration”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within thirty (30) days after Company’s receipt of the Final Settlement Statement, Company shall return to Contributors a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Contributors shall make available to Company such information and records of Contributors to the extent reasonably necessary for Company to verify and audit the adjustments set forth (or that should have been set forth) in Contributors’ draft Final Settlement Statement. Any changes not so specified in the Dispute Notice shall be deemed waived, and Contributors’ determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Company fails to timely deliver a Dispute Notice to Contributors containing changes Company proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Contributors will be deemed to be correct and will, without limiting payments made from one Party to the other in respect of Asset Taxes pursuant to Section 16.2(d) or the Parties’ respective rights to indemnity under Article XIV, be final and binding on the Parties and not subject to further audit or arbitration. If the Final Consideration set forth in the Final Settlement Statement is mutually agreed upon in writing by Contributors and Company, the Final Settlement Statement and the Final Consideration, shall, without limiting payments made from one Party to the other in respect of Asset Taxes pursuant to Section 16.2(d) or the Parties’ respective rights to indemnity under Article XIV, be final and binding on the Parties and not subject to further audit or arbitration. Any difference in the Adjusted Consideration as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Consideration shall be paid by the owing Party within ten (10) Business Days after final determination of such owed amounts in accordance herewith to the owed Party. All amounts paid pursuant to this Section 3.4 shall be made by issuing to the Contributors (with respect to any amount paid to the Contributors) or surrendering to Company or Parent (with respect to any amount paid by the Contributors), as applicable, (1) an aggregate number of shares of Parent Class A Common Stock and/or Parent Class B Common Stock (rounded down to the nearest number of whole shares) calculated by dividing (x) such amounts by (y) $10.00, and (2) a number of Company Units equal to the number of shares of Parent Class B Common Stock determined in clause (1) above. The allocation in clause (1) above between shares of Parent Class A Common Stock and Parent Class B Common Stock shall be based on the Contributors’ Representative Allocation.

(b)    If, after the Closing (whether before or after delivery of the Final Settlement Statement), Contributors receive monies (including proceeds of production) belonging to the Company pursuant to Section 2.3 or otherwise, then such monies shall, within five (5) Business Days after the end of the month in which they were received, be paid over by Contributors to the Company. In addition, if, after delivery of the Final Settlement Statement pursuant to the provisions of Section 3.4(a), either Party (including, in the case of Company, Company Merger Sub) receives monies (including proceeds of production) belonging to the other Party pursuant to Section 2.3 or otherwise, then such monies shall, within five (5) Business Days after the end of the month in which they were received, be paid over by the receiving Party to the owed Party.

3.5    Disputes. Contributors and Company shall work together in good faith to resolve any matters addressed in the Dispute Notice. If Contributors and Company are unable to resolve all of the matters addressed in the Dispute Notice within ten (10) Business Days after the delivery of such Dispute Notice by Company to Contributors, either Party may, upon notice to the other Party, submit all unresolved matters addressed in the Dispute Notice to arbitration in accordance with this Section 3.5. Within ten (10) Business Days of a matter being submitted to arbitration by a Party in accordance with the preceding sentence, each of Company and Contributors shall (a) summarize their position with regard to such dispute in a written document of 20 pages or less and (b) submit such summaries to a nationally-recognized independent accounting firm as selected by mutual agreement of the Parties (the “Accounting Arbitrator”), together with the Dispute

Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. If the Parties cannot agree on an Accounting Arbitrator within ten (10) Business Days after a Party’s election to submit such matters to arbitration under this Section 3.5, then either such Party may request the Houston, Texas office of the American Arbitration Association (the “AAA”) (or, if there is no such office, the office of the AAA serving Houston, Texas) to select the Accounting Arbitrator. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Contributors’ position or Company’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive, and binding on the Parties and enforceable against any of the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne equally between the Contributors, on the one hand, and Parent and Company, on the other hand.

3.6    Allocated Values. The Parties agree that the Consideration shall be allocated among the Assets as set forth on Exhibit C and Exhibit D (the “Allocated Values”). The Parties agree that such allocation is reasonable and shall not take any position inconsistent therewith. Contributors, however, make no representation or warranty as to the accuracy of such values.

3.7    Tax Treatment and Consideration Allocation.

(a)    For U.S. federal income and any applicable state and local tax purposes, the Parties agree to treat the transactions described in Article II and Article III (along with the Ironwood Transaction unless otherwise agreed by the Parties), to the extent Contributors provide Company with sufficient documentation, as determined by Company, to support such characterization, as follows:

(i)    where the Equity Consideration received by a Contributor includes solely Parent Class A Common Stock, the transfer of Assets (and Units (as defined in the Ironwood MIPA), where applicable) by such Contributor shall be treated as a taxable sale of property to Company for Class A Common Stock and Cash Consideration (and the assumption of any related Assumed Obligations); and

(ii)    where the Equity Consideration received by a Contributor includes solely Unit Consideration (and corresponding Class B Common Stock):

(A)    the transfer of Assets (and Units (as defined in the Ironwood MIPA), where applicable) by such Contributor shall be treated as a contribution of property to Company under Section 721(a) of the Code (except to the extent of any Cash Consideration that does not constitute a reimbursement of capital expenditures as described below in clause (C) of this Section 3.7(a)(ii));

(B)    each related Assumed Obligation shall be treated as a “qualified liability,” as such term is defined in Treasury Regulations Section 1.707-5(a)(6); and

(C)    to the extent applicable, the receipt of Cash Consideration by such Contributor shall be treated as a reimbursement of such Contributor’s preformation capital expenditures within the meaning of Treasury Regulations Section 1.707-4(d).

(b)    The Parties shall file all income Tax Returns consistent with the tax treatment characterizations described in Section 3.7(a), and no Party hereto shall take any position inconsistent with such tax treatment characterization unless otherwise required by a final “determination” (as defined in Section 1313(a) of the Code).

(c)    The Parties shall use commercially reasonable efforts to agree to an allocation of the Adjusted Consideration, the consideration under the Ironwood MIPA (if applicable), and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets and the rights and interests transferred pursuant to the Ironwood MIPA (if applicable) in a manner consistent with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income Tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the date that the Final Settlement Statement is finally determined pursuant to Section 3.4 (or if applicable, Section 3.5). If the Parties do not reach an agreement with respect to such an allocation, the Parties shall submit any such remaining disputed items to an Independent Accounting Firm who shall act as an arbitrator to determine only those items in dispute. Within thirty (30) days following submission to the Independent Accounting Firm, the Independent Accounting Firm will prepare and deliver a written determination to the Parties with respect to the allocation. The allocation agreed to by the Parties or determined by the Independent Account Firm shall become the final allocation (the “Allocation”). The parties (i) shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Consideration pursuant to this Agreement, and (ii) shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including for purposes of applying Sections 704 and 707 of the Code and the Treasury Regulations promulgated thereunder, and no Party shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim or similar proceeding in connection with such allocation. The Parties acknowledge and agree that, as set forth in Section 3.7(a), the transfer of Assets pursuant to this Agreement and the transfer of rights and interests pursuant to the Ironwood Transaction, if consummated as contemplated, will be treated as part of a single transaction for U.S. federal income tax purposes, and the allocation set forth in this Section 3.7(c) and the allocation set forth in Section 1.3(a) of the Ironwood MIPA will be prepared jointly in a manner reflective of such characterization.

3.8    Allocation for Imbalances at Closing. If, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 4.11, then the Consideration shall be further adjusted at Closing pursuant to Section 3.2(a)(iv) or Section 3.2(b)(v), as applicable, and Schedule 4.11 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Consideration is so adjusted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS

Each Contributor represents and warrants to Company the following as of the Execution Date and as of the Closing Date:

4.1    Organization, Existence, and Qualification. Each Contributor is a limited partnership duly formed and validly existing under the Laws of the State of Delaware. Each Contributor has all requisite limited partnership power and authority to own and operate its property (including the Assets) and to carry on its business as now conducted. Each Contributor is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2    Authority, Approval, and Enforceability. Each Contributor has full limited partnership power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party, and the transactions contemplated herein and therein. The execution, delivery, and performance by each Contributor of this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized and approved by all necessary limited partnership action on the part of such Person. This Agreement is, and the Transaction Documents to which each Contributor is a party when executed and delivered by such Person will be, the valid and binding obligations of such Person and enforceable against such Person in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3    No Conflicts. Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights, the execution, delivery, and performance by each Contributor of this Agreement and the Transaction Documents to which such Person is a Party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of such Person, (b) except for Permitted Encumbrances, result in a default or the creation of any material Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other Material Contract to which any Contributor is a party and which affects the Assets, (c) violate in any material respect any judgment, order, ruling, regulation or decree applicable to any Contributor as a party in interest, or (d) assuming that HSR Approval has been received (if applicable), violate any Law applicable to any Contributor or any of the Assets, except in the case of clauses (c) and (d), where such default, Encumbrance, termination, cancellation, acceleration, or violation would not have a Material Adverse Effect.

4.4    Consents. Except (a) as set forth on Schedule 4.4, and (b) for Customary Post-Closing Consents, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that any Contributor is required to obtain in connection with the transfer of the Assets by Contributors to Company pursuant to the Merger Transactions or the consummation of the transactions contemplated by this Agreement by Contributors (each, a “Consent”).

4.5    Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to Contributors’ Knowledge, threatened in writing against Contributors or any of their general partners. Contributors and their general partners are not (and will not be upon consummation of the transactions contemplated hereby) insolvent. The transfer of the Assets by Contributors hereunder, and each Contributor’s commitment to their respective obligations under this Agreement and the Transaction Documents executed and delivered hereunder are not being made by any Contributor with actual intent to hinder, delay, or defraud any current or former creditors of any Contributor or its general partner. Contributors are receiving reasonably equivalent value and fair consideration for the Assets transferred hereunder.

4.6    Litigation. Except as set forth on Schedule 4.6, (a) there are no pending Proceedings against Contributors or their respective Affiliates that relate to the Assets or to which the Assets are subject and, to Contributors’ Knowledge, no such Proceeding relating to the Assets or to which the Assets are subject has been threatened against Contributors or their respective Affiliates or the Assets, and (b) there are no pending Proceedings against Contributors or their respective Affiliates or to which the Assets are subject seeking to prevent the consummation of the transactions contemplated hereby or which is reasonably likely to materially impair or delay Contributors’ ability to perform the obligations of Contributors under this Agreement and, to Contributors’ Knowledge, no such Proceeding has been threatened against Contributors or their respective Affiliates or the Assets.

4.7    Material Contracts.

(a)    Schedule 4.7(a) sets forth, as of the Execution Date, all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i)    any Applicable Contract that can reasonably be expected to result in aggregate payments by Contributors of more than $100,000 during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)    any Applicable Contract that can reasonably be expected to result in aggregate revenues to Contributors of more than $100,000 during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)    any Applicable Contract for the sale, exchange, disposition, gathering, treatment, processing, storage, or transportation of Hydrocarbons produced after the Effective Time from or attributable to Contributors’ interest in the Assets that is not cancelable by Contributors without penalty or other material payment on not more than sixty (60) days’ prior written notice;

(iv)    any indenture, mortgage, loan, credit agreement, sale-leaseback or similar Applicable Contract that is secured with mortgages or liens on the Assets, and any forbearance agreements, waivers, extension letters or similar documents, agreements or instruments related thereto;

(v)    any Applicable Contract that constitutes a lease under which Contributors are the lessor or the lessee of Personal Property which lease (A) cannot be terminated by Contributors without penalty upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than $100,000 (without regard to any increase in price) during the remainder of the current or any subsequent calendar year;

(vi)    any farmout or farm-in agreement, participation agreement, exploration agreement, development agreement, or any similar Applicable Contract, in each case, with any remaining drilling, development or other similar material obligations, and any joint operating agreement, unit agreement, pooling agreement, and communization agreement;

(vii)    any Applicable Contract between Contributors and any Affiliate of Contributors that will not be terminated prior to or as of the Closing;

(viii)    any Applicable Contract that provides for an area of mutual interest that will remain in effect after the Effective Time;

(ix)    any Applicable Contract that contains non-compete restrictions or other similar restrictions that will remain in effect after the Effective Time;

(x)    any agreement to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets at or after the Effective Time, other than (A) conventional rights of reassignment arising in connection with Contributors’ surrender or release of any of the Assets, (B) preferential rights to purchase, which are addressed in Section 4.9, (C) Contracts governing the sale of Hydrocarbons, (D) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained, and (E) this Agreement;

(xi)    any Applicable Contract that is a seismic agreement or similar agreement;

(xii)    any Applicable Contract providing for any call upon or option to purchase Hydrocarbons with respect to the Assets or the processing thereof, in each case, after the Effective Time;

(xiii)    the GulfTex PSA; and

(xiv)    any Applicable Contract that provides for an irrevocable power of attorney that will be in effect after the Closing.

(b)    Except as set forth on Schedule 4.7(b), (i) there exists no material default under any Material Contract by Contributors or, to Contributors’ Knowledge, by any other Person that is a party to such Material Contract, (ii) no event has occurred within the twenty-four (24) month prior period that, with notice or lapse of time or both, would constitute a material default under any Material Contract by Contributors, and (iii) to Contributors’ Knowledge, no event has occurred during any period of time that, with notice or lapse of time or both, would constitute a material default under any Material Contract by Contributors or by any other Person that is a party to such Material Contract or give Contributors or any other party to any Material Contract the right to terminate or materially modify any Material Contract. Except as set forth on Schedule 4.7(b), within the twenty-four (24) month prior period, Contributors have not received written notice of any material default under any Material Contract by Contributors or any other Person that is a party to such Material Contract, in each case, that remains unresolved. To Contributors’ Knowledge, all Material Contracts are in full force and effect. Prior to the Execution Date, Contributors have provided (or otherwise made available) to Company true, correct and complete copies of each Material Contract, and any and all material amendments, modifications, and supplements thereto.

(c)    Except as set forth on Schedule 4.7(c), there exists no material default under the GulfTex PSA by Contributors or, to Contributors’ Knowledge, by any other Person that is a party to the GulfTex PSA, and no event has occurred, in either case, with notice or lapse of time or both, that would constitute a material default under the GulfTex PSA by Contributors or, to Contributors’ Knowledge, by any other Person that is party to the GulfTex PSA, or to Contributors’ Knowledge, give Contributors or any other party to the GulfTex PSA the right to terminate or materially modify the GulfTex PSA. Except as set forth on Schedule 4.7(c), as of the Execution Date, Contributors have not received written notice of any material default, or made or received any claims for indemnification, under the GulfTex PSA by Contributors or any other Person that is a party to the GulfTex PSA, in each case, that remains unresolved. Except as set forth on Schedule 4.7(c), to Contributors’ Knowledge, there are no “Title Defects” or “Environmental Defects” (as each is defined in the GulfTex PSA) affecting any of the GulfTex Assets. To Contributors’ Knowledge, the GulfTex PSA is in full force and effect. Prior to the Execution Date, Contributors have provided (or otherwise made available) to Company true, correct and complete copies of the GulfTex PSA, and any and all material amendments, modifications, and supplements thereto as of the Execution Date.

4.8    No Violation of Laws. Except as set forth on Schedule 4.8, (a) the Assets that are operated by Contributors (or any of their respective Affiliates) are, and the operation of the Assets by Contributors (or any of their respective Affiliates) currently is, and within the twenty-four (24) month prior period has been (to the extent operated by Contributors or any of their respective Affiliates during such period), in substantial compliance with the provisions and requirements of all Laws of all Governmental Authorities having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof and (b) to Contributors’ Knowledge, the Assets that are not operated by Contributors (or any of their respective Affiliates) are, and the operation of the Assets that are not operated by Contributors (or any of their respective Affiliates) currently is, and within the twenty-four (24) month prior period has been, in substantial compliance with the provisions and requirements of all Laws of all Governmental Authorities having jurisdiction with respect to the Assets or the ownership, operation, development, maintenance, or use of any thereof.

4.9    Preferential Purchase Rights. Except as set forth on Schedule 4.9, there are no preferential purchase rights, rights of first refusal, or other similar rights that are applicable to the transfer of the Assets by Contributors to Company in connection with the transactions contemplated hereby (including in connection with the Merger Transactions) (each a “Preferential Purchase Right”).

4.10    Royalties. Except for such items that are being held in suspense for which the Consideration is adjusted pursuant to Section 3.2(b)(vii), within the twenty-four (24) month prior period, Contributors have not received written notice from any Person with respect to Contributors’ non-payment of any royalties and other Burdens with respect to the Assets due by Contributors that remains unresolved, or if not paid, are contesting such Burdens in good faith in the ordinary course.

4.11    Imbalances. To Contributors’ Knowledge, Schedule 4.11 sets forth all material Imbalances associated with the Assets as of the Effective Time.

4.12    Current Commitments. Schedule 4.12 sets forth, as of the Execution Date, each authority for expenditures for an amount greater than $100,000 (net to Contributors’ interest) (collectively, the “AFEs”) relating to the Assets to drill or rework wells or for other capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been completed by the Execution Date.

4.13    Taxes.

(a)    All material Asset Taxes that have become due and payable have been paid in full, and all material Tax Returns with respect to Asset Taxes required to be filed have been duly and timely filed.

(b)    There are no liens on any of the Assets attributable to Taxes other than statutory liens for Taxes that are not yet due and payable.

(c)    No audit, litigation, or other proceeding with respect to Asset Taxes has been commenced or is presently pending, and no Contributor has received written notice of any pending material claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and, to the Knowledge of Contributors, no such claim has been threatened.

(d)    None of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

4.14    Brokers’ Fees. Except as set forth on Schedule 4.14, no broker, investment banker, or other Person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Contributor for which Company and Company’s Affiliate shall have any responsibility.

4.15    Environmental Laws. Except as set forth on Schedule 4.15:

(a)    To Contributors’ Knowledge: (i) the Assets are and, during Contributors’ period of ownership, have been in compliance with Environmental Laws in all material respects; and (ii) there has been no material release into the environment of Hazardous Substances on or from the Assets for which remedial or corrective action is required pursuant to Environmental Laws or material Liabilities may be incurred;

(b)    As of the Execution Date, Contributors (i) have not received from any Governmental Authority any written notice of material violation of, alleged violation of or non-compliance with, any Environmental Law pertaining to the Assets other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority and for which Contributors have no further material obligations outstanding, and (ii) are not subject to any outstanding “administrative order,” “consent order,” or other Governmental Authority agreement, order, or decree with respect to the ownership or operation of the Assets imposing material ongoing obligations pursuant to Environmental Laws; and

(c)    Prior to the Execution Date, copies of all final written reports of environmental site assessments and/or compliance audits that have been prepared by a Third Party on behalf of Contributors or that are in Contributors’ possession or control and that identify or address any material Environmental Defect affecting the Assets have been made available for inspection by Company.

4.16    Payments for Production. Contributors are not obligated under any contract or agreement containing a take-or-pay, advance payment, prepayment or similar provision, or under any gathering, transmission, or any other contract or agreement, with respect to any of the Assets to sell, gather, deliver, process, or transport any Hydrocarbons after the Effective Time without then or thereafter receiving full payment therefor other than obligations arising from (a) Burdens, (b) gas balancing arrangements, and (c) non-consent provisions in the Material Contracts.

4.17    Payout Status. Schedule 4.17 sets forth the “payout” balance, as of the dates set forth on such Schedule, (a) for each Asset operated by any Contributor or its Affiliates or (b) to Contributors’ Knowledge, for each Asset not operated by any Contributor or its Affiliates, in each case, subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

4.18    Governmental Authorizations. Except as disclosed on Schedule 4.18, to Contributors’ Knowledge, Contributors or the applicable Third Party operator are maintaining, and for the twenty-four (24) month prior period have maintained, all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges, and applications therefor that are presently necessary or required for the operation of the Assets as currently operated.

4.19    Leases; Surface Rights.

(a)    Except as set forth on Schedule 4.19(a), within the twenty-four (24) month prior period, Contributors have not received written notice from any Person of any material default under any Lease or Surface Right by Contributors or any other Person that is a party to such Lease or Surface Right, in each case, that remains unresolved. Neither Contributors nor any Affiliate of Contributors have received from any other party to a Lease or Surface Right any notice in writing of termination or intention to terminate any Lease or Surface Right.

(b)    None of the Leases is subject to a drilling commitment, continuous drilling obligation or condition, or other obligation or condition to drill a well or wells, excluding provisions allowing for optional drilling to maintain the life of a leasehold interest or any part thereof, or depth or tract covered thereby.

(c)    Schedule 4.19(c) sets forth those Leases that are being maintained in full force and effect by the payment of shut-in royalties or similar payments in lieu of operations or production, in each case, limited to Contributors’ Knowledge with respect to Leases for which Contributors or their respective Affiliates do not serve as operator.

(d)    Schedule 4.19(d) sets forth the expiration date of each Lease that is currently in its primary term and that will expire before June 30, 2019 absent the drilling of a well or payment of a fee.

4.20    Wells.

(a)    There is no Well included in the Assets drilled by Contributors or any of their respective Affiliates that has been drilled and completed in a manner that is not within the limits permitted by all applicable Laws, Leases or other instruments governing the Assets, contracts and pooling or Unit agreements.

(b)    Except as described on Schedule 4.20(b), other than wells that have been permanently plugged and abandoned in accordance with all applicable Laws, to Contributors’ Knowledge, as of the Execution Date, there are no shut in or otherwise inactive wells that are located on lands burdened by the Leases or on lands pooled or unitized therewith.

4.21    Ownership of Assets. Except for (a) the Excluded Assets and/or (b) those interests described on Exhibit H, as of the Closing Date, no Affiliate of Contributors owns any interests burdening the Assets or that, if owned by Contributors, would constitute an Asset.

4.22    Completeness of the Assets. Except for the Excluded Assets, as of Closing (a) the Assets include all of the properties and assets used or held for use by Contributors or their respective Affiliates in connection with the exploration, development, production, gathering, and transportation of Hydrocarbons from the Assets, and (b) no Contributor or Affiliate of any Contributor owns an interest in any of the Leases or the Wells.

4.23    Insurance. Each Contributor currently maintains, as of the Execution Date, and has maintained since the Effective Time, the insurance coverages set forth on Schedule 4.23 with respect to the Assets. To Contributors’ Knowledge, such insurance coverage is in full force and effect.

4.24    Credit Support. Schedule 4.24 lists all bonds, letters of credit, guarantees, and other credit support posted or entered into by any Contributor or Contributors’ respective Affiliates with Governmental Authorities or any other Person with respect to the ownership or operation of the Assets and that remains in effect (the “Credit Support”).

4.25    Indebtedness. Schedule 4.25 sets forth all Indebtedness of the Contributors as of the date set forth thereon. Except as set forth on Schedule 4.25, no Contributor has any Indebtedness.

4.26    Accredited Investor. Each Contributor is an “accredited investor,” as such term is defined in Regulation D of Securities Act and will acquire its portion of the Equity Consideration for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.

4.27    International Trade Matters. Contributors, and their respective officers, directors, and employees, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Sanctions Laws and Ex-Im Laws. Neither Contributors,

nor any of their respective officers, directors, or employees, are currently, or have been in the last three (3) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; (iii) operating, conducting business, or participating in any transaction in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (iv) to the Knowledge of Contributors, engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

4.28    Anti-Corruption Matters. (i) Contributors, and their respective officers, directors, employees, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Anti-Corruption Laws, and (ii) except as would not have a Material Adverse Effect, neither Contributors nor any of their respective officers, directors, or employees, has, directly or indirectly, corruptly offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency or instrumentality thereof, or to any Person acting on behalf of such government, department, agency, or instrumentality (“Government Official”), for the purpose of securing any improper business advantage, or for any other prohibited purpose (within the meaning of applicable Anti-Corruption Laws).

4.29    Patriot Act Compliance. None of the Contributors is currently under investigation by any Governmental Authority for alleged criminal activity in connection with any Patriot Act Offense.

4.30    Information Supplied. None of the information supplied or to be supplied by or on behalf of any Contributor related to such Contributor or any of its Affiliates or the Assets for inclusion or incorporation by reference in the Proxy Statement or the Offer Documents will, on the date mailed to stockholders of Parent or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Offer Documents, insofar as it relates to information supplied by or on behalf of any Contributor related to any Contributor or any of its Affiliates or the Assets for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the Parent SEC Documents filed with the SEC prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Documents) and excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors,” and any other disclosures therein to the extent they are related to forward-looking statements, Parent and Company jointly and severally represent and warrant to Contributors the following as of the Execution Date and as of the Closing Date:

5.1    Organization, Existence, and Qualification. Each of Parent and Company is an entity duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own and operate its property and to carry on its business as now conducted. Each of Parent and Company is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which (a) the Assets are located and (b) it carries on business or owns assets and such qualification is required by Law except in the case of this clause (b) where the failure to be so qualified would not have a Parent Material Adverse Effect.

5.2    Authority, Approval, and Enforceability. Each of Parent and Company has full entity power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party, and the transactions contemplated herein and therein. The execution, delivery, and performance by Parent and Company of this Agreement and the Transaction Documents has been duly and validly authorized and approved by all necessary entity action on the part of Parent and Company, other than the receipt of the Stockholder Approval. This Agreement is, and the Transaction Documents to which Parent or Company is a party when executed and delivered by Parent or Company, as applicable, will be, the valid and binding obligations of Parent or Company, as applicable, and enforceable against Parent or Company, as applicable, in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3    No Conflicts. The execution, delivery, and performance by Parent and Company of this Agreement, the Transaction Documents, and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Parent or Company, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other agreement to which Parent or Company is a party or by which Parent or Company or any of their property may be bound, (c) violate any judgment, order, ruling, regulation, or decree applicable to Parent or Company as a party in interest, or (d) assuming the consents and approvals referred to in Section 5.4 have been obtained or made, violate any Law applicable to Parent or Company or any of its property, except in the case of clauses (b), (c), and (d) where such default, Encumbrance, termination, cancellation, acceleration, or violation would not have a material adverse effect upon the ability of Parent or Company to consummate the transactions contemplated by this Agreement and the Transaction Documents or perform its obligations hereunder and thereunder (a “Parent Material Adverse Effect”).

5.4    Consents. There are no consents or approvals (including from Third Parties) that either Parent or Company is required to obtain in connection with the consummation of the transactions contemplated by this Agreement, except for (a) the HSR Approval; (b) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (c) the Stockholder Approval; and (d) any such consent, approval, order, authorization, registration, filing or permit that the failure to obtain or would not have a Parent Material Adverse Effect.

5.5    Capital Structure.

(a)    The authorized capital stock of Parent consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), (ii) 200,000,000 shares of Parent Class A Common Stock, and (iii) 20,000,000 Founder Shares. As of the Execution Date:

(A) no shares of Parent Preferred Stock are issued and outstanding; (B) 65,000,000 shares of Parent Class A Common Stock are issued and outstanding; (C) 16,250,000 Founder Shares are issued and outstanding; and (D) 21,666,666.6667 redeemable purchase warrants and 10,000,000 private placement warrants are outstanding. As of the Execution Date, all outstanding membership interests of Parent’s Subsidiaries are owned indirectly or directly by Parent free and clear of all Encumbrances.

(b)    As of the Execution Date, no Voting Debt of Parent or Company is issued and outstanding or authorized for issuance. Except as disclosed in this Section 5.5, as of the Execution Date, neither Parent nor Company has any outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or Company, equity interests in Parent or Company, or securities convertible into or exchangeable or exercisable for equity securities in Parent or Company. Except for its equity interest in Company, as of the Execution Date, Parent does not own directly any equity interests or other interests or investments (whether equity or debt) in any Person. Except for its equity interest in TPG Pace Energy Intermediate LLC, a Delaware limited liability company, and Operating, as of the Execution Date, Company has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person. Except as set forth in this Section 5.5, as of the Execution Date, there are no: (i) securities of Parent convertible into or exchangeable or exercisable for shares of Parent Preferred Stock, shares of Parent Class A Common Stock, Voting Debt or other voting securities of Parent, or (ii) options, warrants, calls, rights (including preemptive rights), puts, commitments or agreements to which Parent is a party or by which it is bound in any case obligating Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Parent, or obligating Parent, to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the Execution Date, there are no: (i) securities of Company convertible into or exchangeable or exercisable for any equity securities, Voting Debt or other voting securities of Company, or (ii) options, warrants, calls, rights (including preemptive rights), puts, commitments or agreements to which Company is a party or by which it is bound in any case obligating Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Company, or obligating Company, to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Other than the Stockholder Agreement and the Waiver Agreement, there are not any stockholder agreements, voting trusts or other agreements or understandings to which Parent or Company is a party or by which any such party is bound relating to the voting of any their respective equity interests.

(c)    Subject to the receipt of the Stockholder Approval, the Equity Consideration, when delivered, as applicable, shall be duly authorized and validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act), and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Parent is a party or by which it is bound relating to the voting of any equity interests.

5.6    SEC Documents.

(a)    Parent has made available (including via the EDGAR system) to Contributors a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by Parent with the SEC since its initial registration of the shares of Parent Class A Common Stock (the “Parent SEC Documents”) and prior to the Execution Date. Each of the Parent SEC Documents has been timely filed and, as of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), or the Exchange Act or any other applicable Law, as the case may be, and the rules and regulations of the SEC thereunder, in each case, to the extent applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Documents. As of the Execution Date, to the Knowledge of Parent, (A) none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any Parent SEC Document.

(b)    The financial statements of Parent included in the Parent SEC Documents complied, and in the case of financial statements filed following the Execution Date will comply, as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the Execution Date will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal and recurring year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

(c)    There are no liabilities of the Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with GAAP other than: (i) liabilities adequately provided for on the consolidated balance sheet of Parent for the year ended December 31, 2017 (including the notes thereto); (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2017; (iii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; and (iv) liabilities which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)    Parent and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information related to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to the principal executive officer and principal financial officer of Parent to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. Parent and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

5.7    Listing. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. As of the Execution Date, there is no suit, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent by the NYSE or the SEC with respect to any intention by such entity to deregister the shares of Parent Class A Common Stock or prohibit or terminate the listing of shares of Parent Class A Common Stock on the NYSE.

5.8    Trust Account.

(a)    As of December 31, 2017, Parent had $652,839,151 in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement.

(b)    The Trust Agreement is valid, binding and in full force and effect and enforceable against Parent and, to the Knowledge of Parent, the Trustee in accordance with its terms and has not been amended or modified.

(c)    As of the Execution Date, there are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) between Parent and the Trustee that would cause the description of the Trust Agreement in Parent SEC Documents to be inaccurate in any material respect or, to the Knowledge of Parent, that would entitle any Person (other than the shareholders of Parent who exercise the Parent Stockholder Redemption) to any portion of the proceeds in the Trust Account.

(d)    Prior to the Closing, none of the funds held in the Trust Account may be released except as set forth in the Trust Agreement.

5.9    No Business Conduct. Company was formed on March 15, 2018. Since its inception through the Execution Date, Company has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation, and execution of this Agreement and the transactions contemplated hereby. Company has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and as provided or permitted in this Agreement, the Ironwood MIPA, the Giddings PSA or any other Transaction Document.

5.10    Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership proceedings pending against, being contemplated by or, to Parent’s Knowledge, threatened in writing against Parent, Company or any Affiliate of Company. Company is not (and will not be upon consummation of the transactions contemplated hereby) insolvent.

5.11    Litigation. There are no Proceedings pending, or to Parent’s Knowledge, threatened in writing against Parent or Company that would have a Parent Material Adverse Effect.

5.12    Independent Evaluation. EACH OF PARENT AND COMPANY IS (AND THEIR ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE EVALUATION, PURCHASE, OWNERSHIP, AND OPERATION OF OIL AND GAS PROPERTIES AND THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. EACH OF PARENT AND COMPANY ACKNOWLEDGES AND AFFIRMS THAT (A) IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, IT HAS COMPLETED AND RELIED SOLELY UPON (I) ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS, AND EVALUATION OF THE ASSETS, (II) THE REPRESENTATIONS, WARRANTIES, AND COVENANTS OF CONTRIBUTORS SET FORTH HEREIN AND IN THE TRANSACTION DOCUMENTS, AND (III) THE ADVICE OF ITS OWN LEGAL, TAX, ECONOMIC, ENVIRONMENTAL, ENGINEERING, GEOLOGICAL, AND GEOPHYSICAL ADVISORS AND NOT ON ANY COMMENTS, STATEMENTS, PROJECTIONS, OR OTHER MATERIALS MADE OR GIVEN BY ANY REPRESENTATIVES, CONSULTANTS, OR ADVISORS OF CONTRIBUTORS, (B) EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND REMEDIES PROVIDED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, COMPANY (OR COMPANY MERGER SUB) IS ACQUIRING THE ASSETS VIA THE MERGER TRANSACTIONS ON AN “AS-IS, WHERE-IS” BASIS WITH ALL FAULTS, AND HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS, WARRANTIES, COVENANTS OR STATEMENTS OF CONTRIBUTORS IN ENTERING INTO THIS AGREEMENT, AND (C) WITHOUT LIMITING COMPANY’S AND PARENT’S RIGHTS UNDER THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AS OF CLOSING, WILL HAVE SATISFIED ITSELF THROUGH ITS OWN DUE DILIGENCE AS TO THE ENVIRONMENTAL AND PHYSICAL CONDITION OF AND CONTRACTUAL ARRANGEMENTS AND OTHER MATTERS AFFECTING THE ASSETS.

5.13    Accredited Investor. Company is an “accredited investor,” as such term is defined in Regulation D of the Securities Act and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.

5.14    Information Supplied. None of the information supplied or to be supplied by or on behalf of Company or Parent for inclusion or incorporation by reference in the Proxy Statement or the Offer Documents will, on the date mailed to stockholders of Parent or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Offer Documents (other than with respect to information supplied by the Contributors or their Affiliates or with respect to the Assets for inclusion therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

5.15    Financing. Parent has delivered to the Company a complete and correct copy of the Debt Commitment Letter pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide the Debt Financing. As of the Execution Date, the Debt Commitment Letter is in full force and effect (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law)) and constitutes the legal, valid, and binding obligation of any Subsidiary of Parent party thereto and, to the Knowledge of Parent, the other parties thereto. As of the Execution Date, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. As of the Execution Date, assuming the satisfaction of the conditions precedent in Article VII and Article IX, the accuracy of the Contributors’ representations and warranties set forth in Article IV and compliance by the Contributors with the covenants set forth in Section 6.11, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition in the Debt Commitment Letter required to be satisfied by it.

5.16    Qualification as Operator. As of Closing, Company will be (or will have used commercially reasonable efforts to be) qualified to own and assume operatorship of the Assets in all jurisdictions where the Assets are located. To the extent required by Law, as of Closing, Company or its Subsidiaries will possess or otherwise maintain (or will have used commercially efforts to possess or maintain) lease bonds, area wide bonds, or any other surety bonds as may be required by, and in accordance with, such applicable Laws governing the ownership and operation of the Assets and has filed (or will have used commercially reasonable efforts to file) any and all required reports necessary for such ownership and/or operation with all Governmental Authorities having jurisdiction over such ownership and/or operation.

5.17    Brokers’ Fees. Except as set forth on Schedule 5.17, no broker, investment banker or other Person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or Parent for which Contributors or their respective Affiliates shall have any responsibility.

5.18    Absence of Certain Changes or Events. Since December 31, 2017, there has not been any Parent Material Adverse Effect.

5.19    No Default. Neither Parent nor Company is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of Parent or Company or (ii) any Law applicable to Parent or Company or any of their properties, except, in each case, for defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.20    Compliance with Applicable Laws. Since the date of its incorporation or formation, as applicable, the businesses of Parent and Company, as applicable, have not been conducted in violation of any applicable Law, except for violations which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, to the Knowledge of Parent, no investigation or review by any Governmental Authority with respect to Parent or Company has been pending or threatened, other than those the outcome of which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.21    Certain Contracts and Arrangements. Schedule 5.21, together with the lists of exhibits contained in the Parent SEC Documents, sets forth a true and complete list, as of the Execution Date (other than the Transaction Documents), of (i) each agreement to which Parent or any of its Subsidiaries is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by Parent on the date of this Agreement; (ii) any agreement that purports to limit the manner in which, or the localities in which, the Parent’s or its Subsidiaries’ businesses are conducted, including any non-compete agreements or agreements limiting the ability of the Company or any of its Subsidiaries from soliciting customers or employees; (iii) any contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of Parent and its Subsidiaries; (iv) any contract that includes any Affiliate of Parent or Parent Sponsor (other than a Subsidiary of Parent) as a counterparty; (v) any agreement providing for exclusive rights; (vi) any contract with respect to the settlement of any material litigation proceeding or claim involving non-monetary relief or monetary relief; and (vii) any material contract containing a put, call, right of first refusal or similar right pursuant to which Parent or any of its Subsidiaries would be required to purchase securities of another Person (collectively, the “Parent Contracts”). Except as would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the Knowledge of Parent as of the date of this Agreement, is any other party to any such Parent Contract in breach or default thereunder. Except as would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect as of the date hereof, (A) neither the Parent nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Parent Contract or any written notice of intent to cancel or terminate any Parent Contract, and, (B) no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Parent Contract by the Parent or any of its Subsidiaries party thereto (in each case, with or without notice or lapse of time or both).

5.22    No Indebtedness. As of the Execution Date, neither Parent nor any of its Subsidiaries has any Indebtedness.

5.23    Employees. As of the Execution Date, none of Parent or its Subsidiaries has, or ever had, any employees.

5.24    No Real Property. As of the Execution Date, neither Parent nor Company owns, nor has ever owned, any interest in real property (whether by fee title, leasehold interest or otherwise).

5.25    Taxes. Except as would not be reasonably likely to have Parent Material Adverse Effect:

(a)    all Tax Returns required to be filed by Parent or Company have been filed and such Tax Returns are complete and correct in all material respects;

(b)    all Taxes that are due and payable (whether or not shown on any Tax Returns) have been paid in full, no Governmental Authority has asserted in writing any outstanding claim, assessment or deficiency against Parent or Company for any Taxes, and no Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to Parent or Company; and

(c)    there are no liens for Taxes (other than Taxes that are not yet due and payable) on any of the assets of Parent or Company.

ARTICLE VI

CERTAIN AGREEMENTS

6.1    Conduct of Business.

(a)    Except (w) as set forth on Schedule 6.1(a) and/or any actions taken in connection with Seasonal Marketing Contracts, (x) for the operations covered by the AFEs and other capital commitments described on Schedule 4.12, (y) for actions taken in connection with emergency situations or as required by Law or a Governmental Authority, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Company (which consent shall not be unreasonably delayed, withheld or conditioned), Contributors shall, from and after the Execution Date (and shall cause each Merger Sub from and after the dates of its formation) until Closing (or any Subsequent Closing, if applicable), to:

(i)    own, (where applicable) operate, and maintain the Assets as a reasonably prudent operator of oil and gas properties similar to the Assets located in the region where the Designated Area is located, in material compliance with all applicable Laws and otherwise in a regular and ordinary manner consistent with Contributors’ past practices;

(ii)    maintain the books of account and Records relating to the Assets in a regular and ordinary manner consistent with Contributors’ past practices;

(iii)    not propose any operation reasonably expected to cost Contributors in excess of $100,000 (net to Contributors’ or Merger Subs’ interest);

(iv)    not elect to participate in or non-consent any operation proposed by a Third Party that is reasonably expected to cost Contributor in excess of $100,000 (net to Contributors’ or Merger Subs’ interest); provided that any Contributor may non-consent an operation if Company fails to provide its consent to participate in such operation within five (5) Business Days of receiving a written request for such consent;

(v)    not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 4.7(a), or materially amend or change the terms of any Material Contract, any Applicable Contract entered into after the Execution Date in accordance with this Section 6.1(a), or any Lease;

(vi)    (A) not transfer, sell, mortgage, or pledge any portion of the Assets other than (1) the sale or disposal of Hydrocarbons in the ordinary course of business, (2) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained, and (3) items constituting Permitted Encumbrances or (B) purchase or acquire any assets or properties that will constitute Assets under this Agreement or for which the costs and expenses associated therewith would be Property Expenses for which Company will be responsible other than (1) purchases of equipment, machinery or other personal property in the ordinary course of business and (2) acquisitions of any 2018 Leases and/or any other new Leases in the ordinary course of business up to an aggregate amount not to exceed $1,000,000 (net to Contributors’ or Merger Subs’ interest);

(vii)    maintain all permits with and approvals from Governmental Authorities necessary for the ownership or operation of the Assets as currently owned and/or operated;

(viii)    provide Company with copies of any and all material correspondence received from any Governmental Authority with respect to the Assets within two (2) Business Days after Contributors obtain Knowledge of the receipt thereof;

(ix)    not voluntarily relinquish its position as operator to anyone other than Company (or Company Merger Sub) with respect to any of the Assets, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a Lease or applicable Law;

(x)    use commercially reasonable efforts to maintain its existing insurance policies relating to the Assets in such amounts and with such deductibles as are currently maintained by Contributors;

(xi)    not settle or compromise any Proceeding relating to the Assets, other than settlements or compromises of Retained Obligations or Specified Obligations or other matters for which Contributors are solely liable for under the terms of this Agreement;

(xii)    not, and cause its Affiliates not to, and use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly (A) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to, any Person (other than Parent, Company and their respective Representatives) concerning any Alternative Proposal, (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any non-public information with respect to any Alternative Proposal or (C) commence, continue or renew any due diligence investigation regarding any Alternative Proposal, other than, in each case, as permitted in Section 6.1(a)(vi);

(xiii)    not grant any consent or waiver of any material right in connection with, enter into any amendment, modification or supplement to, take any action or omit to take any action in connection with (or exercise or fail to exercise) any material right under, the GulfTex PSA (including with respect to the final settlement statement thereunder); and

(xiv)    not commit to do any of the foregoing in clauses (iii), (iv), (v), (vi), (ix), (xi), (xii) or (xiii).

(b)    Company acknowledges Contributors own undivided interests in certain of the properties comprising the Assets, and Company agrees that the acts or omissions of the other Working Interest owners or operators who are not Contributors or an Affiliate of Contributors shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Contributors have voted their interest in a manner that complies with the provisions of this Section 6.1.

(c)    Except with respect to any amendment of the budget contained in Schedule 6.1(a), Company’s approval of any action restricted by this Section 6.1 shall be considered granted seventy-two (72) hours (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Contributors’ notice) after Contributors’ notice to Company requesting such consent unless Company notifies Contributors to the contrary during that period. At Buyer’s request, at reasonable times and on reasonably frequent intervals during the Interim Period, Contributors will consult with Buyer and keep Buyer reasonably apprised with respect to Contributors’ or its Affiliates’ past and planned activities and operations (including the outcome and actual or estimated costs thereof) on or with respect to the Assets, including those described on Schedule 6.1.

(d)    Except (x) as set forth on Schedule 6.1(d), (y) for actions taken in connection with emergency situations or as required by Law or a Governmental Authority, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Contributors (which consent shall not be unreasonably delayed, withheld or conditioned), each of Parent and Company shall not (and shall not permit any of its Subsidiaries to), from and after the Execution Date until Closing:

(i)    except for transactions solely among Parent and its Subsidiaries, (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any issued and outstanding shares of, or other equity interests in, Parent or its Subsidiaries; (B) split, combine or reclassify any of its shares or other equity interests; or (C) other than in connection with any Transaction Document or as otherwise required by Parent’s Organizational Documents in order to consummate the transactions contemplated hereby or thereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of, or other equity interests in, Parent or any of its Subsidiaries, except as contemplated by any existing director compensation plan or employment agreement of Parent;

(ii)    offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the formation of any direct or indirect wholly-owned Subsidiary of Parent;

(iii)    amend or propose to amend the Organizational Documents of Parent or any of its Subsidiaries, except for any such amendment to change the name of Parent;

(iv)    (A) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of Parent, (B) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (C) make any loans, advances or capital contributions to, or investments in, any Person other than Parent or any wholly owned Subsidiary;

(v)    amend the Trust Agreement or enter into or amend any other agreement related to the Trust Account;

(vi)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;

(vii)    change in any material respect their material accounting methods or policies, except as required by GAAP;

(viii)    other than any such contract, agreement, arrangement or transaction disclosed in the Parent SEC Documents, enter into or amend any contract, agreement or commitment with any former or present director or officer of Parent or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons, in each case, if such transaction would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K of the Exchange Act;

(ix)    incur, create or assume any Indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of Parent or any of its Subsidiaries or guarantee any debt securities of another Person or create any material Encumbrances on any material property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof other than Permitted Encumbrances, in each case, other than in connection with any Indebtedness to be incurred, created or assumed in connection with the Closing or the Debt Financing;

(x)    amend the Waiver Agreement or enter into or amend any other agreement related to the Waiver Agreement; or

(xi)    commit to do any of the foregoing.

6.2    Successor Operator. While Company acknowledges that it (or its designee) desires to succeed Contributors as operator of those Assets or portions thereof that Contributors may presently operate, each of Parent and Company acknowledges and agrees that Contributors cannot and do not covenant or warrant that Company (or its designee) shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Contributors agree, however, that as to the Assets that Contributors operate, Contributors shall use commercially reasonable efforts to support Company’s (or its designee’s) efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of

Closing and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Company (or its designee) as successor operator of such Assets effective as of Closing.

6.3    Credit Support. Each of Parent and Company acknowledges that none of the Credit Support listed on Schedule 4.24 is transferable to Company (or its designee). Each of Parent and Company shall use commercially reasonable efforts to obtain or cause to be obtained in the name of Company (or its designee) and effective as of the Closing Date replacements for each such Credit Support set forth in Schedule 4.24 to the extent such replacements are necessary to permit the cancellation or release of such Credit Support. In the event that any counterparty to any such Credit Support does not release Contributors and their respective Affiliates, then, from and after the Closing, Parent and Company shall indemnify Contributors and their respective Affiliates against all amounts incurred by Contributors or their respective Affiliates from and after the Closing under such Credit Support (and all costs incurred in connection with maintaining such Credit Support from and after the Closing) if applicable to Assets acquired by Company (or its designee). In addition, at or prior to Closing, Company shall deliver to Contributors evidence of the posting of bonds, letters of credit or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate the Assets.

6.4    Record Retention. Each of Parent and Company shall and shall cause Company Merger Sub and any of their respective successors and assigns to, for at least a period of seven (7) years following Closing, (a) retain the Records, (b) provide Contributors and their respective Affiliates and its and their officers, employees, and representatives with access to the Records during normal business hours for review and copying at Contributors’ expense for Tax and accounting purposes, and (c) provide Contributors and their respective Affiliates and its and their officers, employees, and representatives with access, during normal business hours, to materials in Parent’s or Company’s possession or control relating to any Third Party Claim made under Section 14.2 for review and copying at Contributors’ expense. At the end of such seven year period and prior to destroying any of the Records, Parent and Company shall notify Contributors in advance of any such destruction and provide Contributors an opportunity to copy such Records at Contributors’ sole cost and expense.

6.5    Knowledge of Breach; Right to Cure; Schedule Supplements.

(a)    Each Party will notify the other promptly and in reasonable detail after such first Party obtains actual knowledge that any representation or warranty of the other Party contained in this Agreement is, becomes, or will be untrue in any material respect on or before the Closing Date. If, prior to the Closing, a Party has actual knowledge that any representation or warranty herein of the other Party is untrue in a manner that causes such first Party’s obligation to Close pursuant to Section 8.1 or Section 9.1, as applicable, not to be satisfied but such first Party nevertheless elects to Close, then such first Party will be deemed to have waived such breaches of such representations and warranties with respect to its obligation to Close and shall not be entitled to make a claim under this Agreement with respect to any such breach.

(b)    If any of Contributors’, Company’s or Parent’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing, or if any of Contributors’, Company’s or Parent’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement is cured by the Closing (or, if the Closing does not occur, cured prior to the termination of this Agreement), then such breach shall be considered not to have occurred for all purposes of this Agreement.

(c)    Prior to Closing, each Contributor shall have the right to supplement its Schedules relating to the representations and warranties set forth in Article IV with respect to any matters discovered (if Contributors’ applicable representation or warranty is qualified by Contributors’ Knowledge) or occurring subsequent to the Execution Date and such supplements shall, if the Closing occurs, be deemed to have been included in such Contributor’s representations and warranties for purposes of such Contributor’s indemnification obligations under Article XIV. However, all such supplements shall be disregarded for all purposes of this Agreement, including determining whether the condition to Parent’s or Company’s obligation to close the transaction pursuant to Section 8.1 has been satisfied; provided, however, that if based solely on the matters relating to such supplements Company’s and Parent’s obligation to Close the transaction pursuant to Section 8.1 has not been satisfied but Company and Parent nevertheless elect to Close, Company and Parent will be deemed to have waived the matters relating to such supplements in regard to Company’s and Parent’s obligation to Close and shall not be entitled to make a claim under this Agreement with respect to any such matter.

6.6    Regulatory Matters. Unless HSR Act notification is not required because an exemption applies, the Parties shall (a) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any other filings or notifications required by applicable Laws with respect to the transactions contemplated hereby promptly following the Execution Date, and the Parties shall bear their own costs and expenses incurred in connection with such filings, provided that any filing fees in connection therewith shall be borne equally by the Parties, and (b) use their commercially reasonable efforts to (x) promptly respond to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”), or any other Governmental Authority, (y) take all actions reasonably necessary to cause the waiting periods under the HSR Act and any other applicable Laws to terminate or expire at the earliest possible date, and (z) resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of applicable Laws, all to the end of expediting consummation of the transactions contemplated hereby. In connection with this Section 6.6 and the transactions contemplated by this Agreement, the Parties shall, to the extent permitted by Laws, (i) cooperate in all respects with each other in connection with any filing, submission, investigation, or inquiry, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ or the FTC, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with or written materials to be submitted to, the DOJ, the FTC, or any other Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC, or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC, or any other Governmental Authority or person, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the transactions contemplated hereby.

6.7    Interests of Contributor Affiliates. Prior to consummation of the assignment contemplated in Section 6.20(c)(ii), Contributors shall cause any other Affiliate of Contributors that holds any asset, property or interest that, if owned by Contributors as of the Execution Date would constitute an Asset (including any net profits interests or similar interests in the Leases or Wells and including any interest in a 2018 New Lease acquired on or after March 16, 2018) (each an “Affiliate Asset”), to convey all such Affiliate Assets to Contributors pursuant to a form of conveyance in form and substance reasonably acceptable to Company, and Contributors shall deliver executed originals of such conveyances to Company on or prior to the Closing. Any Affiliate Asset that is so conveyed to Contributors (and subsequently conveyed to Company (or Company Merger Sub) at Closing) shall be treated as an Asset that is owned by Contributors as of all times that such Affiliate Asset was owned by such Affiliate for purposes of (a) Contributors’ representations, warranties, covenants, and indemnities hereunder and (b) for purposes of determining the existence of any Title Defect or any breach of the special warranty of title in the Assignment. For the avoidance of doubt, this Section 6.7 shall not apply to any of the Excluded Assets.

6.8    Contributors’ Indebtedness. Contributors shall negotiate and obtain on or prior to the Closing Date, (a) releases of all Encumbrances securing borrowed monies or payment obligations incurred by a Contributor or any of their Affiliates under any Indebtedness that is secured by the Assets, (b) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such Encumbrances on the Assets securing due and payable obligations under any Indebtedness, and (c) all instruments and agreements reasonably requested by, and in form and substance reasonably acceptable to, Company to effect and file of record the release of all Encumbrances in connection therewith as of the Closing. Each Contributor shall use the proceeds from the Cash Consideration paid by Company to such Contributor at the Closing to pay off in full all Indebtedness of such Contributor pertaining to the Assets.

6.9    Transaction Litigation. Each Party shall give the other Party the opportunity to participate in the defense, settlement, or prosecution of any proceeding commenced following the Execution Date related to this Agreement or the transactions contemplated hereby at such Party’s sole cost and expense. Prior to the Closing Date, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle, or come to an arrangement regarding any such litigation or consent to the same unless the other Party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned, or delayed).

6.10    Financing.

(a)    Parent and Company shall use commercially reasonable efforts to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (subject to any “flex” provisions applicable thereto), including using commercially reasonable efforts to (i)

maintain in effect the commitment for the Debt Financing set forth in the Debt Commitment Letter, (ii) negotiate, execute, and deliver definitive agreements with respect to the Debt Financing having terms and conditions contemplated by the Debt Commitment Letter (including any flex terms in the Debt Commitment Letter) and on such other terms that would not (A) reduce the aggregate amount of the Debt Financing such that Parent and Company would not have sufficient funds at Closing to pay all obligations of Parent and the Company hereunder or (B) impose new or additional conditions to the receipt of the Debt Financing, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing, in each case, in a manner that would reasonably be expected to (1) materially delay the timing of the Debt Financing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur or (3) adversely affect in any material respect (x) the ability of Parent and the Company to enforce their rights against the other parties to the Debt Commitment Letter or (y) the ability of Parent and the Company to consummate the transactions hereunder (any such event described in (A) or (B), an “Adverse Effect on Financing”), and (iii) satisfy and cause to be satisfied, on a timely basis, all conditions applicable to Parent’s Subsidiaries in such Debt Commitment Letter and the definitive agreements related thereto.

(b)    If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any related flex terms), Parent and the Company shall use their commercially reasonable efforts to arrange to obtain alternative debt financing on terms in the aggregate not materially less favorable to Company in the reasonable judgment of Company than the Debt Financing contemplated by the Debt Commitment Letter; provided, however, that any such alternative financing will not, without the prior written consent of the Contributors (not to be unreasonably withheld, conditioned or delayed), reasonably be expected to have an Adverse Effect on Financing. Without the prior written consent of Contributors (not to be unreasonably withheld, conditioned or delayed), Parent and the Company shall not amend or modify the Debt Commitment Letter in a manner that could reasonably be expected to have an Adverse Effect on Financing (it being understood the Debt Financing may be replaced so long as such replacement does not have an Adverse Effect on Financing); provided, however, that additional Financing Sources may be added to any Debt Commitment Letter in accordance with the terms thereof, if the addition of such additional parties, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the availability of the Debt Financing under the Debt Commitment Letter or the consummation of the transactions described herein.

(c)    To the extent that the Debt Financing is available to Parent and Company, Parent shall (or shall cause its Subsidiaries to) incur Indebtedness under the definitive documentation with respect the Debt Financing in an amount not to exceed $500,000,000 to the extent necessary to cause the condition set forth in Section 7.5 to be satisfied.

6.11    Financing Cooperation.

(a)    Prior to the Closing Date (or until the earlier termination of this Agreement in accordance with Section 15.1), Contributors shall provide, and shall use its commercially reasonable efforts to cause its Affiliates and its and their Representatives to provide, Company such commercially reasonable cooperation as may be reasonably requested by Company with respect to the Debt Financing. Such cooperation shall include:

(i)    participating in a reasonable number of due diligence sessions, drafting sessions, road shows and sessions with ratings agencies in connection with the Debt Financing including using commercially reasonable efforts to facilitate direct contact between senior management (with appropriate seniority and expertise) and Representatives (including, for the avoidance of doubt, accountants) of Contributors, on the one hand, and the Financing Sources, and permitting the prospective lenders involved in the Debt Financing to conduct customary due diligence, all during normal business hours and with reasonable prior notice at reasonable locations and subject to customary confidentiality arrangements for syndicated bank loans;

(ii)    providing information reasonably requested by Company for its preparation of materials for bank information memoranda, marketing materials, rating agency presentations, high-yield offering prospectuses and similar documents required in connection with the Debt Financing, and using commercially reasonable efforts to identify any information contained therein that would constitute material, non-public information with respect to Contributors, its Affiliates or its or their securities or the Assets for purposes of foreign, United States federal or state securities Laws;

(iii)    furnishing the Company and its Financing Sources with the Required Information (as soon as reasonably practicable after the date hereof), in each case that is Compliant;

(iv)    providing reasonable access to Company and its Representatives to all properties of proved oil and gas reserves included in the Assets and other real property included in the Assets, all during normal business hours and with reasonable prior notice and subject to customary confidentiality arrangements;

(v)    providing to Company copies of any updates to the proved oil and gas reserve report for the Assets as of January 1, 2018 prepared by Cawley, Gillespie & Associates or another independent petroleum engineering firm reasonably acceptable to Company and obtaining from such independent petroleum engineering firm consents for the inclusion of such reports in bank information memorandum, offering memorandum or other marketing materials used in connection with the Debt Financing;

(vi)    providing reasonable assistance to the Company in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in Company’s Debt Financing;

(vii)    providing reasonable assistance to the Company in preparing (A) a description of the Assets and “Management’s Discussion and Analysis” with respect to the Assets, (B) the pro forma financial information and (C) any other relevant section of any offering documents, in each case to the extent necessary in connection with any offering documents in respect of the Debt Financing;

(viii)    providing lease operating statements in respect of the Assets prior to the Closing Date to the extent normally prepared by Contributors promptly after they are prepared;

(ix)    providing reasonable assistance in the review of disclosure schedules related to the Debt Financing for completeness and accuracy;

(x)    obtaining and providing customary (x) reserve engineers’ “comfort” for Rule 144A high-yield offerings and (y) accountants’ comfort letters and consents from T. J. Smith & Company, Inc., Weaver & Tidwell, L.L.P., PricewaterhouseCoopers LLP, RSM US LLP and Deloitte & Touche LLP, including issuing any customary representation letters in connection therewith to each such auditor in connection with the financing statements included in the Proxy Statement reasonably requested by Company;

(xi)    facilitating Company’s preparation of the documentation necessary to pledge and mortgage the Assets that will be collateral under the Debt Financing provided, that, (A) none of the documents shall be executed and/or delivered except in connection with, or contingent upon, the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, and (C) no liability shall be imposed on any Contributor or any Affiliate thereof or any of their respective officers or employees involved;

(xii)    furnishing prior to the Closing Date, upon the Company’s prior written request at least seven (7) Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

provided, that in no event shall any Contributor or any Affiliate of any Contributor be required to pay any commitment or other fee or incur any other cost, expense, or liability in connection with the Debt Financing that is not covered by the following indemnity (unless promptly reimbursed in accordance with Section 6.11(b)), and provided, further, that nothing herein will require such cooperation to the extent it unreasonably interferes with the business or operations of any Contributor or its Affiliates.

(b)    Company shall promptly, upon request by Contributors, reimburse Contributors for all documented out-of-pocket costs and expenses incurred by Contributors in connection with their cooperation contemplated by Section 6.11(a)(x), and all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Contributors in connection with their cooperation contemplated by the other provisions of this Section 6.11. Except as expressly set forth in this Agreement, in no event will Contributors or their Affiliates or their Representatives have any liability of any kind or nature to Parent, Company, Financing Sources or any other Person arising or resulting from the cooperation provided in this Section 6.11. Without affecting Company’s rights under this Agreement, Company shall indemnify and hold harmless Contributors and their respective Affiliates and Representatives from and against any and all losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith; provided, however, that Company shall not be required to indemnify and hold harmless Contributors and their respective Representatives to the extent that such losses arise from or are related to information provided by any Contributor or its Representatives to Company in writing specifically for use in the Debt Financing that contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.12    Preparation of Proxy Statement.

(a)    As promptly as practicable after the Execution Date, Parent shall file a proxy statement related to the Transactions and the Offer with the SEC (as amended from time to time, the “Proxy Statement”) and provide its stockholders with the opportunity for up to 65,000,000 shares of Parent Class A Common Stock (the “Offering Shares”) to be redeemed in conjunction with a stockholder vote on the Transactions, subject to Section 7.4. Without limitation, in the Proxy Statement, Parent shall (i) seek (A) to have a new incentive equity plan approved, (B) to amend and restate the Parent Charter in the form set forth as Exhibit N (such proposal, the “Charter Amendment Proposals” and such amended and restated certificate of incorporation, the “Amended Parent Charter”), (C) to approve the issuance of more than 20% of Parent’s outstanding common stock pursuant to the rules of the NYSE (the “NYSE Proposal”), and (D) any other proposals reasonably agreed by Parent and Contributors to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in (A) through (D), together, the “Transaction Proposals”), and (ii) file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with the Proxy Solicitation Rules (as defined in the Parent Charter) (such Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments, and/or exhibits thereto, the “Offer Documents”). When filed, the Proxy Statement and the Offer Documents will comply in all material respects with the requirements of the United States federal securities laws and the rules and regulations of the SEC and the NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”). Contributors shall provide to Parent as promptly as practicable all information concerning the Contributors, their Affiliates, the Assets (including, for avoidance of doubt, the GulfTex Assets) and the assets subject to the Giddings PSA and the Ironwood MIPA that may be required by the Federal Securities Laws for inclusion in the Proxy Statement (collectively, the “Required Proxy Information”) or any other filing required to be made by Parent (including, for the avoidance of doubt, any Current Report on Form 8-K that is required to be filed by Parent in connection with the Closing); provided, however, that Parent shall not use any such information for any purposes other than those contemplated by this Agreement unless: (i) Parent obtains the prior written consent of the Contributors (not to be unreasonably withheld, conditioned or delayed) to such use; (ii) to the extent that use of such information is required to avoid violation of applicable Law or (iii) to the extent that the use of such information is required in connection with the Parent’s Debt Financing.

(b)    Each of Contributors and Parent shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement, any Offer Documents and any other filing required by the Federal Securities Laws to be filed by Parent in connection with the Transaction; provided, however, that Parent shall furnish such preliminary Proxy Statement, any other Offer Documents or such filing to Contributors and give Contributors and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement, Offer Documents or such filing prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Contributors in connection therewith. Parent shall promptly notify Contributors of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement or any Offer Documents and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Contributors as promptly as reasonably practicable copies of all written correspondence between Parent or any representative of Parent and the SEC with respect to the Proxy Statement and Offer Documents. If comments are received from the SEC staff with respect to the preliminary Proxy Statement or Offer Documents, Parent and Contributors shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to the comments of the SEC. Parent shall provide Contributors and its legal counsel with a reasonable opportunity to review any amendment or supplement to the preliminary Proxy Statement or Offer Documents prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Contributors in connection therewith. Contributors and Parent shall cooperate to promptly provide such information as may be required to be included in the Proxy Statement or Offer Documents or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement and Offer Documents has been included therein by Parent and Contributors, Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed, at Parent’s expense (including by electronic delivery if permitted) as promptly as practicable thereafter to its stockholders of record, as of the record date established by the board of directors of Parent (the “Parent Board”); provided that Parent shall not be required to mail the Proxy Statement if (i) the financial statements included in the Required Proxy Information would be required to be updated pursuant to the age of financial statement requirements of Rule 3-12 of Regulation S-X under the Securities Act on any day during the 15 Business Day period following the date the of the proposed Stockholder Approval to the extent such financial statements were included in a filing with the SEC or (ii) any day during the 15 Business Day period following the date of the proposed Stockholder Approval would be a Blackout Date until, in the case of (i), the financial statements meet such requirement or, in the case of (ii) immediately after such Blackout Date. If at any time prior to receipt of Stockholder Approval, any information in the Proxy Statement or Offer Documents should be discovered by Contributors or Parent that should be set forth in an amendment or supplement to the Proxy Statement or Offer Documents, so that such Proxy Statement or Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be included in the Proxy Statement or Offer Documents.

6.13    Stockholders Meeting. Parent shall: (i) take all action necessary under applicable Law and its Organizational Documents to call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) to seek the Stockholder Approval and approval of the Transaction Proposals, which Stockholders Meeting will be held as promptly as reasonably practicable following the date that the Proxy Statement is mailed to Parent’s stockholders; and (ii) submit the Transaction Proposals to, and use its commercially reasonable efforts to solicit proxies in favor of such Transaction Proposals from, such holders at the Stockholders Meeting. Parent shall, through the Parent Board, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Parent Board Recommendation”), and, subject to the following sentence, Parent shall include the Parent Board Recommendation in the Proxy Statement. The Parent Board shall not (and no duly authorized committee thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, in a manner adverse to Contributors, the Parent Board Recommendation (a “Change in

Recommendation”); provided that the Parent Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach of its fiduciary duties to Parent’s stockholders under applicable Law. Any Change in Recommendation shall not invalidate the approval of this Agreement by the Parent Board. Parent agrees that it will establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there has been any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn the Stockholders Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement or the Offer Documents that the Parent Board has determined in good faith is required by applicable Law is provided to Parent’s stockholders, (2) if as of the time for which the Stockholders Meeting is scheduled there are insufficient shares of Parent Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Stockholders Meeting, (3) in order to solicit additional proxies from stockholders of Parent in favor of the adoption of each of the Transaction Proposals if the proxies then received are insufficient to obtain Stockholder Approval, or (4) if the Parent Stockholder Redemption Amount is such that the condition to closing in Section 7.5 would not be satisfied; provided that, in the event of an adjournment pursuant to foregoing clauses, the Stockholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

6.14    NYSE Listing. Until the Closing, Parent shall use commercially reasonable efforts to ensure that Parent remains listed as a public company on, and for shares of Parent Class A Common Stock to be tradable over, The New York Stock Exchange, Inc. (the “NYSE”).

6.15    Non-Solicitation of Employees. From the Execution Date through the Closing (or, if the Closing does not occur, the date that is twelve (12) months from the Execution Date), each of Company and Parent will not, and will cause its Affiliates not to, directly or indirectly, solicit for employment or employ any officer or employee of Contributors or their respective Affiliates with whom Parent, Company and/or their respective Affiliates have had direct contact as part of its evaluation, negotiation, or consummation of the transactions contemplated herein without obtaining the prior written consent of Contributors. The term “solicit for employment” shall not include general solicitations of employment not specifically directed towards officers or employees of Contributors or their respective Affiliates.

6.16    Business Combination Proposals. Promptly following the Execution Date, Parent shall promptly notify Contributors of any discussions with any Person regarding any Business Combination Proposal that are ongoing as of the Execution Date (or any letters of intent or similar documents delivered to any Person with respect thereto). From the Execution Date through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Parent shall notify Contributors at least twenty-four (24) hours prior to initiating any discussions with or first providing any non-public information to any Person concerning any Business Combination Proposal; provided that the Parent shall not provide any non-public or confidential information regarding the Contributors or the Assets to any Person without the Contributors’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided further that Parent shall not, shall cause its Affiliates not to and shall use commercially reasonable efforts to cause their respective Representatives not to, deliver any letter of intent to any Person, or enter into any agreements (other than customary confidentiality agreements, a copy of which shall be delivered to the Contributors within twenty-four (24) hours following execution and delivery thereof by Parent or its applicable Affiliate) with any Person, in each regarding any Business Combination Proposal with a purchase price in excess of $200,000,000 without the Contributors’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). From the Execution Date through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Parent shall not, shall cause its Affiliates not to and shall use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any Person concerning any proposal, transaction or offer by any Person for any direct or indirect acquisition of all or substantially all of the assets or equity securities of Parent (a “Parent Transaction Proposal”), (ii) enter into any agreement regarding, or furnish to any Person any non-public information with respect to, any Parent Transaction Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Parent Transaction Proposal. Parent shall, and shall cause each of its Affiliates and instruct their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Transaction Proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 6.16 by any of Parent’s Affiliates or any of its or their respective Representatives shall be deemed to be a breach of this Section 6.16 by Parent.

6.17    Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII, Article VIII, and Article IX, and provision of notice thereof by Parent to the Trustee in accordance with the terms of the Trust Agreement, (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent shall cause the documents, opinions, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (i) pay as and when due all amounts payable to shareholders of Parent, and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

6.18    GulfTex Assets; 2018 New Leases. It is acknowledged and understood that Contributors (y) recently acquired the GulfTex Assets and (z) recently acquired, and/or may acquire prior to the Closing, the 2018 Leases and certain other new Leases after the Execution Date in accordance with Section 6.1 (collectively, the “2018 New Leases”), in each case, for the benefit of the Company (collectively, the “2018 Asset Additions”). With respect to any 2018 New Leases acquired on or after March 16, 2018, at the Closing Sellers shall (or shall cause their applicable Affiliates to) convey to Buyer the entirety of all right, title and interest in and to the oil and gas interests described on Schedule 2.3(b) or otherwise acquired pursuant to Section 6.1 acquired by Sellers or any of their Affiliates. As such, it is the intent of the Parties that (a) except for the special warranty of title from Sellers in the Assignments, the right, title, and interest contributed to Company (or Company Merger Sub) (and the remedies and protections provided to Company with respect to same) hereunder in respect of the 2018 Asset Additions be no greater than the right, title, and interest transferred to Contributors (and the remedies and protections provided to the Contributors with respect to same) under, in the case of the GulfTex Assets, the GulfTex PSA and, in the case of the 2018 New Leases, the instruments granting such Leases and (b) the Contributors will be reimbursed on a dollar-for-dollar basis under this Agreement for their acquisition of the 2018 Asset Additions on the Company’s behalf as provided in this Agreement. Accordingly, at Closing, Company and Parent will reimburse the Contributors in cash in an amount equal to (i) the GulfTex Purchase Price plus, if known as of such time, the GulfTex True-Up Amount, (ii) pursuant to Section 16.2, the GulfTex Acquisition Costs (all such amounts referred to in clauses (i) and (ii), the “GulfTex Costs”), and (iii) pursuant to Section 3.2(a)(vi), the actual bonuses, brokers’ fees, and other out-of-pocket lease acquisition costs for the 2018 New Leases (not to exceed the amount set forth on Schedule 2.3(b) for each such 2018 New Lease) (the “2018 Lease Acquisition Costs”).    Further, the term “Assets,” as used in Article IV (other than in Section 4.7(c)), Article XII, and Article XIII will not include (or be deemed to include) the 2018 Asset Additions or, as applicable, the GulfTex PSA, and neither Company nor Parent will have any rights or remedies under Article IV (other than, as applicable, in respect of Section 4.7(c)), Article XII, and Article XIII in respect of the 2018 Asset Additions; provided that no interest of Sellers in any of the 2018 Asset Additions shall (x) be included in the Net Acres, Net Revenue Interest or Working Interest of Sellers for purposes of Article XII and (y) constitute a Title Benefit. In a similar regard, the term “Specified Obligations,” as it relates hereunder to the 2018 Asset Additions, will be limited (and deemed limited), in all cases, to Liabilities to the extent of Contributors’ ownership or operation of the 2018 Asset Additions, and the term “Retained Obligations,” as it relates hereunder to the 2018 Asset Additions, will not include Liabilities to the extent of Contributors’ ownership or operation of the 2018 Asset Additions. This Section 6.18 shall apply (and be deemed to apply) notwithstanding anything in this Agreement to the contrary.

6.19    Mergers.

(a)    The Parties acknowledge and agree that, notwithstanding anything to the contrary herein, the conveyance of the Assets from Contributors to the Company will be structured as a series of mergers that, subject to the terms and conditions of this Agreement, will be effected in accordance with this Section 6.19.

(b)    Prior to the Closing, the Contributors shall undertake the actions contemplated by this Section 6.19(b) (and provide all evidence thereof to the Company), which actions are collectively referred to as the “Merger Transactions”:

(i)    Prior to the Closing, each Contributor shall form a direct wholly owned subsidiary as a limited liability company under the laws of the state of Delaware (each, a “Merger Sub”), and shall qualify each Merger Sub to conduct business in the State of Texas and to own and operate the applicable Assets.

(ii)    Prior to the Closing (but no earlier than 5 Business Days prior to the Closing), each Contributor shall execute, acknowledge and deliver to its Merger Sub, and shall cause each Merger Sub to execute, acknowledge and deliver to such Contributor, (i) an Assignment, in sufficient counterparts to facilitate recording in the applicable counties covering the Assets of such Contributor, conveying the Assets of such Contributor to its Merger Sub and the assumption by such Merger Sub of the Assumed Obligations of such Contributor relating to such Assets, and (ii) assignments, in appropriate forms, of federal Leases, state Leases, and Indian Leases included in such Assets (if any) in sufficient counterparts to facilitate filing with the applicable Governmental Authority, in each case, in form and substance approved by Company.

(c)    Contemporaneously with the Closing, each Merger Sub shall merge with and into Operating (or any wholly-owned Subsidiary of Operating designated by Parent, “Company Merger Sub”), with Company Merger Sub surviving each such merger (each such merger, a “Merger”) pursuant to the applicable Merger Agreement in accordance with this Section 6.19. In connection with each Merger, each Contributor shall cause the applicable Merger Sub to, and the Company shall cause Company Merger Sub to, with respect to each Merger, execute and deliver an Agreement and Plan of Merger in the form attached hereto as Exhibit P (each such merger agreement, a “Merger Agreement”). Other than as set forth in the Merger Agreements, there shall be no condition to the completion of the Mergers. The Parties shall cause the Mergers to be consummated at the applicable effective times stated in the Merger Agreements by causing a certificate of merger satisfying applicable Law to be duly executed by Company Merger Sub with respect to each member. The Parties shall file such certificates of merger with the Secretary of State of the State of Delaware at Closing.

(d)    At all times after the formation of each Merger Sub, Contributors shall cause the Merger Subs not to conduct any business activities or assume or incur any liabilities other than as required or permitted by this Section 6.19. Without limiting the foregoing, other than as required or permitted by this Section 6.19, with Parent’s prior consent, or in connection with the Assignments, Contributors shall cause the Merger Subs not to:

(i)    amend the Organizational Documents of any Merger Sub;

(ii)    acquire any assets, including any equity interests of any other Person;

(iii)    issue, split, combine or reclassify any equity interests in any Merger Sub;

(iv)    sell or create any lien, security interest, or encumbrance on any membership or other equity interest in any Merger Sub;

(v)    hire any employees;

(vi)    incur, assume, or guarantee any Indebtedness;

(vii)    assume or incur any liabilities or other than as provided in the Assignments; or

(viii)    authorize or agree, in writing or otherwise, to take any of the actions prohibited by this Section 6.19.

(e)    All agreements and documents to be executed and delivered by the Contributors and the Merger Subs to consummate the Merger Transactions shall be subject to the prior written approval of Company (not to be unreasonably withheld, conditioned or delayed).

6.20    Joint Operating Agreement. From and after the Execution Date, with respect to any Wells not already subject to a joint operating agreement, Contributors shall use their commercially reasonable efforts to cause EV Energy Partners, L.P., together with any other Affiliates of Contributors that own any oil and gas interests within the Designated Area, to enter into a joint operating agreement (the “Joint Operating Agreement”) with Contributors (if prior to the Closing) or the Company Merger Sub (if after the Closing) consistent with the terms and conditions described in the attached Exhibit L. If the Joint Operating Agreement is entered into prior to the Closing, then the Joint Operating Agreement shall constitute an Applicable Contract included in the Assets for all purposes of this Agreement from and after the date the same is entered into (including that each Contributor’s interest therein shall be contributed to the applicable Merger Sub in connection with the Merger Transactions). Any material deviation or change to the terms and conditions to be set forth in the Joint Operating Agreement from those set forth in Exhibit L shall require the prior written approval of Parent.

6.21    Cooperation. Except to the extent the Parties’ obligations are specifically set forth elsewhere in this Agreement, the Parties shall cooperate fully with each other and shall use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated as promptly as reasonably practicable (including by using commercially reasonable efforts to cause, in the case of Contributors, the conditions set forth in Sections 7.1, 8.1, 8.2 and 8.3 and, in the case of the Company and Parent, the conditions set forth in Sections 7.1, 9.1, 9.2 and 9.3 to be satisfied).

6.22    Subscription Agreements. Parent shall not permit any adverse amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, the Subscription Agreements without the prior written consent of the Contributors. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to (a) satisfy on a timely basis all conditions applicable to Parent in the Subscription Agreements and otherwise comply in all material respects with its covenants and obligations thereunder, (b) in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing and (c) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable Investors to contribute to Parent the amounts payable by the Investors in connection with the consummation of the transactions contemplated hereby pursuant to and in accordance with the Subscription Agreements at or prior to the Closing.

6.23    Co-Investment Right. At Closing, Company and Parent shall, and Contributors shall cause EV Ltd. to execute and deliver the Non-Compete Agreement (as further described in Section 10.3(k)). Contributors shall have the right to participate (via certain elections made by EV Ltd. thereunder) (the “Co-Investment Right”) in certain acquisitions pursuant to Section 2 of the Non-Compete Agreement. As consideration for being granted the Co-Investment Right,

Contributors hereby agree that, for a period of two (2) from and after the Closing, Contributors and their respective Controlled Affiliates shall only (directly or indirectly) acquire, or otherwise finance the acquisition of or investment in, of Oil and Gas Interests or engage in the Business in the Market Area (as each such term is defined in the Non-Compete Agreement) pursuant to the terms and conditions of the Co-Investment Right and indirectly through the ownership of Company Units, Parent Class A Common Stock and Parent Class B Common Stock.

ARTICLE VII

MUTUAL CONDITIONS TO CLOSING

The obligations of each Party to consummate the transactions provided for herein are subject to the fulfillment or waiver, to the extent permitted by applicable Law, in writing by each of the Parties, on or prior to Closing of each of the following conditions:

7.1    No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

7.2    HSR Approval. If applicable, HSR Approval shall have been duly obtained or the period to receive such approval shall have expired.

7.3    Stockholder Approval. The Stockholder Approval shall have been obtained.

7.4    Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

7.5    Minimum Available Cash. The amount of Available Cash shall not be less than the Minimum Cash Consideration.

7.6    Completion of Offer. The Offer shall have been completed in accordance with the terms hereof and the Offer Documents.

7.7    Title and Environmental Defects and Casualty Losses. The sum of (a) all Title Defect Amounts with respect to Title Defects that individually exceed the Individual Title Defect Threshold, plus (b) all Remediation Amounts with respect to Environmental Defects that individually exceed the Individual Environmental Threshold (excluding any Remediation Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement pursuant to Section 13.1(c)), plus (c) all Casualty Losses (or adjustments to the Consideration in respect thereof) as determined in accordance with Section 12.3, plus (d) the Allocated Value of all Assets excluded from the transactions contemplated hereby pursuant to Section 11.1(b)(iv), Section 12.3(b)(ii)(y), Section 12.4(a), Section 12.5(a), Section 12.5(b), or Section 13.1(c)(ii), shall be less than twenty percent (20%) of the Consideration.

7.8    NYSE Listing. The shares of Parent Class A Common Stock to be issued pursuant to this Agreement, and upon conversion of the Parent Class B Common Stock, shall have been approved for listing on the NYSE, subject to official notice of issuance thereof.

ARTICLE VIII

PARENT AND COMPANY’S CONDITIONS TO CLOSING

The obligations of Parent and Company to consummate the transactions provided for herein are subject, at the option of Parent, to the fulfillment by Contributors or waiver, to the extent permitted by applicable Law, in writing by Parent, on or prior to Closing of each of the following conditions:

8.1    Representations and Warranties. The representations and warranties of Contributors (a) set forth in Article IV (other than Section 4.5) shall be true and correct in all respects (without regard to materiality or Material Adverse Effect qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all breaches, if any, of such representations and warranties that do not have, individually or in the aggregate, a Material Adverse Effect, and (b) set forth in Section 4.5 shall be true and correct in all respects on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing.

8.2    Performance. Contributors shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Contributors is required prior to or at the Closing.

8.3    Closing Deliverables. Contributors shall have delivered (or be ready, willing, and able to deliver at Closing) to Parent and Company the documents and other items required to be delivered by Contributors under Section 10.3.

8.4    Giddings PSA. All of the conditions set forth in the Giddings PSA shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under the Giddings PSA and the condition relating to the consummation of the transactions contemplated by this Agreement) and the parties thereto shall be ready, willing, and able to consummate the Giddings Transaction and the Giddings Transaction shall be consummated substantially concurrently with the transactions contemplated by this Agreement.

ARTICLE IX

CONTRIBUTORS’ CONDITIONS TO CLOSING

The obligations of Contributors to consummate the transactions provided for herein are subject, at the option of Contributors, to the fulfillment by Parent and Company or waiver, to the extent permitted by applicable Law, in writing by Contributors on or prior to Closing of each of the following conditions:

9.1    Representations and Warranties. The representations and warranties of Parent and Company set forth in Article V shall be true and correct in all respects (without regard to materiality or Parent Material Adverse Effect qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all breaches, if any, of such representations and warranties that do not have, individually or in the aggregate, a Parent Material Adverse Effect.

9.2    Performance. Parent and Company shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Parent and/or Company is required prior to or at the Closing.

9.3    Closing Deliverables. Company and Parent shall have delivered (or be ready, willing, and able to deliver at Closing) to Contributors the documents and other items required to be delivered by Company and/or Parent under Section 10.3.

ARTICLE X

CLOSING

10.1    Date of Closing. Subject to the conditions stated in this Agreement, the contribution by Contributors and the acquisition by Company of the Assets via the Merger Transactions pursuant to this Agreement (the “Closing”) shall occur on the date that is five (5) Business Days after all conditions in Article VII, Article VIII, and Article IX to be satisfied at or prior to Closing have been satisfied or waived, to the extent permitted by applicable Law, in writing by the applicable Party (other than those conditions that by their nature can only be satisfied at the Closing but subject to all conditions in Article VII, Article VIII, and Article IX having been satisfied or waived, to the extent permitted by applicable Law, at the Closing), subject to the rights of the Parties under Article XV. The date on which the Closing actually occurs shall be the “Closing Date.” Notwithstanding anything to the contrary in this Agreement, in no event shall the Closing occur prior to the expiration of the Marketing Period.

10.2    Place of Closing. The Closing shall be held at the office of Gibson, Dunn & Crutcher LLP, counsel to Contributors, located at 811 Main Street, Suite 3000, Houston, Texas 77002, or such other place as mutually agreed upon by the Parties.

10.3    Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)    Each of Contributors and Company shall deliver executed and acknowledged originals of each of the Assignments and other instruments required pursuant to Section 6.19(b) in connection with the Merger Transactions.

(b)    Each of Contributors and Company shall execute and deliver the Preliminary Settlement Statement.

(c)    Company shall deliver to Contributors, to the accounts designated in the Preliminary Settlement Statement, an amount equal to (i) the Adjusted Consideration, less (ii) the Defect Holdback Amount (if any).

(d)    Contributors shall deliver, on forms reasonably acceptable to Company, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Company (or Company Merger Sub) of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Company to the purchasers of production.

(e)    Each Contributor shall execute (or, if such Contributor is classified as an entity disregarded as separate from another Person, executed by such Person) and deliver a certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2).

(f)    To the extent required under any Law or by any Governmental Authority for any federal or state Lease, Contributors and Company shall deliver state change of operator forms designating Company (or its designee) as the operator of the Units, Wells, Other Wells and the Leases currently operated by Contributors.

(g)    An authorized officer of each Contributor shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived in writing by Parent, to the extent permitted by applicable Law (the “Contributors’ Certificates”).

(h)    An authorized officer of Company and Parent shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 9.1 and Section 9.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived in writing by Contributors, to the extent permitted by applicable Law (the “Company’s Certificate”).

(i)    To the extent obtained, Company shall deliver any instruments, documents or guarantees required by Section 6.3.

(j)    Contributors shall deliver the releases, authorizations, and instruments required by Section 6.8.

(k)    Company and Parent shall, and Contributors shall cause EV Ltd. to, execute and deliver the Non-Compete Agreement.

(l)    Each Contributor and Parent shall execute and deliver the Company A&R LLC Agreement.

(m)    Parent and Company shall deliver to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, the cash payments required under Section 6.18.

(n)    Each Contributor and Parent shall, and Parent shall cause Parent Sponsor to, execute and deliver the Registration Rights Agreement.

(o)    Each Contributor and Parent shall, and Parent shall cause Parent Sponsor to, execute and deliver the Stockholder Agreement.

(p)    Company and Parent shall, and Contributors shall cause EVOC to, execute and deliver the Services Agreement.

(q)    Each of Contributors, Parent and Company shall execute and deliver any other agreements, instruments, and documents which are required by other terms of this Agreement (or reasonably requested by the other Party) to be executed or delivered at Closing.

(r)    Company and Parent shall, and Contributors shall cause Merger Sub(s) and Company Merger Sub(s) to, execute and deliver the Merger Agreement(s).

(s)    The holders of the Founder Shares shall waive any adjustment to the conversion ratio set forth in the Parent Charter resulting from the transactions contemplated by the Subscription Agreements pursuant to and in accordance with the terms of the Waiver Agreement, which Waiver Agreement shall remain in full force and effect as of the Closing.

(t)    The Investors shall purchase, and Parent shall issue and sell to the Investors, the number of shares of Parent Class A Common Stock set forth in the Subscription Agreements against payment of the amounts set forth in the Subscription Agreements.

10.4    Parent Charter. At the Closing, Parent shall cause the Parent Charter to be amended and restated in the form attached to this Agreement as Exhibit N, subject, with respect to any applicable provision therein, to the approval of any Charter Amendment Proposal required by applicable Law.

10.5    Records. In addition to the obligations set forth under Section 10.3, but notwithstanding anything herein to the contrary, no later than fifteen (15) Business Days after the Closing Date, Contributors shall make available to Company the Records for pickup from Contributors’ offices during normal business hours.

10.6    Subsequent Closings. If:

(a)    pursuant to Section 12.4(a), Contributors withhold any Assets from the Merger Transactions due to failure to obtain a Hard Consent, and thereafter such Hard Consent is obtained within one hundred twenty (120) days following Closing; or

(b)    pursuant to Section 12.5(c), Contributors withhold any Assets from the Merger Transactions due to a Preferential Purchase Right, and thereafter such Preferential Purchase Right is waived, or if the time period otherwise set forth for exercising such Preferential Purchase Right expires without exercise by the holders thereof, or such holder of such Preferential Purchase Right fails to consummate the purchase of the Assets covered by such Preferential Purchase Right in accordance with the terms of the Preferential Purchase Right, in each case, within one hundred twenty (120) days following Closing;

then on or before the date for delivery of the Final Settlement Statement, (x) Contributors shall convey to Company (or its designee) all such affected Assets (including all associated Assets excluded in connection with the affected Assets) at a mutually agreed upon time and location (a “Subsequent Closing”) in a manner consistent with the Merger Transactions and Section 10.3, and (y) Company and Parent shall issue to Contributors (A) an aggregate number of shares of

Parent Class A Common Stock and/or Parent Class B Common Stock (allocated in accordance with the Contributors’ Representative Allocation) (rounded down to the nearest number of whole shares) calculated by dividing (x) the Allocated Value of such Assets (as adjusted pursuant to Section 3.2) and (y) $10.00, and (B) a number of Company Units equal to the number of shares of Parent Class B Common Stock determined in clause (A) above.

ARTICLE XI

ACCESS; DISCLAIMERS

11.1    Access.

(a)    From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 11.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Contributors shall use commercially reasonable efforts to obtain, but shall not be obligated to expend any monies, except as may be agreed to be paid or reimbursed by Company), Contributors shall afford to Company and its officers, employees, agents, accountants, consultants, financing sources, attorneys, and other authorized representatives (“Representatives”) reasonable access, during normal business hours, to the Assets and all Records in Contributors’ possession for the purpose of conducting a reasonable due diligence review of the Assets. Company shall abide by Contributors’, and any Third Party operator’s, safety rules, regulations, and operating policies (including the execution and delivery of any boarding agreements or similar documentation or paperwork required by any Contributor and/or Third Party operator) that are posted or otherwise provided to Company in advance of such activity while accessing the Assets for purposes of conducting such diligence. All investigations and due diligence conducted by Company or any of its Representatives shall be conducted at Company’s sole cost, risk, and expense and any conclusions made from any examination done by Company or any of its Representatives shall result from Company’s own independent review and judgment. Company shall give Contributors reasonable prior written notice before gaining physical access to or otherwise inspecting or surveying any of the Assets, whether to conduct a Phase I Environmental Site Assessment or otherwise, and shall coordinate any such access, inspections, or surveys with Contributors. Contributors or their designee shall have the right to accompany Company and its Representatives whenever they are on-site of the Assets or otherwise inspecting or surveying the Assets.

(b)    From and after the Execution Date and up to and including the Environmental Claim Date, Company shall be entitled to conduct a Phase I Environmental Site Assessment with respect to the Assets, which may include only visual inspections and record reviews and compliance evaluations relating to the Assets, to be conducted by Environmental Resource Management or a reputable environmental consulting or engineering firm approved in advance in writing by Contributors (such approval not to be unreasonably withheld, conditioned, or delayed), subject to the following (along with the other provisions of this Section 11.1):

(i)    No environmental Phase II environmental site assessment or other environmental sampling or invasive activity or testing or operation of equipment by Company or its Representatives (a “Phase II ESA”) may be performed without the prior written consent of Contributors (and may only be performed with respect to a recognized environmental condition or potential violation of Environmental Laws that has been identified in a Phase I Environmental Site Assessment), which consent may be withheld in Contributors’ sole discretion, and Contributors or their designee shall have the right to be present during any stage of the assessment.

(ii)    If such consent is granted, (A) in the event that any Phase II ESA interferes with the normal operations of the Assets or otherwise may cause an undue risk of harm to the site, Contributors may request an appropriate modification of such Phase II ESA; (B) any Phase II ESA shall be conducted by Environmental Resource Management or a reputable environmental consulting or engineering firm, approved in advance in writing by Contributors (such approval not to be unreasonably withheld, conditioned, or delayed) and, once approved, such environmental consulting or engineering firm shall be deemed to be a “Representative” of Company; and (C) Company shall obtain all permits necessary to conduct any approved Phase II ESA from any applicable Governmental Authorities.

(iii)    Notwithstanding anything herein to the contrary, Company and its Representative shall not have access to, and shall not be permitted to conduct any environmental investigations (including any on-site Phase I Environmental Site Assessment) with respect to, any Assets with respect to which Contributors do not have the authority to grant access for such investigations; provided that Contributors shall use their commercially reasonable efforts (but without any obligation to expend any monies except as may be agreed to be paid or reimbursed by Company) to obtain permission from any Third Party operators for Company to have such access. Company shall reasonably cooperate with Contributors in attempting to cause any Third Party operator to provide Company with the requested access.

(iv)    If, prior to the Environmental Claim Date, (A) Company is denied physical access to any Assets in order to perform a Phase I Environmental Site Assessment or a Phase II ESA or (B) a Phase I Environmental Site Assessment indicates that a Phase II ESA should be performed, Company requests authorization to perform such Phase II ESA, including any environmental sampling or invasive activity or testing or operation, and Contributors deny such request, then, in either such case, Company shall have the right, in its sole discretion, to exclude the applicable Assets (as well as any associated Assets) and such Assets shall not be conveyed at the Closing, in which case, the Consideration shall be reduced by the Allocated Value of such Asset and associated Assets excluded from the Assets conveyed at Closing via the Merger Transactions.

(v)    Company shall (and shall cause its Representative to) coordinate its environmental assessments and inspections of the Assets with Contributors and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Contributors or such Third Party operators. Company shall (and shall cause its Representative to) abide by Contributors’, and any Third Party operator’s, posted safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection, survey, or assessment of the Assets.

(c)    COMPANY HEREBY DEFENDS, INDEMNIFIES AND HOLDS HARMLESS EACH OF THE OPERATORS OF THE ASSETS AND THE CONTRIBUTOR INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES ARISING OUT OF, RESULTING FROM OR RELATING TO ANY COSTS, EXPENSES, DAMAGES OR

FIELD VISIT, ENVIRONMENTAL ASSESSMENT, OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PARENT, COMPANY OR ANY OF THEIR REPRESENTATIVES WITH RESPECT TO THE ASSETS, EVEN IF SUCH COSTS, EXPENSES, DAMAGES, AND LIABILITIES ARISE OUT OF OR RESULT FROM OR RELATE TO, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE CONTRIBUTOR INDEMNIFIED PARTIES, EXCEPTING (I) LIABILITIES TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE CONTRIBUTOR INDEMNIFIED PARTIES AND (II) LIABILITIES ATTRIBUTABLE TO THE DISCOVERY OF ANY CONDITION OF THE ASSETS BY PARENT, COMPANY OR THEIR REPRESENTATIVES DURING THE COURSE OF ANY SUCH ACCESS TO OR INSPECTION OF THE ASSETS (EXCEPT TO THE EXTENT EXACERBATED AS A RESULT OF SUCH ACCESS AND/OR INSPECTION).

(d)    Company agrees to promptly provide Contributors, but in no event less than five (5) Business Days after receipt or creation, copies of all final reports and sampling or test results prepared by Parent, Company, and/or any of their respective Representatives that contain data collected or generated from Company’s and its Representatives’ due diligence with respect to the Assets. Contributors shall not be deemed by their receipt of such documents or otherwise to have made any representation or warranty, expressed, implied or statutory as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(e)    Upon completion of Company’s due diligence, Company shall at its sole cost and expense and without any cost or expense to Contributors (i) repair all damages to any Assets to the extent caused by Company’s or its Representatives’ due diligence activities (including due diligence conducted by Company’s environmental consulting or engineering firm), (ii) if Company performed any sampling or invasive activities as may be permitted hereunder, restore the affected Assets to the approximate same condition as they were prior to commencement of any such sampling or invasive activities, and (iii) remove all equipment, tools, and other property brought onto the Assets in connection with such due diligence. Any disturbance to the Assets (including the leasehold associated therewith), to the extent resulting from such due diligence, will be promptly corrected by Company at Company’s sole cost and expense.

(f)    Any Representatives of Company (including Company’s environmental consulting or engineering firm) that are provided access to the Assets pursuant to this Section 11.1 shall (i) execute a release and indemnity agreement in a form reasonably acceptable to Contributors or (ii) maintain, at their sole cost and expense, policies of insurance of the types and in the amounts that are reasonable and customary for such access; provided, that, notwithstanding the foregoing, in the case of Representatives that are provided site access to any of the Assets described in Section 2.1(a) through Section 2.1(g), such Representatives will be required to maintain the insurance described in clause (ii) which will (A) be primary insurance, (B) list the Contributor Indemnified Parties as additional insureds, (C) waive subrogation against the Contributor Indemnified Parties, and (D) provide for thirty (30) days’ prior written notice to Contributors in the event of cancellation, expiration, or modification of the policy or reduction in coverage. Upon request by Contributors, Company shall provide evidence of such insurance to Contributors prior to accessing the Assets.

11.2    Confidentiality. Each of Parent and Company acknowledges that, pursuant to its right of access to the Records or the Assets, Parent, Company, and their respective Representatives (including Company’s environmental consulting or engineering firm) will become privy to confidential and other information of Contributors or their respective Affiliates, and each of Parent and Company shall ensure that such confidential information (but not including information that (i) is generally available to the public at such disclosure to Parent, Company or their Representatives or (ii) becomes generally available to the public at such disclosure other than as a result of disclosure by Parent, Company or their Representatives in violation of this Section 11.2) shall be held confidential by Parent, Company, Company Merger Sub and their Representatives in accordance with the terms of the Confidentiality Agreement; provided that the foregoing and the Confidentiality Agreement shall not restrict such disclosures to the extent (w) necessary for Parent, Company or their Affiliates to operate the properties of which the Assets are a part, (x) necessary for Parent or Company to perform its obligations under this Agreement (including such disclosure to any investor of Parent, Company or their Affiliates), (y) required by applicable securities or other Laws, applicable rules of any stock exchange having jurisdiction over Parent, Company or their Affiliates or by a governmental order, decree, regulation, or rule, or (z) related to any dispute under or related to this Agreement or the transactions contemplated hereby. If Closing should occur, the foregoing confidentiality restrictions on Parent and the Company, including the Confidentiality Agreement, shall terminate as of the Closing (except as to (A) such portion of the Assets that are not conveyed to Company via the Merger Transactions pursuant to the provisions of this Agreement, (B) the Excluded Assets, and (C) information related to assets other than the Assets). Each of Parent and Company further agrees that, notwithstanding termination of the Confidentiality Agreement, if Closing does not occur then Parent and Company shall continue to maintain as confidential and shall not disclose to any Third Party the results of any Phase I Environmental Site Assessment or any other environmental assessment performed on the Assets under Section 11.1 except as required by Law. If Closing should occur, notwithstanding termination of the Confidentiality Agreement, Contributors shall maintain as confidential, shall not disclose to any Third Party, and shall not use any of the Records, except as required by Law or as provided in the Transaction Documents.

11.3    Disclaimers.

(a)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSIGNMENT OR CONTRIBUTORS’ CERTIFICATES, (i) CONTRIBUTORS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY, OR IMPLIED, (ii) CONTRIBUTORS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR, AND (iii) COMPANY AND PARENT ARE NOT RELYING UPON, ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO COMPANY OR ANY OF ITS AFFILIATES (INCLUDING PARENT), EMPLOYEES, AGENTS, CONSULTANTS, OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO COMPANY OR PARENT BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE, OR ADVISOR OF CONTRIBUTORS OR ANY OF THEIR RESPECTIVE AFFILIATES).

(b)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSIGNMENT OR CONTRIBUTORS’ CERTIFICATES, AND WITHOUT LIMITING THE GENERALITY OF SECTION 11.3(a), CONTRIBUTORS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER, OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL, GEOPHYSICAL, OR SEISMIC DATA OR INTERPRETATION OR ANALYSIS RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (v) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (vii) THE CONTENT, CHARACTER, OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS, OR STATEMENTS PREPARED BY CONTRIBUTORS OR THIRD PARTIES WITH RESPECT TO THE ASSETS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO COMPANY OR ITS AFFILIATES (INCLUDING PARENT) OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF) OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSIGNMENT OR CONTRIBUTORS’ CERTIFICATES, COMPANY AND PARENT ACKNOWLEDGE AND AGREE THAT (x) NO CONTRIBUTOR INDEMNIFIED PARTY IS MAKING (AND NO CONTRIBUTOR INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (Y) NONE OF ANY COMPANY INDEMNIFIED PARTY, PARENT OR THEIR REPRESENTATIVES IS RELYING UPON ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT FOR THE EXPRESS REMEDIES PROVIDED UNDER THIS AGREEMENT, COMPANY (OR COMPANY MERGER SUB) SHALL BE DEEMED TO BE OBTAINING THE ASSETS VIA THE MERGER TRANSACTIONS IN THEIR PRESENT STATUS, CONDITION, AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE, OR UNDISCOVERABLE), AND THAT COMPANY AND PARENT HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS COMPANY AND PARENT DEEM APPROPRIATE.

(c)    OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.15 OR IN CONTRIBUTORS’ CERTIFICATES

(TO THE EXTENT RELATING TO THE REPRESENTATION IN SECTION 4.15), COMPANY AND PARENT ACKNOWLEDGE AND AGREE THAT (i) NO CONTRIBUTOR INDEMNIFIED PARTY IS MAKING (AND NO CONTRIBUTOR INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (ii) NONE OF ANY COMPANY INDEMNIFIED PARTY, PARENT OR THEIR REPRESENTATIVES IS RELYING UPON ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR THE PROTECTION OF NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, EXCEPT FOR THE EXPRESS REMEDIES PROVIDED UNDER THIS AGREEMENT, COMPANY (OR COMPANY MERGER SUB) SHALL BE DEEMED TO BE OBTAINING THE ASSETS VIA THE MERGER TRANSACTIONS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT COMPANY AND PARENT HAVE MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS COMPANY AND PARENT DEEM APPROPRIATE.

(d)    EACH PARTY AGREES THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 11.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY LAW.

ARTICLE XII

TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

12.1    Contributors’ Title.

(a)    General Disclaimer of Title Warranties and Representations. Except for the special warranty of title in the Assignment and without limiting Company’s remedies for Title Defects set forth in this Article XII, Contributors make no warranty or representation, expressed, implied, statutory, or otherwise with respect to Contributors’ title to any of the Assets.

(b)    Special Warranty of Title. If Closing occurs, then effective as of the Closing Date until the expiration of the SWT Survival Period, Contributors shall warrant in the Assignment Defensible Title to the Wells and Leases unto Company Merger Sub against every Person whomsoever lawfully claims the same or any part thereof by, through, or under any Contributor and any of its Affiliates, but not otherwise, subject, however, to Permitted Encumbrances; provided that Company Merger Sub shall not be entitled to protection under (or the right to make a claim against) the special warranty of title provided in the Assignment for (i) any Title Defect reported under this Article XII and/or (ii) any Excluded Defect. Without limiting the foregoing, if Company or Parent has actual knowledge of a Title Defect prior to the Title Claim Date, Company shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article XII and, for the avoidance of doubt, Company Merger Sub shall be precluded from also asserting such matter as the basis of a claim against Contributors’ special warranty of title provided in the Assignment. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the rights and remedies available to Company under this Article XII in respect of any Title Defects arising by, through, or under any Contributor or any of its Affiliates shall not be subject to or limited by the Individual Title Defect Threshold or the Aggregate Deductible.

12.2    Notice of Title Defects; Defect Adjustments.

(a)    Title Defect Notices. Company must deliver no later than 5:00 p.m. (Central Time) on May 31, 2018 (the “Title Claim Date”) claim notices to Contributors meeting the requirements of this Section 12.2(a) (collectively, the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters that, in Company’s good faith opinion, constitute Title Defects and that Company intends to assert as a Title Defect pursuant to this Agreement. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except as provided in Section 12.1), Company and Parent shall be deemed to have waived, and Contributors shall have no Liability for, any Title Defect that Company fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Contributors on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect and the Lease or Well, or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) to the extent available, supporting documents reasonably necessary for Contributors to verify the existence of such alleged Title Defect, and (iv) the amount by which Company reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Company’s belief is based. From the Execution Date until the end of the Title Claim Date, Company shall also, within a reasonable amount of time after discovery, furnish Contributors with written notice of any Title Benefit that is discovered by any of Company’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Company’s due diligence with respect to the Assets. Further, to give Contributors an opportunity to commence reviewing and curing alleged Title Defects, Company agrees to use commercially reasonable efforts to provide Contributors, on or before the end of every other calendar week prior to the Title Claim Date, written notices of all matters that may be alleged as Title Defects which were discovered by Company or any of its Affiliate’s employees, title attorneys, landmen, or other title examiners during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided, however, that Company’s failure to deliver such notice shall not prejudice Company’s ability to assert a Title Defect pursuant to this Article XII.

(b)    Title Benefit Notices. Contributors shall have the right, but not the obligation, to deliver to Company on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Lease or Well, or portion thereof, affected by such Title Benefit (each a “Title Benefit Property”), (ii) the Allocated Value of each Title Benefit Property, (iii) to the extent available, supporting documents reasonably necessary for Company to verify the existence of such alleged Title Benefit, and (iv) the amount by which Contributors reasonably believe the Allocated Value of each Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Contributors’ belief is based. Except for Title Benefits of which Company is required to notify Contributors pursuant to Section 12.2(a), Contributors shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the end of the Title Claim Date.

(c)    Contributors’ Right to Cure.

(i)    Contributors shall have the right, but not the obligation, to attempt, at their sole cost, to cure at any time prior to expiration of the Cure Period any Title Defect asserted by Company. During the period of time from Closing to the expiration of the Cure Period, Company and Parent agree to reasonably cooperate with Contributors, including by giving Contributors reasonable access during normal business hours to all Records in Company’s or its Affiliates’ (including Parent) possession or control to the extent necessary or convenient to facilitate Contributors’ attempt to cure any such Title Defects. An election by Contributors to attempt to cure a Title Defect shall be without prejudice to its rights under Section 12.2(j) and shall not constitute an admission against interest or a waiver of Contributors’ right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(ii)    At the Closing, Company shall withhold from the Consideration an amount (the “Defect Holdback Amount”) equal to the sum of, subject to and after taking into account the limitations, thresholds, and deductibles set forth in Section 12.2(i) and Section 13.1(e):

(A)    the aggregate amount of all Title Defect Amounts (as claimed by Company in its Title Defect Notices) for all Title Defects that Contributors have elected to cure post-Closing pursuant to Section 12.2(d)(ii) and/or dispute pursuant to Section 12.2(d); plus

(B)    the aggregate amount of all Remediation Amounts (as claimed by Company in its Environmental Defect Notices) for all Environmental Defects that Contributors have elected to cure post-Closing pursuant to Section 13.1(b) and/or dispute pursuant to Section 13.1(c); plus

(C)    the aggregate amount of all Title Defect Amounts (as claimed by Company in its Title Defect Notices) and all Remediation Amounts (as claimed by Company in its Environmental Defect Notices) for all Title Defects and Environmental Defects that Contributors attempted to cure prior to Closing but which Company has elected to dispute such cure pursuant to Section 12.2(j).

Notwithstanding anything to the contrary herein, the Defect Holdback Amount shall be equal to (A) an aggregate number of shares of Parent Class A Common Stock and/or Parent Class B Common Stock (allocated in accordance with the Contributors’ Representative Allocation) (rounded down to the nearest number of whole shares) calculated by dividing (x) the amount sum described above by (y) $10.00, and (B) a number of Company Units equal to the number of shares of Parent Class B Common Stock determined in clause (A) above.

(iii)    Upon cure of any Title Defect or Environmental Defect, as applicable, to Company’s reasonable satisfaction prior to the expiration of the Cure Period or, in the event that a Title Defect or Environmental Defect (including as to (A) whether such Title Defect or Environmental Defect has been cured and/or (B) the Title Defect Amount or Remediation Amount therefor) has been submitted to the Title Arbitrator as a Disputed Title Matter pursuant to Section 12.2(j) or to the Environmental Arbitrator pursuant to Section 13.1(f), as applicable, upon resolution of such Disputed Title Matter or Environmental Defect (or the applicable Remediation Amount) under the process delineated in Section 12.2(j) or Section 13.1(f), as applicable, then Contributors or Company and Parent, as applicable, shall be entitled to receive or not issue, as applicable, a portion of the Defect Holdback Amount in accordance with the resolution of said matter in accordance with this Agreement.

(d)    Remedies for Title Defects. Subject to Contributors’ continuing right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, and subject to the rights of the Company pursuant to Section 15.1(a), in the event that any Title Defect timely and effectively asserted by Company in accordance with Section 12.2(a) is not waived in writing by Company or cured prior to Closing, Contributors shall, at their sole option at least two (2) Business Days prior to Closing, elect to:

(i)    subject to the Individual Title Defect Threshold and the Aggregate Deductible (except as and to the extent provided in Section 12.2(i)), reduce the Consideration by the Title Defect Amount (not to exceed the Allocated Value of the applicable Title Defect Property) determined pursuant to Section 12.2(g);

(ii)    cure the alleged Title Defect pursuant to Section 12.2(c)(i); or

(iii)    if applicable, terminate this Agreement pursuant to Section 15.1(a).

If Contributors’ fail to make any of the foregoing elections at least two (2) Business Days prior to Closing, Contributors will be deemed to have elected the remedy set forth in Section 12.2(d)(i).

(e)    Remedies for Title Benefits. With respect to each Title Benefit Property timely and effectively reported under Section 12.2(a) or Section 12.2(b) for which the Title Benefit Amount exceeds the Individual Title Defect Threshold, the aggregate of all such Title Benefit Amounts shall only be used to offset Title Defect Amounts as provided in Section 12.2(i).

(f)    Exclusive Remedy. Except for Company’s rights under Contributors’ special warranty of title in the Assignment (subject to the limitations set forth in Section 12.1), and Company’s rights to terminate this Agreement pursuant to Section 15.1(a), the provisions set forth in Section 12.2(d) shall be the exclusive right and remedy of Company and Parent with respect to any defects in Contributors’ title (including Contributors’ failure to have Defensible Title) with respect to the Leases or Wells.

(g)    Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following methodology, terms, and conditions:

(i)    if Company and Contributors agree in writing on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)    if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)    if, with respect to any Title Defect affecting a Lease or Well, the Title Defect is the result of Contributors’ Net Revenue Interest for such Title Defect Property (for the productive life of such Title Defect Property) being less than the Net Revenue Interest set forth on Exhibit D for such Title Defect Property, and the Working Interest set forth on Exhibit D for such Title Defect Property is decreased (for the productive life of such Title Defect Property) in the same proportion as the decrease in Net Revenue Interest for such Title Defect Property, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Title Defect Property multiplied by (B) a fraction, the numerator of which is such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Exhibit D;

(iv)    if, with respect to any Title Defect affecting a Lease (excluding if such Title Defect affects only a portion of the Target Depths, which shall be subject to clause (v) below), the Title Defect is the result of Contributors’ Net Acres in such Lease being less than the Net Acres represented by Contributors on Exhibit C for such Lease, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Lease multiplied by (B) a fraction, the numerator of which is such Net Acre decrease and the denominator of which is the Net Acres set forth for such Lease on Exhibit C;

(v)    if the Title Defect represents any matter other than described in clauses (i) through (iv) of this Section 12.2(g) (including if a Title Defect affects only a portion of the Target Depths), then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Company and Contributors and such other reasonable factors as are necessary to make a proper evaluation;

(vi)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii)    notwithstanding anything to the contrary in this Article XII, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h)    Title Benefit Amount. The “Title Benefit Amount” resulting from a Title Benefit shall be determined in accordance with the following methodology, terms, and conditions:

(i)    if Company and Contributors agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)    if, with respect to any Title Benefit affecting a Well, the Title Benefit represents an increase in Contributors’ Net Revenue Interest for such Title Benefit Property (for the productive life of such Title Benefit Property) and the Working Interest set forth on Exhibit D for such Title Benefit Property is increased (for the productive life of such Title Benefit Property) in the same proportion as the increase in Net Revenue Interest for such Title

Benefit Property, then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Title Benefit Property multiplied by (B) a fraction, (1) the numerator of which is the Net Revenue Interest increase for such Title Benefit Property and (2) the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Exhibit D;

(iii)    if, with respect to any Title Benefit affecting a Lease, the Title Benefit represents an increase in Contributors’ Net Acres in and to such Lease over the Net Acres represented by Contributors on Exhibit C for such Lease, then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Lease multiplied by (B) a fraction, the numerator of which is such Net Acre increase and the denominator of which is the Net Acres set forth for such Lease on Exhibit C; and

(iv)    if the Title Benefit represents any matter other than described in clauses (i) through (iii) of this Section 12.2(h), then the Title Benefit Amount shall be determined by taking into account the Allocated Value of such Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Company and Contributors and such other reasonable factors as are necessary to make a proper evaluation.

(i)    Title Defect Threshold and Deductible. Subject to the last sentence in Section 12.1(b), but otherwise notwithstanding anything to the contrary in this Agreement (i) in no event shall there be any adjustments to the Consideration for any individual Title Defect for which the Title Defect Amount does not exceed $50,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Consideration for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Contributors) less the aggregate Title Benefit Amounts of all Title Benefits that exceed the Individual Title Defect Threshold, plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defect cured by Contributors), exceeds (B) the Aggregate Deductible, after which point Company shall be entitled to adjustments to the Consideration only with respect to the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible.

(j)    Title Dispute Resolution. Contributors and Company shall attempt to agree in writing on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts and (ii) the adequacy of any curative materials provided by Contributors to cure an alleged Title Defect (collectively, the “Disputed Title Matters”) prior to Closing (or, if Contributors elect to attempt to cure pursuant to Section 12.2(c)(i), then prior to the end of the Cure Period). If Contributors and Company are unable to agree by Closing (or by the end of the Cure Period if Contributors elect to attempt to cure a Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 12.2(j). There shall be a single arbitrator, who shall be a title attorney with at least fifteen (15) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties and/or Title Benefit Properties are located, as selected by mutual agreement of Company and Contributors within fifteen (15) days after the Closing or the end of the Cure Period, as applicable, and absent such agreement, by the Houston, Texas office of the AAA (the “Title Arbitrator”). Each of Company and Contributors shall submit to the Title Arbitrator its proposed resolution of the Disputed Title Matter in writing. The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 12.2(j). The Title Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 12.2(g) and Section 12.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. The costs of the Title Arbitrator shall be borne equally between the Parties. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Consideration pursuant to Section 3.3 or Section 3.4, then within ten (10) days after the Title Arbitrator delivers written notice to Company and Contributors of his award with respect to a Disputed Title Matter and, subject to Section 12.2(i), Company shall, after giving effect to the limitations provided in this Section 12.2 (without duplication), deliver to Contributors from the Defect Holdback Amount, an amount equal to (1) the sum of the Title Defect Amounts associated with (x) those Title Defects which Contributors elected to cure pursuant to Section 12.2(d)(ii) which are not subject to an unresolved Disputed Title Matter and which are fully cured as provided in Section 12.2(c)(i), and (y) any Disputed Title Matters determined in favor of Contributors pursuant to this Section 12.2(j), and Company and Parent shall not be required to issue the remainder of the Defect Holdback Amount, after giving effect to Section 13.1(f). All amounts paid pursuant to this Section 12.2 shall be made by issuing to the Contributors (1) an aggregate number of shares of Parent Class A Common Stock and/or Parent Class B Common Stock (allocated in accordance with the Contributors’ Representative Allocation) (rounded down to the nearest number of whole shares) calculated by dividing (x) such amounts by (y) $10.00, and (2) a number of Company Units equal to the number of shares of Parent Class B Common Stock determined in clause (1) above. For clarity, in no event shall Company or Parent be required to issue aggregate Company Units, Parent Class A Common Stock, or Parent Class B Common Stock pursuant to the preceding sentence in excess of the Defect Holdback Amount. Nothing herein shall operate to cause Closing to be delayed on account of any unresolved Disputed Title Matter arbitration conducted pursuant to this Section 12.2(j) and, to the extent any adjustments are not agreed upon by the Parties in writing as of Closing, the Consideration shall not be adjusted therefor at Closing and subsequent adjustments to the Consideration, if any, will be made pursuant to Section 3.4 or this Section 12.2.

12.3    Casualty Loss.

(a)    Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Company shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Parent and Company shall not assert, and shall not be entitled to assert, such matters as Casualty Losses, Title Defects, Environmental Defects, breaches of this Agreement, or claims for indemnification pursuant to Section 14.2.

(b)    If, after the Execution Date but prior to the Closing Date, any Asset is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), subject to Section 7.7, Company and Parent shall nevertheless be required to Close. Furthermore, subject to Section 7.7:

(i)    If the reasonable estimated losses to the Assets as a result of all Casualty Losses that occur between the Execution Date and the Closing is less than $1,000,000, then at Closing (x) Company shall assume all risk and loss associated with such Casualty Losses as an Assumed Obligation (and Contributors and their respective Affiliates shall have no Liability for such Casualty Losses), (y) the Consideration shall not be adjusted downward as a result of such Casualty Losses and (z) Contributors shall pay to Company all sums paid to Contributors by Third Parties by reason of any Casualty Losses insofar as with respect to the Assets and shall assign, transfer, and set over to Company or subrogate Company to all of Contributors’ right, title, and interest (if any) in insurance claims, unpaid awards, and other rights, in each case, against Third Parties arising out of such Casualty Losses insofar as with respect to the Assets.

(ii)    If the reasonable estimated losses to the Assets as a result of all Casualty Losses that occur between the Execution Date and the Closing equals or exceeds $1,000,000, then, at or prior to Closing, Contributors shall elect to either (x) adjust the Consideration downward by the amount by which the reasonable estimated losses to the Assets as a result of such Casualty Losses exceeds $1,000,000 or (y) exclude the affected Asset(s) from the transaction contemplated hereby and reduce the Consideration by the Allocated Value of such excluded Assets. In the event this clause (b)(ii) is applicable, Contributors shall retain all sums paid by Third Parties by reason of such Casualty Losses and all rights in and to any insurance claims, unpaid awards, and other rights, in each case, against Third Parties arising out of such Casualty Losses.

12.4    Consents to Assign. With respect to each Consent set forth on Schedule 4.4, Contributors shall, within a reasonable period of time after the Execution Date, send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby, and on forms and in substance reasonably acceptable to Company. If prior to Closing, either Party discovers any Consents that are not set forth on Schedule 4.4, such Party shall promptly provide written notice to the other Party of such Consents, whereupon Contributors shall promptly thereafter seek consent and comply with such Consents in accordance with this Section 12.4.

(a)    If Contributors fail to obtain a Consent prior to Closing and the failure to obtain such Consent would (i) cause the assignment to Company of the Assets (or portion thereof affected thereby) via the Merger Transactions to be void or voidable, (ii) give rise to the right to terminate, or result in the termination of, a Lease or Contract under the express terms thereof or (iii) be reasonably likely to result in any material Liabilities that are liquidated in amount to Company after Closing (a consent satisfying (i), (ii), or (iii), a “Hard Consent”), then subject to Section 7.7 and Article X, as applicable, (A) the Asset (or portion thereof) affected by such Hard

Consent shall not be conveyed at the Closing (and shall be withheld from the assignment contemplated in Section 6.19(b)), (B) (1) in cases in which such Asset is a Contract, the Contract shall be held by Contributors for the benefit of Company until the Hard Consent is satisfied or the Contract has terminated and Company shall pay all amounts due thereunder, perform all obligations thereunder and indemnify Contributors against any Liabilities incurred or suffered by Contributors as a consequence of remaining a party to such Contract until the Hard Consent is satisfied or the Contract has terminated or (2) in cases in which the Asset subject to such Hard Consent is a Lease or Well, all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Asset shall not be conveyed at the Closing, (C) the Consideration shall be reduced by the Allocated Value of such Asset (or portion thereof) and associated Assets excluded from the Assets conveyed at Closing via the Merger Transactions as provided in this Section 12.4, and (D) Contributors and Company shall use commercially reasonable efforts to obtain the Hard Consent applicable to the transfer of such Asset following the Closing; provided, however, that no Party shall be required to incur any Liability or pay any money or provide other consideration to any holder of any such Hard Consent in order to obtain such Hard Consent. In the event that a Hard Consent (with respect to an Asset excluded pursuant to this Section 12.4(a)) that was not obtained prior to Closing is obtained within one hundred twenty (120) days following Closing, then Contributors and Company shall effect a Closing pursuant to Section 10.6 (and the other terms and conditions herein) with respect to, and Contributors shall transfer to Company, the Assets (or interests therein) subject to such Consent and any associated Assets that were excluded from the Closing as provided in this Section 12.4, and Company shall pay or provide to Contributors an amount equal to the aggregate Allocated Values of such Assets (as adjusted pursuant to Section 3.2).

(b)    If Contributors fail to obtain a Consent prior to Closing that is not a Hard Consent, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Contributors to Company at Closing via the Merger Transactions as part of the Assets and Company and Parent shall have no claim against, and, provided Contributors have complied with its obligation to seek such Consent as provided in this Section 12.4, Contributors shall have no Liability to Company or Parent for, the failure to obtain such Consent.

(c)    Prior to Closing, Contributors and Company shall use their respective commercially reasonable efforts to obtain all Consents; provided, however, that no Party shall be required to incur any Liability, pay any money or provide any other consideration to the holders of any Consent in order to obtain any such Consent. Subject to the foregoing, Company and Parent agree to provide Contributors with any information or documentation that may be reasonably requested by Contributors or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

12.5    Preferential Purchase Rights. With respect to each Preferential Purchase Right set forth on Schedule 4.9, Contributors shall, within a reasonable period of time after the Execution Date, send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right with respect to the transactions contemplated hereby, and on forms and in substance reasonably acceptable to Company. If prior to Closing, either Party discovers any Preferential Purchase Rights that are not set forth on Schedule 4.9, such Party shall promptly provide written notice to the other Party of such Preferential Purchase Rights, whereupon Contributors shall promptly thereafter send notice and comply with such Preferential Purchase Rights in accordance with this Section 12.5.

(a)    In the event that any holder of a Preferential Purchase Right exercises such Preferential Purchase Right prior to the Closing, the Assets subject to such Preferential Purchase Right (as well as all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements, or other contractual or operational restrictions on the transfer of such affected Asset) shall be excluded from this Agreement, the Consideration shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such affected Assets and, subject to Section 7.7 and Article X, as applicable, the Closing shall occur as to the remainder of the Assets (or interests therein).

(b)    In the event that any holder of a Preferential Purchase Right fails to exercise such Preferential Purchase Right prior to the Closing and the time period for exercise or waiver of such Preferential Purchase Right has not yet expired, the Assets subject to such Preferential Purchase Right (as well as all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements, or other contractual or operational restrictions on the transfer of such affected Asset) shall be retained by Contributors (and shall not be included in the assignment contemplated in Section 6.19(c)) and the Consideration shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such Assets, and, subject to Section 7.7 and Article X, as applicable, the Closing shall occur as to the remainder of the Assets (or interests therein).

(c)    If, subsequent to the Closing, any Preferential Purchase Right is waived, the time period otherwise set forth for exercising such Preferential Purchase Right expires without exercise by the holders thereof, or such holder of such Preferential Purchase Right fails to consummate the purchase of the Assets covered by such Preferential Purchase Right in accordance with the terms of the Preferential Purchase Right, in each case, within one hundred twenty (120) days following Closing, then Contributors and Company shall effect a Closing pursuant to Section 10.6 (and the other terms and conditions herein) with respect to, and Contributors shall transfer to Company, the Assets (or interests therein) subject to such Preferential Purchase Right and any associated Assets that were excluded from the Closing as provided in this Section 12.5, and Company and Parent shall pay or provide to Contributors an amount equal to the aggregate Allocated Values of such Assets (as adjusted pursuant to Section 3.2).

ARTICLE XIII

ENVIRONMENTAL MATTERS

13.1    Notice of Environmental Defects.

(a)    Environmental Defects Notice. Company must deliver no later than 5:00 p.m. (Central Time) on May 31, 2018 (the “Environmental Claim Date”) claim notices to Contributors meeting the requirements of this Section 13.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) setting forth any matters that, in Company’s good faith opinion, constitute Environmental Defects and that Company intends to assert as Environmental Defects pursuant to this Agreement. For all purposes of this Agreement, but subject to Company’s remedy for a breach of Contributors’ representation contained in Section 4.15 and the corresponding representation in Contributors’ Certificate, and without limiting Company’s rights to indemnity in respect of the Specified Obligations, Company and Parent shall be deemed to have waived, and Contributors shall have no Liability for, any Environmental Defect that Company fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Contributors on or before the Environmental Claim Date; provided that if Company or Parent has actual knowledge of an Environmental Defect prior to the Environmental Claim Date, Parent and Company shall only be entitled to assert such matter as an Environmental Defect to the extent permitted by this Article XIII and, for the avoidance of doubt, Parent and Company shall be precluded from also asserting such matter as the basis of an indemnity claim in respect of Contributors’ representation in Section 4.15. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the alleged Environmental Defect and the Assets affected by such alleged Environmental Defect, (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Defect, (iii) to the extent available, supporting documents reasonably necessary for Contributors to verify the existence of such alleged Environmental Defect, and (iv) a calculation of the Remediation Amount that Company asserts is attributable to such alleged Environmental Defect. To give Contributors an opportunity to commence reviewing and curing alleged Environmental Defects, Company agrees to use commercially reasonable efforts to provide Contributors, on or before the end of every other calendar week prior to the Environmental Claim Date, written notices of all matters that may be alleged as Environmental Defects which were discovered by Parent, Company and/or their Representatives during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date; provided, however, that Company’s failure to deliver such notice shall not prejudice Company’s ability to assert an Environmental Defect pursuant to this Article XIII.

(b)    Contributors’ Right to Cure. Contributors shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time during the Cure Period, any Environmental Defects of which it has been advised by Company. During the period of time from Closing to the expiration of the Cure Period, Company and Parent agree to reasonably cooperate with Contributors, including by giving Contributors reasonable access to the applicable Assets affected by any alleged Environmental Defects, to the extent necessary to facilitate Contributors’ attempt to cure any Environmental Defects. An election by Contributors to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 13.1(f) and shall not constitute an admission against interest or a waiver of Contributors’ right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.

(c)    Remedies for Environmental Defects. Subject to Contributors’ continuing right to dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto, and subject to the rights of the Company pursuant to Section 15.1(a), in the event that any Environmental Defect timely asserted by Company in accordance with Section 13.1(a) is not waived in writing by Company or cured prior to Closing, Contributors shall, at their sole option at least two (2) Business Days prior to Closing, elect to:

(i)    subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Consideration by the Remediation Amount relating to such Environmental Defect;

(ii)    in the event that the Remediation Amount equals or exceeds the Allocated Value for such Environmental Defect, retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets (by withholding the same from the assignment contemplated in Section 6.19(b)), in which event, the Consideration shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets (without regard to the Aggregate Deductible); or

(iii)    if applicable, terminate this Agreement pursuant to Section 15.1(a).

If Contributors elect the option set forth in clause (i) above, Company shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Defect and all Liabilities with respect thereto and such responsibility of Company shall be deemed to constitute part of the Assumed Obligations hereunder. If Contributors’ fail to make any of the foregoing elections at least two (2) Business Days prior to Closing, Contributors will be deemed to have elected the remedy set forth in Section 13.1(c)(i).

(d)    Exclusive Remedy. Except for Company’s remedy for a breach of Contributors’ representation contained in Section 4.15 or the corresponding representation in Contributors’ Certificates (subject to the proviso in Section 13.1(a)) and Company’s rights to terminate this Agreement pursuant to Section 15.1(a), and without limiting Company’s right to indemnity in respect of the Specified Obligations, the provisions set forth in Section 13.1(c) shall be the exclusive right and remedy of Company and Parent with respect to any Environmental Defect affecting any Asset.

(e)    Environmental Deductibles. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Consideration for any individual Environmental Defect for which the Remediation Amount does not exceed $75,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Consideration for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Contributors), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defects cured by Contributors) less the aggregate Title Benefit Amounts of all Title Benefits that exceed the Individual Title Defect Threshold, exceeds (B) the Aggregate Deductible, after which point Company shall be entitled to adjustments to the Consideration, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, if Contributors retain any Assets pursuant to Section 13.1(c)(ii), the Remediation Amounts relating to such retained Assets will not count towards the Aggregate Deductible and the Consideration will be reduced by the Allocated Value of such retained Environmental Defect (and associated Assets) without regard to the Aggregate Deductible.

(f)    Environmental Dispute Resolution. Contributors and Company shall attempt to agree in writing on all Environmental Defects and Remediation Amounts prior to Closing. If Contributors and Company are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 13.1(f). There shall be a single arbitrator, who shall be an environmental attorney with at least fifteen (15) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Company and Contributors within fifteen (15) days after the Closing Date and absent such agreement, by the Houston, Texas office of the AAA (the “Environmental Arbitrator”). Each of Company and Contributors shall submit to the Environmental Arbitrator their proposed resolution of each Environmental Defect and Remediation Amount in writing. The proposed resolution shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) as the Remediation Amount for each Environmental Defect. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 13.1. The Environmental Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 13.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. The costs of the Environmental Arbitrator shall be borne equally between the Parties. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Consideration pursuant to Section 3.3 or Section 3.4, then, within ten (10) days after the Environmental Arbitrator delivers written notice to Company and Contributors of his award with respect to any disputed Environmental Defects and/or Remediation Amounts pursuant to this Section 13.1(f), and subject to Section 13.1(e), Company shall, after giving effect to the limitations provided in this Section 13.1 (without duplication), deliver to Contributors from the Defect Holdback Amount, an amount equal to the sum of the Remediation Amounts associated with (x) those Environmental Defects which Contributors elected to cure pursuant to Section 13.1(b) which are not subject to an unresolved disputed Environmental Defect and/or Remediation Amounts pursuant to this Section 13.1(f) and which are fully cured as provided in Section 13.1(b), and (y) any disputed Environmental Defects and/or Remediation Amounts determined in favor of Contributors pursuant to this Section 13.1, and Company and Parent shall not be required to issue the remainder of the Defect Holdback Amount, after giving effect to Section 12.2(j). All amounts paid pursuant to this Section 13.1 shall be made by issuing to the Contributors (1) an aggregate number of shares of Parent Class A Common Stock and/or Parent Class B Common Stock (allocated in accordance with the Contributors’ Representative Allocation) (rounded down to the nearest number of whole shares) calculated by dividing (x) such amounts by (y) $10.00, and (2) a number of Company Units equal to the number of shares of Parent Class B Common Stock determined in clause (1) above. For clarity, in no event shall Company or Parent be required to issue aggregate Company Units, Parent Class A Common Stock, or Parent Class B Common Stock pursuant to the preceding sentence in excess of the Defect Holdback Amount. Nothing herein shall operate to cause Closing to be delayed on account of any unresolved dispute involving Environmental Defects and/or Remediation Amounts or any arbitration conducted pursuant to this Section 13.1(f), and to the extent any adjustments are not agreed upon by the Parties in writing as of Closing, the Consideration shall not be adjusted therefor at Closing, and subsequent adjustments to the Consideration, if any, will be made pursuant to Section 3.4 or this Section 13.1(f).

13.2    NORM, Asbestos, Wastes, and Other Substances. Company and Parent acknowledge that (a) the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Assets or associated with the Assets; (b) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; (c) the wells, materials, and equipment located on the Assets or included in the Assets may contain NORM, asbestos, and other wastes or Hazardous Substances; (d) NORM containing material and other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils, or sediment; (e) special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM, and other Hazardous Substances from the Assets; and (f) notwithstanding anything to the contrary, the presence of NORM or asbestos-containing materials cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws.

ARTICLE XIV

ASSUMPTION; INDEMNIFICATION; SURVIVAL

14.1    Assumed Obligations; Specified Obligations; Retained Obligations.

(a)    Without limiting Company’s rights to indemnity under this Article XIV, from and after Closing, Company Merger Sub, pursuant to the Merger Transactions, assumes and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to, or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, on, or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership, or operation of the Assets, including obligations and Liabilities to (a) furnish makeup gas and settle Imbalances according to the terms of applicable gas sales, processing, gathering, or transportation Contracts, (b) pay Working Interests, Burdens, and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Consideration was adjusted pursuant to Section 3.2(b)(vii)), (c) pay the applicable Governmental Authority any amounts subject to escheat obligations pursuant to applicable Law, (d) Decommission the Assets, (e) clean up and remediate the Assets in accordance with applicable Contracts and Laws, and (f) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by Law (all of said obligations and Liabilities, subject to the following exclusions, being referred to as the “Assumed Obligations”); provided that Company Merger Sub does not assume any Retained Obligations.

(b)    The following obligations and Liabilities related to the Assets are herein referred to as the “Specified Obligations”: (i) Liabilities arising out of or related to personal injury or wrongful death resulting from events arising during Contributors’ or their respective Affiliates’ ownership or operation of the Assets prior to the Closing Date; (ii) any Liabilities arising from any off-site disposal or transportation of Hazardous Substances prior to the Closing Date, (iii)

obligations and Liabilities related to any payment, nonpayment or mispayment of Burdens prior to the Effective Time; (iv) Liabilities related to any acts or omissions of gross negligence or willful misconduct of any Contributor Indemnified Party related to or arising out of the Contributor Indemnified Parties’ ownership or operation of the Assets prior to the Closing Date; (v) any civil or administrative fines or penalties or criminal sanctions imposed or assessed as a result of any pre-Closing Date violation of Law related to or arising out of the ownership or operation of the Assets by Contributors or their respective Affiliates prior to the Closing Date; and (vi) the matters described on Schedule 4.6 and Schedule 4.15 (the matters in this clause (vi), the “Scheduled Specified Obligations”).

(c)    The following obligations and Liabilities related to the Assets are herein referred to as the “Retained Obligations”: (i) any and all Contributor Taxes; (ii) Liabilities arising from or relating to the Excluded Assets; (iii) Liabilities arising from or relating to any Contract or arrangement (x) among any Contributor or (y) among any of Contributors, on the one hand, and any Affiliate of any such Persons, on the other hand; (iv) Liabilities arising from or relating to any debt obligations of Contributors or their respective Affiliates or Hedge Contracts; (v) any ERISA Liabilities; and (vi) Liabilities arising from or relating to any post-Closing curative or Remediation efforts undertaken by or on behalf of Contributors with respect to any Title Defect or Environmental Defect.

14.2    Indemnities of Contributors. Effective as of Closing, subject to the limitations set forth in Section 14.4 and Section 14.8 or otherwise in this Agreement, Contributors shall be responsible for, shall pay on a current basis and hereby agree to defend, indemnify, and hold harmless Company and its Affiliates, and all of its and their respective equity-holders, partners, members, directors, officers, managers, employees, agents, and representatives (collectively, “Company Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Company Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving, or enforcing any of their respective rights hereunder, arising from or related to:

(a)    any breach by Contributors of any of their representations or warranties contained in Article IV and/or Contributors’ Certificate;

(b)    any breach by Contributors of any of their covenants or agreements under this Agreement;

(c)    the Specified Obligations; and

(d)    the Retained Obligations.

14.3    Indemnities of Company and Parent. Effective as of Closing, each of Parent, Company and Company Merger Sub and their respective successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, and holds harmless Contributors and their respective Affiliates, and all of their respective equity-holders, partners, members, directors, officers, managers, employees, agents, and representatives (collectively, “Contributor Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Contributor Indemnified Party, whether or not relating to Third Party

Claims or incurred in the defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from or related to:

(a)    any breach by Company of any of its representations or warranties contained in Article V and/or the Company’s Certificate;

(b)    any breach by Company of any of its covenants or agreements under this Agreement;

(c)    any breach by Parent of any of its representations or warranties contained in Article V;

(d)    any breach by Parent of any of its covenants or agreements under this Agreement; or

(e)    the Assumed Obligations.

14.4    Limitation on Liability.

(a)    Subject to Section 14.4(g), Contributors shall not have any Liability for any indemnification under Section 14.2(a) (i) for any individual Liability unless the amount with respect to such Liability exceeds $100,000 (the “De Minimis Threshold”) and (ii) until and unless the aggregate amount of all Liabilities under Section 14.2(a) that exceed the De Minimis Threshold exceeds the Indemnity Deductible, after which point Contributors shall only be liable for such indemnification to the extent such Liabilities that exceed the De Minimis Threshold exceed the Indemnity Deductible; provided that the limitations on Contributors’ Liability in this Section 14.4(a) shall not apply to Contributors’ Liability for breaches of its Fundamental Representations, the representations and warranties in Section 4.13, and the corresponding representations and warranties in Contributors’ Certificates.

(b)    Notwithstanding anything to the contrary contained in this Agreement, and subject to Section 14.4(g), Contributors shall not be required to indemnify Company for aggregate Liabilities under Section 14.2(a) in excess of fifteen percent (15%) of the Consideration; provided that the limitations on Contributors’ Liability in this Section 14.4(b) shall not apply to Contributors’ Liability for breaches of their Fundamental Representations, the representations and warranties in Section 4.13, and the corresponding representations and warranties in Contributors’ Certificates.

(c)    Notwithstanding anything to the contrary contained in this Agreement, Contributors’ aggregate Liabilities under this Agreement or otherwise shall not exceed the Consideration; provided that the limitation on Contributors’ Liability in this
Section 14.4(c) shall not apply to Contributors’ Liability for any and all Contributor Taxes.

(d)    The obligations set forth in Section 14.2 and Section 14.3 shall not apply to (i) any amount that was taken into account as an adjustment to the Consideration pursuant to the provisions hereof, (ii) except as otherwise provided in this Agreement, any Party’s costs and expenses with respect to the negotiation and consummation of this Agreement and the acquisition and contribution of the Assets, and (iii) any amount that would result in a double recovery.

(e)    Each Party shall use commercially reasonable efforts to mitigate any claim that such Party has or may bring for indemnification in connection with this Agreement or the transactions contemplated hereby.

(f)    For purposes of the indemnification obligations in this Article XIV only, in determining the amount of any Liabilities in connection with a breach of a representation or warranty, any materiality, material adverse effect, Parent Material Adverse Effect, or Material Adverse Effect qualifiers in such representations or warranties shall be disregarded.

(g)    The limitations on liability set forth in this Section 14.4(a) and (b) shall apply to any claim for indemnification resulting from a breach of the covenant contained in Section 6.11(a)(iii) as a result of the Required Information not satisfying clause (i) of the definition of “Compliant.”

14.5    Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 11.1(c), THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

14.6    Exclusive Remedy.

(a)    Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 6.5, Section 6.10(c), Section 11.1(c), this Article XIV and Section 16.17 contain the Parties’ exclusive remedies against each other with respect to this Agreement and the transactions contemplated hereby (whether in contract, tort or otherwise), including breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement. Except as specified in Section 6.5, Section 6.10(c), Section 11.1(c), this Article XIV and Section 16.17, effective as of Closing, Company, on its own behalf and on behalf of the Company Indemnified Parties, hereby releases, remises, and forever discharges the Contributor Indemnified Parties from any and all suits, legal or administrative proceedings, Liabilities, or interest whatsoever, whether in contract, tort or otherwise, known or unknown, which Company or the Company Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use, or operation of any of the Assets prior to, on, or after Closing or the condition, quality, status, or nature of any of the Assets prior to, on, or after Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, any similar Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Contributors or any of their respective Affiliates except as otherwise provided in Section 12.3. Similarly, except as specified in Section 6.5, Section 6.10(c), Section 11.1(c), this Article XIV and Section 16.17, effective as of

Closing, Parent, on its own behalf and on behalf of the Company Indemnified Parties, hereby releases, remises, and forever discharges the Contributor Indemnified Parties from any and all suits, legal or administrative proceedings, Liabilities, or interest whatsoever, whether in contract, tort or otherwise, known or unknown, which Parent or the Company Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use, or operation of any of the Assets prior to, on, or after Closing or the condition, quality, status, or nature of any of the Assets prior to, on, or after Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, any similar Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Contributors or any of their respective Affiliates except as otherwise provided in Section 12.3.

14.7    Indemnification Procedures. All claims for indemnification under Section 6.3, Section 11.1(c), Section 14.2, and Section 14.3 shall be asserted and resolved as follows:

(a)    In General. For purposes of Section 6.3, Section 11.1(c), and this Article XIV, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify any Contributor Indemnified Party or Company Indemnified Party, as applicable, with respect to such Liabilities pursuant to Section 6.3, Section 11.1(c) or this Article XIV, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Contributor Indemnified Party or Company Indemnified Party, as applicable, having the right to be indemnified with respect to such Liabilities by Company or Contributors, as applicable, pursuant to Section 6.3, Section 11.1(c) or this Article XIV.

(b)    Claims Procedure. To make a claim for indemnification under Section 6.3, Section 11.1(c), Section 14.2 or Section 14.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 14.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 14.7(b) shall not relieve the Indemnifying Party of its obligations under Section 6.3, Section 11.1(c), Section 14.2 or Section 14.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of such inaccuracy or breach and shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)    Third Party Claims.

(i)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice relating thereto to notify the Indemnified Party whether it admits or denies its Liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period (or, if earlier, until the Indemnifying Party admits its Liability to defend the Indemnified Party against such Third Party Claim) to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(ii)    If the Indemnifying Party admits its Liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim, and shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 14.7(c)(ii). An Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), (A) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (B) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity hereunder).

(iii)    If the Indemnifying Party does not admit its Liability against a Third Party Claim or admits its Liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against and settle the Third Party Claim at the sole cost and expense of the Indemnifying Party (if the Indemnifying Party is determined to have indemnification Liability with respect to such matter), with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its Liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its Liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (A) admit in writing its Liability to indemnify the Indemnified Party from and against the Liability and if Liability is so admitted, either (1) consent to such settlement or (2) reject, in its reasonable judgment, the proposed settlement or (B) deny Liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (B) above.

(d)    Direct Claims. In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its Liability for such Liability, or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall conclusively be deemed to have denied Liability with respect to such matter.

(e)    For the avoidance of doubt, any and all payments required to be made by the Parties pursuant to this Article XIV shall be made in United States currency by wire transfer of immediately available funds within three (3) Business Days after the date on which such Party becomes obligated to make such payment pursuant to this Agreement; provided, however, that in the event Contributors are obligated pursuant to this Article XIV to make payments, then Contributors, at their option, may elect to make all or a part of such payments by surrendering to Company or Parent, as applicable, for cancellation (1) an aggregate number of Parent Class A Common Stock and/or Parent Class B Common Stock (with the allocation between Parent Class A Common Stock and Parent Class B Common Stock being determined by the Contributors’ Representative at the time of such election) (rounded down to the nearest number of whole shares) calculated by dividing (x) the amount of such payment by (y) the VWAP for one share of Parent Class A Common Stock for the 10 Trading Days ending immediately prior such payment date, and (2) a number of Company Units equal to the number of shares of Parent Class B Common Stock so surrendered. Notwithstanding anything to the contrary in this Agreement, Parent and Company shall have the right to setoff against, offset, recoup, or withhold from the Earnout Payments, if payable, in respect of Contributors’ indemnification obligations hereunder (1) an aggregate number of shares of Parent Class A Common Stock and/or Parent Class B Common Stock (and Company Units) (with the allocation between Parent Class A Common Stock and Parent Class B Common Stock being proportionate with the Earnout Payments otherwise payable without application of this sentence) (rounded down to the nearest number of whole shares) calculated by dividing (x) the amount of such indemnification payment by (y) the VWAP for one share of Parent Class A Common Stock for the 10 Trading Days ending immediately prior such payment date, and (2) a number of Company Units equal to the number of shares of Parent Class B Common Stock so surrendered, if any.

14.8    Survival.

(a)    Contributors’ Representations and Warranties.

(i)    Except as set forth in Section 14.8(a)(ii) and Section 14.8(a)(iii), Contributors’ representations and warranties in Article IV, the corresponding representations and warranties in Contributors’ Certificates and the corresponding indemnity obligations of Contributors under Section 14.2(a) with respect to all such representations and warranties, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is twelve (12) months after the Closing Date.

(ii)    Contributors’ Fundamental Representations, the corresponding representations and warranties in Contributors’ Certificates and the corresponding indemnity obligations of Contributors under Section 14.2(a) with respect to Contributors’ Fundamental Representations, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is three (3) years after the Closing Date.

(iii)    Contributors’ representations and warranties in Section 4.13, the corresponding representations and warranties in Contributors’ Certificates and the corresponding indemnity obligations of Contributors under Section 14.2(a) with respect to the representations and warranties in Section 4.13, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is sixty (60) days after expiration of the applicable statute of limitations.

(b)    Contributors’ Covenants. Each of the covenants and performance obligations of Contributors set forth in this Agreement that are to be complied with or performed by Contributors at or prior to Closing (other than Section 6.6 and Section 16.2) and the corresponding indemnity obligations of Contributors under Section 14.2(b) with respect to such covenants and obligations, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is twelve (12) months after the Closing Date. All other covenants and performance obligations of Contributors set forth in this Agreement and the corresponding indemnity obligations of Contributors under Section 14.2(b) with respect to such covenants and obligations shall survive the Closing and remain in full force and effect until fully performed.

(c)    Contributors’ Specified Obligations, Retained Obligations. The Specified Obligations and the corresponding indemnity obligations of Contributors under Section 14.2(c) with respect to the Specified Obligations shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is twelve (12) months after the Closing Date; provided that (x) the Scheduled Specified Obligations and the corresponding indemnity obligations of Contributors under Section 14.2(c) with respect to the Scheduled Specified Obligations shall survive the Closing until such matters are fully and finally resolved, and (y) the Specified Obligations under clause (iii) of the definition thereof and the corresponding indemnity obligations of Contributors under Section 14.2(c) shall expire and terminate at 5:00 p.m. Central time on the date that is two (2) years after the Closing Date. The Retained Obligations and the corresponding indemnity obligations of Contributors under Section 14.2(d) with respect to the Retained Obligations shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is sixty (60) days after expiration of the applicable statute of limitations.

(d)    Parent’s and Company’s Representations, Warranties, Covenants, and Other Indemnities. The representations, warranties, covenants and performance obligations of Parent and Company in this Agreement and Company’s Certificate, and all covenants, assumptions and indemnities set forth in Section 14.3 shall survive the Closing and remain in full force and effect indefinitely.

(e)    Survival After Claim. Notwithstanding Section 14.8(a), Section 14.8(b), and Section 14.8(c), if a Claim Notice has been properly delivered under Section 14.7(b) before the date any representation, warranty, covenant, indemnity or performance obligation would otherwise expire under such Sections alleging a right to indemnification or defense for Liabilities arising out of, relating to, or attributable to the breach of such representation, warranty, covenant, indemnity, or performance obligation, such representation, warranty, covenant, indemnity, or performance obligation shall continue to survive until the claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, indemnity, or performance obligation have been fully and finally resolved under Section 14.7.

(f)    Knowledge. In no event shall any Person be entitled to indemnification hereunder with respect to a breach by a Party of any of the representations, warranties, or covenants made or agreed to by such a Party hereunder of which such Person had actual knowledge prior to the Execution Date.

14.9    Waiver of Right to Rescission. Contributors, Parent, and Company acknowledge that, following Closing, the payment of money or equity consideration, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money or equity consideration shall be adequate compensation, following Closing, Company, Parent, and Contributors waive any right to rescind this Agreement or any of the transactions contemplated hereby.

14.10    Insurance. The amount of any Liabilities for which any of the Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates) from insurance policies carried by such Indemnified Party that are actually realized.

14.11    Non-Compensatory Damages. NONE OF THE COMPANY INDEMNIFIED PARTIES, PARENT AND ITS AFFILIATES, NOR CONTRIBUTOR INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM CONTRIBUTORS, PARENT OR COMPANY, AS APPLICABLE, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, CONTRIBUTORS’ CERTIFICATES, THE COMPANY’S CERTIFICATE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, PARENT AND COMPANY, ON BEHALF OF PARENT AND EACH OF THE COMPANY INDEMNIFIED PARTIES AND CONTRIBUTORS, ON BEHALF OF EACH OF THE CONTRIBUTOR INDEMNIFIED PARTIES, EACH WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, CONTRIBUTORS’ CERTIFICATES, THE COMPANY’S CERTIFICATE, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12    Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement, Contributors’ Certificates, the Company’s Certificate, or the transactions contemplated hereby or thereby.

14.13    Treatment of Payments. Any payments made to any Company Indemnified Party or Contributor Indemnified Parties, as the case may be, pursuant to Article III, this Article XIV or Section 16.2 shall be treated as an adjustment to the Consideration for U.S. federal and applicable state income Tax purposes to the extent permitted by applicable Law.

ARTICLE XV

TERMINATION, DEFAULT AND REMEDIES

15.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing (by written notice from the terminating Party to the other Party):

(a)    by Contributors or Company if Closing shall not have occurred on or before October 31, 2018 (as may be extended in accordance herewith, the “End Date”); provided, however, that in the event the Marketing Period has commenced but has not completed as of the End Date, the End Date may be extended (but not beyond the then remaining number of calendar days of the Marketing Period that have not yet been completed) by Parent in its sole discretion by providing written notice thereof to the Contributors at least one (1) Business Day prior to the End Date.

(b)    by Company if the Giddings PSA has been validly terminated prior to consummation of the Giddings Transaction;

(c)    by Contributors or Company if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal, in each case, by the terms of a final, non-appealable order;

(d)    by Company in the event of a breach by Contributors or by Contributors in the event of a breach by Parent or Company of any representation, warranty, covenant or other agreement contained in this Agreement that (i) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2 or Section 9.1 or Section 9.2, as applicable, if it was continuing as of the Closing Date and (ii) cannot be or has not been cured by the earlier of (A) five (5) Business Days prior to the End Date and (B) thirty (30) days after the giving of written notice to the breaching Party of such breach, the basis for such notice, and the date of the proposed termination (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e)    by the mutual prior written consent of the Parties; or

(f)    by the Contributors if the Parent Board shall have made a Change in Recommendation;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b), or (d) of this Section 15.1 if such Party (or its Affiliates, as applicable) is in Willful and Material Breach of this Agreement and/or the Giddings PSA at the time this Agreement would otherwise be terminated by such Party.

15.2    Effect of Termination. If this Agreement is terminated pursuant to any provision of Section 15.1, then this Agreement shall forthwith become void, and the Parties shall have no Liability or obligation hereunder; provided that the provisions of Section 6.15, Section 11.1(c), Section 11.2, Section 11.3, Section 14.11, this Section 15.2, Section 15.3, Article I, and Article XVI (other than Section 16.2(b) through Section 16.2(j) and Section 16.17, which shall terminate) and such of the defined terms set forth in Annex I to give context to such Sections shall, in each case, survive such termination; provided further that no Party shall be relieved or released from any Liabilities arising out of any Willful and Material Breach by such Party that gave rise to the failure of a condition set forth in Article VII, Article VIII or Article IX, as applicable.

15.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Company and Parent shall, and shall use commercially reasonable efforts to cause the Financing Sources to, return to Contributors all original (and destroy all copies of) title, engineering, geological and geophysical data, environmental assessments and reports, maps, and other information furnished by Contributors to Company, Parent or to the Financing Sources or prepared by or on behalf of Company in connection with its due diligence investigation of the Assets, in each case, in accordance with the Confidentiality Agreement, and an officer of Company shall certify same to Contributors in writing.

ARTICLE XVI

MISCELLANEOUS

16.1    Annexes, Exhibits, and Schedules. All of the Annexes, Exhibits, and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Annexes, Exhibits, and Schedules prior to and as of the execution of this Agreement.

16.2    Expenses and Taxes.

(a)    Except as otherwise specifically provided, all fees, costs, and expenses incurred by Company, Parent or Contributors in negotiating this Agreement and the Transaction Documents or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs, and expenses; provided, however, that at the Closing, Parent shall pay or cause to be paid the Contributors Transaction Expenses to Contributors and the GulfTex Acquisition Costs to GulfTex Purchasers.

(b)    (i) Contributors shall be allocated and bear all Asset Taxes attributable to (x) any Tax period ending prior to the Effective Time and (y) the portion of any Straddle Period ending immediately prior to the Effective Time, and (ii) Company shall be allocated and bear all Asset Taxes attributable to (A) any Tax period beginning at or after the Effective Time and (B) the portion of any Straddle Period beginning at the Effective Time.

(c)    For purposes of determining the allocations described in Section 16.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to Liability for the particular Asset Tax and shall end on the day before the next such date.

(d)    To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.2 or Section 3.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or payable by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.4, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 16.2(d).

(e)    Subject to Company’s indemnification rights under Section 13.2, Company shall be responsible for paying any Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes in a manner consistent with Contributors’ past practice unless otherwise required by applicable Law.

(f)    Contributors shall be entitled to any and all refunds of Asset Taxes allocated to Contributors pursuant to Section 16.2(b) and Section 16.2(c), and Company shall be entitled to any and all refunds of Asset Taxes allocated to Company pursuant to Section 16.2(b) and Section 16.2(c). If a Party or its Affiliate receives a refund of Asset Taxes (the “Recipient Party”) to which the other Party is entitled pursuant to this Section 16.2(f) (the “Entitled Party”), such Recipient Party shall forward to the Entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses incurred by such Recipient Party in procuring such refund.

(g)    All required documentary, filing, and recording fees and expenses in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey title to the Assets to Company shall be borne by Company. To the extent that any sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation or similar Taxes are incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”), such Transfer Taxes shall be borne by Company. The Parties shall cooperate in good faith to minimize, to the extent possible under applicable Laws, the amount of any such Transfer Taxes. Each Party will provide and make available to each other Party any resale certificates and other exemption certificates or information reasonably requested by such other Party. Any Tax Returns that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local Laws for filing such Tax Returns, and such Party will use its commercially reasonable efforts to provide drafts of such Tax Returns to the other Parties least ten (10) days prior to the expected filing date for such Tax Returns.

(h)    The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s reasonable request) the provision of records and information that are relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

(i)    Company shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Contributors hereunder such amounts as may be required to be deducted or withheld therefrom under the Code, under any Tax Law or pursuant to any other applicable Laws provided, however, that Company shall provide at least ten (10) Business Days’ written notice to Contributors if Company intends to withhold any amounts under this Section 16.2(i). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

(j)    Notwithstanding anything to the contrary in this Agreement, Contributors shall retain responsibility for, and shall bear and pay, all Income Taxes incurred by or imposed on Contributors with respect to any period prior to or including the Closing Date, any of their direct or indirect owners or Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, and no such Taxes shall be taken into account as adjustments to the Consideration under Section 3.2.

16.3    Assignment. This Agreement may not be assigned, in whole or in part, by either Party without prior written consent of the other Party; provided that (x) each of Parent and Company shall have the right to assign this Agreement, in whole or in part, to any Affiliate and (y) each of Parent and Company may, after the Closing Date, collaterally assign its rights under this Agreement to any Financing Source without the prior written consent of the other Party; provided, however, that no such assignment shall relieve Parent or the Company of their respective obligations under this Agreement; provided further that EV XIV-C shall have the right to assign a portion of its rights and obligations under this Agreement prior to Closing to an Affiliate so long as such Affiliate agrees in writing to be bound by the terms of this Agreement in all respects as a Contributor hereunder, and provided that no such assignment shall relieve EV XIV-C of its obligations under this Agreement (it being understood that EV XIV-C shall reasonably consult with Parent and Company (A) regarding any restructuring related to any such proposed assignment and (B) prior to initiating communications with the limited partners of EV XIV-C in connection with any such restructuring). In the event the non-assigning Party consents to any such assignment, or Parent or Company assigns this Agreement to an Affiliate, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.

16.4    Preparation of Agreement. Each Party and its counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

16.5    Publicity. Subject to compliance with applicable Law, the Parties will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement.

16.6    Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Contributors:

Contributors’ Representative

c/o ENERVEST, LTD.

Attention: Philip Berry

Vice President – Business Development & Transactions

1001 Fannin, Ste. 800

Houston, Texas 77002

Email: PBerry@EnerVest.net

With a copy to (which shall not constitute notice):

ENERVEST, LTD.

Attention: J. Andrew West

Vice President & General Counsel

1001 Fannin, Ste. 800

Houston, Texas 77002

Email: AWest@EnerVest.net

If to Parent or Company:

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: Jerry Neugebauer

Fort Worth, Texas 76102

Email: GNeugebauer@tpg.com

With a copy to:

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Keith Fullenweider

Email: kfullenweider@velaw.com

and

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention: John Grand

Email: jgrand@velaw.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person or by courier or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 16.6.

16.7    Further Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall take such other actions as such requesting Party may reasonably request, at such requesting Party’s expense, in order to effectuate the transactions contemplated by this Agreement.

16.8    Filings, Notices, and Certain Governmental Approvals. Promptly after Closing, Company shall (a) record all assignments executed in connection with the Merger Transactions in the real property records of the appropriate counties as well as with applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Company (or Company Merger Sub), (c) actively pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Company (or Company Merger Sub), and (d) actively pursue all other consents and approvals customarily obtained by buyers after closing that may be required in connection with the assignment of the Assets to Company (or Company Merger Sub) and the assumption of the Liabilities assumed by Company Merger Sub hereunder, in each case, that shall not have been obtained prior to Closing. Company obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

16.9    Entire Agreement; Conflicts. THIS AGREEMENT, THE ANNEXES, EXHIBITS AND SCHEDULES HERETO, THE CONFIDENTIALITY AGREEMENT, AND THE TRANSACTION DOCUMENTS, COLLECTIVELY, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, CONTRIBUTORS’ CERTIFICATES, OR THE COMPANY’S CERTIFICATE, AND NEITHER CONTRIBUTORS, COMPANY NOR PARENT SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 16.9.

16.10    Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Contributors, Parent and Company, and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations, or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so). Notwithstanding the foregoing, the Financing Sources (and solely in the case of this Section 16.10, Section 16.13 and Section 16.22, the Financing Persons) shall be express third party beneficiaries of, and shall be entitled to enforce, this Section 16.10, Section 16.11, Section 16.12, Section 16.13, and Section 16.22.

16.11    Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties; provided, however, (x) following the receipt of Stockholder Approval, no amendment shall be made which by Law would require the further approval by the stockholders of Parent without first obtaining such further approval and (y) Section 16.10, this Section 16.11, Section 16.12, Section 16.13 and Section 16.22 (and any related definitions that would affect these sections) may not be amended in a manner that adversely impacts any Financing Person without the prior written consent of the Financing Sources.

16.12    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance; provided, however, that any waiver of Section 16.10, Section 16.11, this Section 16.12, Section 16.13 and Section 16.22 (and any related definitions that would affect these sections) may not be given without the prior written consent of the Financing Sources if such waiver would adversely impact any Financing Person. No course of dealing on the part of Contributors, Parent, or Company or their respective officers, employees, agents, or representatives and no failure by Contributors, Parent or Company to exercise any of their rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of Contributors and Company under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

16.13    Governing Law; Jurisdiction.

(a)    THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES, AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION (EXCEPT THAT (X) WITH RESPECT TO ISSUES RELATING TO THE FIDUCIARY OBLIGATIONS OF THE PARENT BOARD, THE STOCKHOLDER APPROVAL AND THE STOCKHOLDERS MEETING, THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN AND (Y) WITH RESPECT TO ANY ACTION INCLUDING THE FINANCING PERSONS, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN).

(b)    THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE, AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT (OTHER THAN TO THE EXTENT SET FORTH IN SECTIONS 3.5, 12.2(j), 13.1(f) AND/OR EXHIBIT Q), THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE IN ANY STATE OR FEDERAL COURT IN HOUSTON, TEXAS AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT (OTHER THAN TO THE EXTENT SET FORTH IN SECTIONS 3.5,

12.2(j), 13.1(f) AND/OR EXHIBIT Q), THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. NOTWITHSTANDING THE FOREGOING, (X) THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING ANY SUIT ARISING OUT OF OR RELATING TO THE FIDUCIARY OBLIGATIONS OF THE PARENT BOARD, THE STOCKHOLDER APPROVAL AND THE STOCKHOLDERS MEETING IN ANY FORUM OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN THE STATE OF DELAWARE AND AGREE THAT THE WAIVER OF JURY TRIAL SET FORTH IN THIS SECTION 16.13 SHALL BE APPLICABLE TO ANY SUCH PROCEEDING AND (Y) THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING ANY SUIT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS AGAINST THE FINANCING PERSONS, INCLUDING WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO ANY OF THE DEBT COMMITMENT LETTER, THE DEBT FINANCING OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND AGREE THAT THE WAIVER OF JURY TRIAL SET FORTH IN THIS SECTION 6.13 SHALL BE APPLICABLE TO ANY SUCH PROCEEDING. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

(c)    TO THE EXTENT THAT ANY PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN SECTION 16.13(b).

(d)    THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS AND DEBT FINANCING CONTEMPLATED HEREBY OR THEREBY.

16.14    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

16.15    Removal of Name. As promptly as practicable, but in any case within ninety (90) days after the Closing Date, Company shall, at its sole cost and expense, eliminate the name “EnerVest” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Contributors or any of their respective Affiliates.

16.16    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

16.17    Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, including any obligation to consummate the Closing, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

16.18    Joint and Several Liability. For clarity, and notwithstanding anything to the contrary in this Agreement, each Contributor shall be jointly and severally liable for all duties, obligations and Liabilities of each other Contributor under this Agreement and the Transaction Documents, except that the Fund Contributors (collectively), on the one part, EV XIV-2A, on the second part, and EV-XIV-3A, on the third part, will be severally, and not jointly, liable for Contributors’ obligations hereunder based on the ownership interests of each Contributor set forth on Schedule 16.18 (the “Contributor Ownership Interests”), including obligations herein related to Title Defects, Environmental Defects, and representations, warranties, and covenants of the Contributors, in each case, with respect to which all thresholds, deductibles, caps, and similar limitations herein shall be reduced, and apply separately, for Fund Contributors (collectively), on the one part, EV XIV-2A, on the second part, and EV-XIV-3A, on the third part, on a pro rata basis based on the Contributor Ownership Interests; provided that, notwithstanding the foregoing, the determination of whether the conditions to closing set forth in Article VII and Article IX have been satisfied will be determined on a joint (and not several) basis among the Contributors.

16.19    Contributors’ Representative. Notwithstanding anything to the contrary, each Contributor hereby appoints EV XIV-A (“Contributors’ Representative”) to serve as its representative hereunder, and agrees that Contributors’ Representative shall be authorized on such Contributor’s behalf and be responsible hereunder, to, among other things, (a) deliver and receive all notices, statements, reports, and other information given by or addressed hereunder to Contributors, (b) receive all amounts payable hereunder to Contributors, (c) make, on a joint basis, all elections that any Contributor is entitled hereunder to make, and (d) otherwise perform (to the extent practicable) all of the administrative obligations hereunder of the Contributors. Moreover, Contributors’ Representative shall be responsible for disbursing to the other Contributors their respective proportionate shares of all amounts received hereunder by Contributors’ Representative on their behalf. At any time a determination is to be made regarding an allocation among the Contributors, including allocations between shares of Parent Class A Common Stock and/or Parent Class B Common Stock, with respect to any payment, issuance or surrender, (i) such allocation shall be made in good faith by the Contributor’s Representative and (ii) such allocation shall be reflected in a written instrument prepared by the Contributors’ Representative and delivered to the Company and Parent (each a “Contributors’ Representative Allocation”). Notwithstanding the foregoing, with respect to any Contributors’ Representative Allocation, each Contributor shall either receive all shares of Parent Class A Common Stock or all shares of Parent Class B Common Stock (together with a corresponding number of Company Units). The Company and Parent shall be entitled to rely upon any Contributors’ Representative Allocation for all purposes and shall have no Liability arising from or relating to, and each Contributor hereby waives and releases the Company and Parent for any and all claims, duties and Liabilities that the Company or Parent have or may have in respect of, the use or reliance by the Company and Parent upon any Contributors’ Representative Allocation. Additionally, the Company and Parent shall not be obligated to make any payment or issuance to the Contributors until the Company and Parent receive a Contributors’ Representative Allocation with respect to such payment or issuance.

16.20    No Recourse.

(a)    Notwithstanding the fact that Company may be a partnership or limited liability company, Contributors, by their acceptance of the benefits of this Agreement, covenant, agree and acknowledge that, except as otherwise expressly provided in this Agreement or any Transaction Document or in the case of fraud, no Persons other than Parent, Company or any of their respective Affiliates to whom this Agreement is validly assigned pursuant to Section 16.3 (and their respective successors and assigns, collectively, the “Company Recourse Parties”) shall have any obligation hereunder and that they have no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (i) any former, current, or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, or employee of Parent or Company (or any of the foregoing Persons successors or permitted assignees), (ii) any former, current, or future general or limited partner, owner, manager, stockholder, or member of Parent or Company (or any of the foregoing Persons successors or permitted assignees) or any Affiliate thereof, or (iii) any former, current, or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager, or member of any of the foregoing, but, in each case, not including Parent, Company or any of their respective Affiliates to whom this Agreement is validly assigned pursuant to Section 16.3 (each, but excluding for the avoidance of doubt, the Company Recourse Parties, a “Company Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Parent or Company or any of their respective Affiliates to whom this Agreement is validly assigned pursuant to Section 16.3 against the Company Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Company Party Affiliate, as such, for any obligations of Parent or Company (or any of their respective Affiliates to whom this Agreement is validly assigned pursuant to Section 16.3) under this Agreement or the transactions contemplated hereby, under any Transaction Document, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations, or their creation.

(b)    Notwithstanding the fact that each Contributor may be a partnership or limited liability company, each of Company and Parent, by its acceptance of the benefits of this Agreement, covenants, agrees, and acknowledges that, except as otherwise expressly provided in this Agreement or any Transaction Document or in the case of fraud, no Persons other than Contributors (and their respective successors and assigns, collectively, the “Contributor Recourse Parties”) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (i) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, or employee of any Contributor (or any of the foregoing Persons successors or permitted assignees), (ii) any former, current, or future general or limited partner, owner, manager, stockholder, or member of any Contributor (or any of the foregoing Persons successors or permitted assignees) or any Affiliate thereof, or (iii) any former, current, or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager, or member of any of the foregoing, but, in each case, not including any Contributor (each, but excluding for the avoidance of doubt, the Contributor Recourse Parties, a “Contributor Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract, or otherwise) by or on behalf of any Contributor against the Contributor Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Contributor Party Affiliate, as such, for any obligations of any Contributor under this Agreement or the transactions contemplated hereby, under any Transaction Document, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract, or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

16.21    Trust Account Waiver. Contributors acknowledge that Parent is a blank check company with the powers and privileges to effect a Business Combination. Contributors further acknowledge that substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public stockholders and the underwriters of Parent’s initial public offering. For and in consideration of Parent and Company entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Contributors hereby irrevocably waives any right, title, interest, or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts, or agreements with Parent and Company; provided, that (a) nothing herein shall serve to limit or prohibit Contributors’ right to pursue a claim against Company pursuant to this Agreement for legal relief against monies or other assets of Company held outside the Trust Account or, subject to Section 16.17, for specific performance or other equitable relief in connection with the transactions contemplated hereby or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that Contributors may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

16.22    Lenders. Notwithstanding anything herein to the contrary, Contributors agree, on behalf of themselves and their respective former, current or future Affiliates, limited partners or other equityholders and Representatives (collectively, the “Contributor Related Parties”) that neither the Contributors nor the Contributor Related Parties shall have any claim against any Financing Person, nor shall any Financing Person have any liability whatsoever to any Contributor Related Party, in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Person.

16.23    Time is of the Essence. This Agreement contains a number of dates and times by which performance or exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date and time applicable to it on the basis that its late action constitutes substantial performance. Without limiting the foregoing, time is of the essence in this Agreement.

16.24    Legal Representation. Contributors have retained Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) to act as their counsel in connection with the transactions contemplated hereby. Gibson Dunn has not acted as counsel for any other Person in connection with the transactions contemplated hereby and no other Person has the status of a client of Gibson Dunn for conflict of interest or any other purposes in connection with such transactions. Parent and Company hereby agree that, in the event that a dispute arises after the Closing between Parent, Company or any of their respective Affiliates, on the one part, and Contributors or their Affiliates, on the other part, Gibson Dunn may represent Contributors or their Affiliates in such dispute even though the interests of Contributors or their Affiliates may be directly adverse to Parent, Company or their respective Affiliates and even though Gibson Dunn may have represented Parent, Company or their respective Affiliates in a matter substantially related to such dispute. Parent and Company hereby waive any conflict of interest in connection with such representation of Parent or Company or any of their respective Affiliates by Gibson Dunn. Parent and Company agree that, as to all communications, whether written or electronic, among Gibson Dunn, Contributors, the Company or their respective Affiliates, and all files, attorney notes, drafts or other documents, that relate in any way to the transactions contemplated by this Agreement, that predate the Closing and that are protected by the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege, such protections belong to Contributors and may be controlled by Contributors and shall not pass to or be claimed by Parent or the Company. Gibson Dunn and its respective partners and employees are third party beneficiaries of this Section 16.24.

Signature Pages Follow

IN WITNESS WHEREOF, Contributors, Company and Parent have executed this Agreement as of the date first written above.

CONTRIBUTORS:

ENERVEST ENERGY INSTITUTIONAL FUND XIV-A, L.P.

By:	EnerVest, Ltd.,
its General Partner

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President – Business Development &
Transactions

ENERVEST ENERGY INSTITUTIONAL FUND XIV-WIC, L.P.

By:	EVFC GP XIV, LLC,
its Managing General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President – Business Development & Transactions

SIGNATURE PAGE TO CONTRIBUTION AND MERGER AGREEMENT

ENERVEST ENERGY INSTITUTIONAL FUND XIV-2A, L.P.

By:	EVFA XIV-2A, LLC,
its Managing General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President – Business Development & Transactions

ENERVEST ENERGY INSTITUTIONAL FUND XIV-3A, L.P.

By:	EVFA XIV-3A, LLC,
its Managing General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President – Business Development & Transactions

SIGNATURE PAGE TO CONTRIBUTION AND MERGER AGREEMENT

ENERVEST ENERGY INSTITUTIONAL FUND XIV-C, L.P.

By:	EVFC GP XIV, LLC,
its Managing General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President – Business Development & Transactions

SIGNATURE PAGE TO CONTRIBUTION AND MERGER AGREEMENT

PARENT:

TPG PACE ENERGY HOLDINGS CORP.

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

COMPANY:

TPG PACE ENERGY PARENT LLC

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO CONTRIBUTION AND MERGER AGREEMENT

ANNEX I

DEFINED TERMS

“2018 Asset Additions” shall have the meaning set forth in Section 6.18.

“2018 Lease Acquisition Costs” shall have the meaning set forth in Section 6.18.

“2018 Leases” shall mean the Leases listed on Schedule 2.3(b).

“2018 New Leases” shall have the meaning set forth in Section 6.18.

“AAA” shall have the meaning set forth in Section 3.5.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.5.

“Acquired Units” shall have the meaning set forth in Section 3.1(b).

“Adjusted Consideration” shall have the meaning set forth in Section 3.1(a).

“Adverse Effect on Financing” shall having the meaning set forth in Section 6.10(a).

“AFEs” shall have the meaning set forth in Section 4.12.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Asset” shall have the meaning set forth in Section 6.7.

“Aggregate Deductible” shall mean one and one-half percent (1.5%) of the Consideration.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Values” shall have the meaning set forth in Section 3.6.

“Allocation” shall have the meaning set forth in Section 3.7.

“Alternative Proposal” shall mean proposal, transaction or offer by any Person (other than Parent or Company) for any direct or indirect acquisition of any of the Assets.

“Amended Parent Charter” shall have the meaning set forth in Section 6.12(a).

“Anti-Corruption Laws” shall mean all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, and the UK Bribery Act of 2010.

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“Applicable Contracts” shall mean all Contracts to which any Contributor is a party or is bound to the extent relating to any of the Assets and (in each case) that will be binding on Company (or Company Merger Sub) after Closing, including: communitization agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes.

“Assets” shall have the meaning set forth in Section 2.1.

“Assignment” shall mean the Assignment, Assumption and Bill of Sale from the applicable Contributor to its Merger Sub, pertaining to the Assets, in the form attached to this Agreement as Exhibit I.

“Assumed Obligations” shall have the meaning set forth in Section 14.1(a).

“Available Cash” as of the Closing, shall equal the amount of funds contained in the Trust Account (net of Parent Stockholder Redemption Amount and the payment of any Deferred Underwriting Fees), plus the amount of Available Financing Proceeds, minus the cash purchase price required to be paid by Company pursuant to the Giddings PSA at the Closing, minus the cash purchase price required to be paid by Parent and Company pursuant to the Ironwood MIPA at the Closing, minus the Contributors’ Transaction Expenses, minus the Parent Transaction Expenses, minus the GulfTex Costs.

“Available Debt Proceeds” shall mean an amount determined by Parent in its sole discretion upon written notice to Contributors at any time prior to the Closing; provided, however, that, to the extent that the Debt Financing is available to Parent and Company, “Available Debt Proceeds” shall not be less than $500,000,000.

“Available Financing Proceeds” as of the Closing, shall equal the Available Debt Proceeds, plus any net cash proceeds to Parent resulting from the Subscription Agreements and any issuance of Parent Class A Common Stock after the Execution Date and prior to the Closing.

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests, and other burdens upon, measured by, or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Combination” shall have the meaning set forth in the Parent Charter.

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“Business Combination Proposal” shall mean any offer or proposal, written or oral (whether binding or non-binding), relating to a Business Combination.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Cash Consideration” shall have the meaning set forth in Section 3.1(a).

“Casualty Loss” shall have the meaning set forth in Section 12.3(b).

“Change in Recommendation” shall have the meaning set forth in Section 6.13.

“Charter Amendment Proposals” shall have the meaning set forth in Section 6.12(a).

“Claim Notice” shall have the meaning set forth in Section 14.7(b).

“Closing” shall have the meaning set forth in Section 10.1.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Code” shall mean the Internal Revenue Code of 1986.

“Co-Invest Contributors” shall mean EV XIV-2A and EV-XIV-3A.

“Co-Investment Right” shall have the meaning set forth in Section 6.23.

“Company” shall have the meaning set forth in the introductory paragraph herein.

“Company A&R LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of Company, in the form attached to this Agreement as Exhibit O.

“Company Indemnified Parties” shall have the meaning set forth in Section 14.2.

“Company Merger Sub” shall have the meaning set forth in Section 6.19(C).

“Company Party Affiliate” shall have the meaning set forth in Section 16.20(a).

“Company Recourse Parties” shall have the meaning set forth in Section 16.20(a).

“Company Units” shall mean “Units” as defined in the Company A&R LLC Agreement.

“Company’s Certificate” shall have the meaning set forth in Section 10.3(h).

“Compliant” means, with respect to the Required Information, that such Required Information (i) does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in the light of the circumstances in which it is used, not misleading and (ii) complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered

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public offering of non-convertible debt securities on a registration statement on Form S-1 that are applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities).

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated December 13, 2017 by and between Parent and EV Ltd.

“Consent” shall have the meaning set forth in Section 4.4.

“Consideration” shall have the meaning set forth in Section 3.1(a).

“Contract” shall mean any contract, agreement, or any other legally binding arrangement, but excluding, however, any Lease or Surface Right.

“Contributor” and “Contributors” shall have the meanings set forth in the introductory paragraph of this Agreement.

“Contributor Indemnified Parties” shall have the meaning set forth in Section 14.3.

“Contributor Ownership Interests” shall have the meaning set forth in Section 16.18.

“Contributor Party Affiliate” shall have the meaning set forth in Section 16.20(b).

“Contributor Recourse Parties” shall have the meaning set forth in Section 16.20(b).

“Contributor Related Parties” shall have the meaning set forth in Section 16.22.

“Contributor Taxes” shall mean (a) Asset Taxes allocable to Contributors pursuant to Section 16.2(b) and Section 16.2(c) (without duplication of Asset Taxes addressed in the adjustments to the Consideration made pursuant to Section 3.2 or Section 3.4, as applicable, and taking into account the payments made from one Party to the other pursuant to Section 16.2(d)), (b) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of the Contributors that is not part of the Assets, (c) any and all Taxes (other than the Taxes described in clauses (a) or (b) of this definition) imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time, and (d) any and all liabilities of Contributors, their respective direct or indirect owners or Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, in respect of any Taxes (other than the Taxes described in clauses (a), (b), or (c) of this definition).

“Contributors’ Certificates” shall have the meaning set forth in Section 10.3(g).

“Contributors’ Representative” shall have the meaning set forth in Section 16.19.

“Contributors’ Representative Allocation” shall have the meaning set forth in Section 16.19.

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“Contributors’ Transaction Expenses” shall mean the reasonable and documented Third Party costs and expenses incurred and paid by Contributors in entering into this Agreement, including Contributors’ costs and expenses incurred in connection with the filings made pursuant to Section 6.6, and other than any costs and expenses payable to any investment bank.

“Credit Support” shall have the meaning set forth in Section 4.24.

“Cure Period” shall mean the period ending sixty (60) days after the Closing Date.

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Company (or Company Merger Sub) that are customarily obtained after the assignment of properties similar to the Assets.

“De Minimis Threshold” shall have the meaning set forth in Section 14.4(a).

“Debt Commitment Letter” shall mean an executed debt commitment letter, dated March 20, 2018, among Operating and the lenders party thereto, including any exhibit or schedule thereto and any amendment, restatement, modification or replacement thereof in accordance with the terms hereof.

“Debt Financing” shall mean the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter (including any debt securities contemplated thereby to be issued in lieu of the bridge facilities thereunder).

“Decommission” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority, Lease, or other agreement including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration, and site remediation.

“Defect Holdback Amount” shall have the meaning set forth in Section 12.2(c)(ii).

“Defensible Title” shall mean such title of Contributors with respect to the Leases (as to the Target Depths only) and the Wells (limited to any currently producing intervals) as of the Effective Time and the Closing Date (and all times in between) and subject to Permitted Encumbrances:

(a)    with respect to each Lease or Well described on Exhibit C or Exhibit D, as applicable, entitles Contributors to receive throughout the productive life of such Lease (as to the Target Depths) or Well (as to any currently producing intervals) not less than the Net Revenue Interest set forth on Exhibit C or Exhibit D, as applicable, for such Lease or Well, except for (i) decreases in connection with those operations in which Contributors or their successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner in accordance with this Agreement, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise set forth on Exhibit C or Exhibit D;

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(b)    with respect to each Well described on Exhibit D, obligates Contributors to bear throughout the productive life of such Well (as to any currently producing intervals) not more than the Working Interest set forth on Exhibit D for such Well, except (i) increases resulting from contribution requirements arising after the Execution Date with respect to defaulting co-owners under applicable agreements, (ii) increases to the extent that such increases are accompanied by a proportionate or greater increase in Contributors’ Net Revenue Interest, and (iii) as otherwise set forth on Exhibit D;

(c)    with respect to each Lease described on Exhibit C, entitles Contributors to no less than the number of Net Acres (as to the Target Depths) set forth under the heading “Net Acres” on Exhibit C for such Lease, except for (i) increases resulting from contribution requirements arising after the Execution Date with respect to defaulting co-owners under applicable agreements, (ii) increases to the extent that such increases are accompanied by a proportionate or greater increase in Contributors’ Net Revenue Interest, or (iii) as otherwise shown on Exhibit C; and

(d)    is free and clear of all Encumbrances and other defects.

“Deferred Underwriting Fees” shall mean the amount of deferred underwriting fees held in the Trust Account in connection with Parent’s initial public offering payable to the underwriters upon consummation of a Business Combination.

“Designated Area” shall mean the area depicted on the plat attached hereto as Exhibit J.

“DGCL” shall have the meaning set forth in Section 3.1(e).

“Dispute Notice” shall have the meaning set forth in Section 3.4(a).

“Disputed Title Matters” shall have the meaning set forth in Section 12.2(j).

“DOJ” shall have the meaning set forth in Section 6.6.

“Earnout Payments” shall have the meaning set forth in Section 3.1(a).

“Effective Time” shall mean 7:00 a.m. (Central Time) on January 1, 2018.

“email” shall have the meaning set forth in Section 16.6.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge or similar encumbrance.

“End Date” shall have the meaning set forth in Section 15.1(a).

“Entitled Party” shall have the meaning set forth in Section 16.2(f).

“Environmental Arbitrator” shall have the meaning set forth in Section 13.1(f).

“Environmental Claim Date” shall have the meaning set forth in Section 13.1(a).

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“Environmental Defect” shall mean (a) a condition, event or circumstance that causes an Asset (or Contributors with respect to an Asset) not to be in compliance with, or to be subject to a remedial or corrective action obligation pursuant to, any Environmental Laws or (b) the existence as of the Execution Date with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation where investigation, reporting, monitoring, remedial, or corrective action is presently required (or if known, would be presently required) under Environmental Laws; provided, however, that no matter listed on Schedule 4.15 shall constitute an Environmental Defect.

“Environmental Defect Notice” shall have the meaning set forth in Section 13.1(a).

“Environmental Laws” shall mean all Laws in effect as of the Execution Date relating to the prevention of pollution, protection of the environment (including natural resources), remediation of contamination or restoration of environmental quality, including those Laws relating to the generation, processing, treatment, storage, transportation, disposal, or other management of, including any exposure to, chemicals or Hazardous Substances. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority that are not mandatory under Environmental Laws.

“Equity Consideration” shall have the meaning set forth in Section 3.1(a).

“ERISA Liabilities” shall mean any Liability attributable to or arising out of (a) Contributors’ or their Affiliates’ employment relationship with the employees of Contributors or their respective Affiliates prior to Closing, (b) Contributors’ or their respective Affiliates’ employee benefit plans applicable to such employees, and (c) Contributors’ or their respective Affiliates’ responsibilities under the Employee Retirement Income Security Act of 1974 applicable to such employees.

“EV Ltd.” shall mean EnerVest, Ltd., a Texas limited partnership.

“EVOC” shall mean EnerVest Operating, L.L.C., a Delaware limited liability company.

“EV XIV-2A” shall have the meaning set forth in the introductory paragraph herein.

“EV XIV-3A” shall have the meaning set forth in the introductory paragraph herein.

“EV XIV-A” shall have the meaning set forth in the introductory paragraph herein.

“EV XIV-C” shall have the meaning set forth in the introductory paragraph herein.

“EV XIV-WIC” shall have the meaning set forth in the introductory paragraph herein.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Assets” shall mean (a) all of Contributors’ minute books, financial records, and other business records that relate to Contributors’ business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, all receivables and all other proceeds,

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income, or revenues attributable to the Assets and attributable to any period of time prior to the Effective Time and, subject to the adjustments to the Consideration set forth in Section 3.2, all funds held in suspense; (c) subject to Section 12.3, all rights and interests of Contributors (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions, or events or damage to or destruction of property; (d) all claims of Contributors or their respective Affiliates for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes or (iii) any Taxes attributable to the Excluded Assets; (e) all of Contributors’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos, and other similar intellectual property; (f) all documents and instruments of Contributors in respect of the period (or, prior to Closing, any Merger Sub) that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions); (g) all data, information, and agreements that cannot be disclosed to Company as a result of confidentiality arrangements under agreements with Third Parties (provided that Contributors have used commercially reasonable efforts to obtain waivers of any such confidentiality arrangements); (h) to the extent that they do not relate to the Assumed Obligations for which Company is providing indemnification hereunder, all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Company; (i) all non-proprietary geophysical and other seismic and related technical data and information relating to the Assets that Contributors may not disclose, assign, or transfer under its existing agreements and licenses without payment of a fee or other penalty (unless Company has agreed in writing to pay such fee or accept such penalty); (j) documents prepared or received by Contributors or their respective Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Contributors, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Contributors or their respective Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Contributors or any of their representatives, and any prospective purchaser other than Company, and (v) correspondence between Contributors or any of their representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (k) Contributors’ Houston office and any personal property located in or on such offices or office leases; (l) any other assets, properties, or items specifically listed on Exhibit H; (m) any Hedge Contracts; (n) any debt instruments; (o) any master services agreements or similar Contracts of Contributors or their respective Affiliates; (p) any assets described in Section 2.1(d), Section 2.1(e), Section 2.1(g) or Section 2.1(h) that are not assignable; (q) any assets that are finally excluded from the transactions contemplated hereby, including pursuant to Section 11.1(b)(iv), Section 12.3(b)(ii)(y), Section 12.4(a), Section 12.5(a), Section 12.5(b), or Section 13.1(c)(ii); or (r) subject to Section 11.2, copies of the Records.

“Excluded Defects” shall have the meaning set forth in the definition of “Title Defects.”

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Ex-Im Laws” shall mean all U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and U.S. customs and import requirements administered by U.S. Customs and Border Protection.

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“Federal Securities Laws” shall have the meaning set forth in Section 6.12(a).

“Final Consideration” shall have the meaning set forth in Section 3.4(a).

“Final Settlement Statement” shall have the meaning set forth in Section 3.4(a).

“Financing Persons” shall mean the Financing Sources and any other potential or actual agents, underwriters, initial purchasers, lenders and investors for the Debt Financing, and in each case, any of their respective former, current or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing, and their respective successors and assigns.

“Financing Sources” shall mean the financial institutions party to the Debt Commitment Letter and their respective successors and assigns.

“Founder Shares” shall have the meaning set forth in the Recitals.

“FTC” shall have the meaning set forth in Section 6.6.

“Fund Contributors” shall mean each of the Contributors other than the Co-Invest Contributors.

“Fundamental Representations” shall mean the representations and warranties in Section 4.1, Section 4.2, Section 4.3(a), Section 4.5, Section 4.14, and Section 4.25.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the Execution Date.

“Giddings PSA” shall have the meaning set forth in the Recitals.

“Giddings Transaction” shall have the meaning set forth in the Recitals.

“Government Official” shall have the meaning set forth in Section 4.28.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal, or other government; any governmental, regulatory or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“GulfTex Acquisition Costs” shall mean (a) the reasonable and documented Third Party costs and expenses incurred and paid by the GulfTex Purchasers in entering into the GulfTex PSA and consummating the GulfTex Transaction, including (i) costs and expenses incurred in conducting a title and environmental due diligence review of the GulfTex Assets and (ii) reasonable fees of outside counsel in connection with the preparation, negotiation, and execution of the GulfTex PSA and consummation of the GulfTex Transaction, and (b) the GulfTex Financing Costs.

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“GulfTex Assets” shall mean those certain oil and gas assets and other related properties defined as the “Assets” in the GulfTex PSA.

“GulfTex Costs” shall have the meaning set forth in Section 6.18.

“GulfTex Financing Costs” shall mean an amount equal to an internal rate of return of 9% per annum, compounded annually, on the GulfTex Purchase Price (calculated taking into account any distributions attributable to the GulfTex Assets made by the GulfTex Purchasers to any Person).

“GulfTex PSA” shall mean that certain Purchase and Sale Agreement dated February 2, 2018 by and among GulfTex Energy III, L.P., GulfTex Energy IV, L.P., and the GulfTex Purchasers.

“GulfTex Purchase Price” shall mean an amount equal to the sum of the final aggregate consideration paid by the GulfTex Purchasers to the sellers to and/or the Escrow Agent (and not returned to the GulfTex Purchasers as of Closing) under the GulfTex PSA under the GulfTex PSA for the acquisition of the GulfTex Assets, as the same may be adjusted and including the amount of any deposit previously provided by the GulfTex Purchasers that has not been refunded to the GulfTex Purchasers and that is applied to such consideration at the consummation of such transaction.

“GulfTex Purchasers” shall mean EV XIV-A and EV XIV-WIC.

“GulfTex Transaction” shall mean the transactions contemplated by the GulfTex PSA.

“GulfTex True-Up Amount” shall mean an amount equal to the sum of any payments made by the GulfTex Purchasers pursuant to Section 9.4 of the GulfTex PSA.

“Hard Consent” shall have the meaning set forth in Section 12.4(a).

“Hazardous Substances” shall mean any pollutants, contaminants, toxins, or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals, including any petroleum, waste oil, or petroleum constituents or by-products, that are regulated by, or may form the basis of Liability under, any Environmental Laws.

“Hedge Contract” shall mean any Contract to which any Contributor or any of its Affiliates is a party with respect to any swap, forward, future, or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial, or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HSR Act” shall have the meaning set forth in Section 6.6.

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“HSR Approval” shall mean approval pursuant to, or the expiration or early termination of applicable waiting periods under, the HSR Act.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Contributors therein and the shares of production from the relevant Well to which Contributors are entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead and (b) any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Contributors under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility), or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Contributors pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, transportation, storage, or processing facility.

“Income Taxes” shall mean any income, capital gains, franchise, and similar Taxes.

“Indebtedness” shall mean, for a particular Person without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letter of credit and other obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments for the repayment of money borrowed; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (e) obligations of such Person under any hedging arrangement; (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; and (g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Encumbrance on or in respect of any property of such Person.

“Indemnified Party” shall have the meaning set forth in Section 14.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 14.7(a).

“Indemnity Deductible” shall mean one and one-half percent (1.5%) of the Consideration.

“Independent Accounting Firm” means a nationally recognized accounting firm or other recognized expert selected by Parent and reasonably acceptable to the Contributors.

“Individual Environmental Threshold” shall have the meaning set forth in Section 13.1(e).

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“Individual Title Defect Threshold” shall have the meaning set forth in Section 12.2(i).

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“Investors” shall have the meaning set forth in the Recitals.

“Ironwood MIPA” shall have the meaning set forth in the Recitals.

“Ironwood Transaction” shall have the meaning set forth in the Recitals.

“Joint Operating Agreement” shall have the meaning set forth in Section 6.20.

“Knowledge” shall mean (a) with respect to Contributors, the actual knowledge (after reasonable inquiry) of the individuals listed on Schedule I-1(a) and (b) with respect to Parent and the Company, the actual knowledge (after reasonable inquiry) of the individuals listed on Schedule I-1(b).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including reasonable attorneys’ fees, legal or other expenses incurred in connection therewith. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, Liabilities shall specifically include any loss of the value to the Assets that results from the final resolution of Lundberg v. EnerVest Operating, LLC, Cause No. DC-17-08834, in the 218th District Court of Karnes County, Texas, as described on Schedule 4.6 (including any such loss that results from the Assets being burdened by any royalty, overriding royalty interest, back-in interest or other interest that is not reflected in the Working Interest, Net Revenue Interest and Net Acres for the Assets shown on Exhibit A and Exhibit B).

“Marketing Period” shall mean a 15 consecutive Business Day period (starting with the first day of such period and through and ending with the last day of such period) that shall begin on the later of the date that Stockholder Approval has been obtained and the Required Information has been received; provided that (x) none of July 2, 2018 through and including July 6, 2018 shall constitute a Business Day for purposes of the Marketing Period and (y) such Marketing Period shall either end on or prior to August 17, 2018 or if such period has not ended on or prior to August 17, 2018, then such period shall commence no earlier than September 4, 2018 (any such date encompassed by clause (x) or (y), a “Blackout Date”). The Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 15 consecutive Business Day period, notwithstanding anything in this definition to the contrary:

(i)    Contributors have publicly announced their intention to, or determine that they must, restate any financial statements information included in the Required Information or any such restatement is under consideration or may be

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a possibility, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and delivered to Parent (including a new unqualified audit opinion with respect to any restated financial statements);

(ii)    the applicable independent accountants of the Contributors shall have withdrawn any audit opinion with respect to any financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to the Company and such audit opinion has been delivered to Parent;

(iii)    the financial statements included in the Required Information would be required to be updated pursuant to the age of financial statement requirements of Rule 3-12 of Regulation S-X under the Securities Act on any day during such 15 consecutive Business Day period (and not be “stale”) to the extent such financial statements were included in a filing with the SEC, in which case, the Marketing Period shall not be deemed to commence unless and until receipt by Company of updated financial statements that would be required pursuant to the age of financial statement requirements of Rule 3-12 Regulation S-X under the Securities Act on the last day of such new 15 consecutive Business Day period to the extent such financial statements were included in a filing on such day; or

(iv)    any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information is updated or supplemented in order to be Compliant or meet the requirement of Required Information.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on ownership, operation or the value of the Assets taken as a whole, and as currently operated as of the Execution Date or a material adverse effect on the ability of Contributors to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (d) acts of God, including hurricanes, storms, or other naturally occurring events; (e) acts or failures to act of Governmental Authorities; (f) civil unrest, any outbreak of disease or hostilities, terrorist activities or war, or any similar disorder; (g) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (h) a change in Laws and any interpretations thereof from and after the Execution Date; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of Hydrocarbons; and (k) natural declines in well performance.

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“Material Contracts” shall have the meaning set forth in Section 4.7.

“Merger” shall have the meaning set forth in Section 6.19(c).

“Merger Agreement” shall have the meaning set forth in Section 6.19(c).

“Merger Sub” shall have the meaning set forth in Section 6.19(b)(i).

“Merger Transactions” shall have the meaning set forth in Section 6.19(b).

“Minimum Cash Consideration” shall mean an amount equal to $610,000,000.

“National Securities Exchange” shall mean an exchange registered with the SEC under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the SEC under Section 6(a) of the Securities Exchange Act (or successor to such Section)) that the Parties shall mutually agree as a National Securities Exchange for purposes of this Agreement.

“Necessary Charter Amendment Proposal” means any Charter Amendment Proposal that is required for Parent to issue the Stock Consideration.

“Net Acres” shall mean, as computed separately with respect to each Lease (as to the Target Depths only) (a) the number of gross acres in the lands covered by such Lease times (b) the mineral interest in Hydrocarbons covered by such Lease in such lands times (c) Contributors’ Working Interest for such Lease.

“Net Revenue Interest” shall mean, with respect to a Well (as to any currently producing intervals) or Lease (as to the Target Depths), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Lease, after giving effect to all Burdens; provided that if a Person’s “Net Revenue Interest” in any Well or Lease differs as to any part or depth of such Well or Lease, then a separate calculation shall be made as to each such part or depth.

“Non-Compete Agreement” shall mean a Non-Compete Agreement to be entered into by and among Company and EV Ltd. as of the Closing Date, in the form attached hereto as Exhibit M.

“NORM” shall mean naturally occurring radioactive material.

“NYSE” shall have the meaning set forth in Section 6.14.

“NYSE Proposal” shall have the meaning set forth in Section 6.12(a).

“Offer” shall have the meaning set forth in the Recitals.

“Offer Documents” shall have the meaning set forth in Section 6.12(a).

“Offering Shares” shall have the meaning set forth in Section 6.12(a).

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“Operating” shall mean TPG Pace Energy Operating LLC, a Delaware limited liability company.

“Organizational Documents” shall mean (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” shall mean (a) when used with respect to Company, Contributors and (b) when used with respect to Contributors, Company.

“Other Wells” shall have the meaning set forth in Section 2.1(b).

“Overhead Amount” shall mean (a) with respect to Assets that are operated by Contributors and are burdened by an existing joint operating agreement covering such Assets, a monthly amount (prorated for any partial month) equal to Contributors’ collective Working Interest share of the overhead or general and administrative fee that is charged to other working interest owners with interests in the related Assets as set forth in the accounting procedures attached to such joint operating agreement, which amount is attributable to the Assets during the Interim Period, and (b) with respect to those Assets that are not burdened by an existing joint operating agreement, a monthly amount (prorated for any partial month) equal to Contributors’ collective Working Interest share of $8,500 per well being drilled in accordance with the terms of this Agreement and $844 per producing Well during the Interim Period; provided, that such rates will be adjusted on April 1, 2018 (for periods following such date) by applying the adjustment factor most recently published by COPAS and in accordance with COPAS MFI-47.

“Parent” shall have the meaning set forth in the introductory paragraph herein.

“Parent Board” shall have the meaning set forth in Section 6.13.

“Parent Board Recommendation” shall have the meaning set forth in Section 6.13.

“Parent Charter” shall mean that Amended and Restated Certificate of Incorporation of Parent, dated as of May 4, 2017, as amended.

“Parent Class A Common Stock” shall mean Class A common stock of Parent, par value $0.0001 per share.

“Parent Class B Common Stock” shall mean the “Class B Common Stock” as defined in the Amended Parent Charter.

“Parent Common Stock” shall have the meaning set forth in the Recitals.

“Parent Contracts” shall have the meaning set forth in Section 5.21.

“Parent Material Adverse Effect” shall have the meaning set forth in Section 5.3.

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“Parent Preferred Stock” shall have the meaning set forth in Section 5.5(a).

“Parent SEC Documents” shall have the meaning set forth in Section 5.6(a).

“Parent Sponsor” shall have the meaning set forth in the Recitals.

“Parent Stockholder Redemption” shall mean the right of the stockholders of Parent to redeem all or a portion of their Parent Class A Common Stock in connection with the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Parent in accordance with the Trust Agreement, divided by (b) the number of then outstanding Parent Common Stock issued in Parent’s initial public offering.

“Parent Stockholder Redemption Amount” shall mean the aggregate amount of cash proceeds required to satisfy any exercise by stockholders of Parent of the Parent Stockholder Redemption.

“Parent Transaction Expenses” shall mean (a) all accrued and unpaid fees, expenses and disbursements of counsel, accountants, advisors and consultants to Parent or any of its Subsidiaries as of the Closing and (b) all accrued and unpaid costs and expenses incident to the negotiation and preparation of this Agreement, the Giddings Purchase Agreement and the Ironwood MIPA and the other documents contemplated hereby and thereby and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees required to consummate the transactions contemplated hereby, in each case, of Parent or its Subsidiaries as of the Closing; provided that Parent Transaction Expenses shall not include any Deferred Underwriting Fees or Contributors’ Transaction Expenses.

“Parent Transaction Proposal” shall have the meaning set forth in Section 6.16.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Patriot Act Offense” shall mean (a) any violation of the criminal laws of the United States of America, or that would be a criminal violation if committed within the jurisdiction of the United States of America, relating to terrorism or the laundering of monetary instruments, including any offense under (1) the criminal laws against terrorism, or (2) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001; and (b) the crime of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense under clause (a).

“Permitted Encumbrances” shall mean:

(a)    the terms and conditions of all Leases and Material Contracts and all Burdens if the net cumulative effect of such Leases, Material Contracts and Burdens does not

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operate to (i) decrease the aggregate Net Revenue Interest to which Contributors are entitled with respect to any Lease or Well in an amount below the Net Revenue Interest set forth on Exhibit C or Exhibit D, as applicable for such Lease or Well, (ii) increase the aggregate Working Interest to which Contributors are obligated to bear with respect to any Well in an amount greater than the Working Interest set forth on Exhibit D for such Well (unless the Net Revenue Interest for such Well is increased in the same or greater proportion as any such increase in Working Interest), (iii) reduce the aggregate Net Acres of Contributors in any Lease to an amount less than the number of Net Acres set forth on Exhibit C for such Lease, or (iv) impair the operation or use of the Assets;

(b)    Preferential Purchase Rights, including those listed on Schedule 4.9; Consents, including those listed on Schedule 4.4; and Customary Post-Closing Consents;

(c)    liens for Taxes that are not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business and, if contested, are identified on Schedule 1.1 or are first contested in good faith after the Execution Date;

(d)    conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights (that have not been triggered);

(e)    all Laws and all rights reserved to or vested in any Governmental Authority, including rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement;

(f)    rights of a common owner of any interest in rights-of-way, permits, easements or other Assets held by Contributors and such common owner as tenants in common or through common ownership;

(g)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, that, in each case, do not impair the operation or use of the Assets as the Assets are currently operated and used by Contributors or Contributors’ Affiliates;

(h)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or, if delinquent, that are either listed on Schedule 1.1 or are first contested in good faith after the Execution Date;

(i)    liens created under the Assets or operating agreements or by operation of Law in respect of obligations that are not yet due or, if delinquent, that are either listed on Schedule 1.1 or are first contested in good faith after the Execution Date;

(j)    any Encumbrance affecting the Assets that is discharged by Contributors (at their cost) at or prior to Closing;

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(k)    any Encumbrance resulting from Contributors’ conduct of business in compliance with this Agreement;

(l)    mortgage liens by the lessor under a Lease covering the lessor’s surface and mineral interests in the lands covered thereby in respect of mortgages that (i) post-date the creation of the applicable Lease or (ii) pre-date the creation of the applicable Lease and are not in foreclosure proceedings of which Contributors have received service or, to Contributors’ Knowledge, are not in default or have been subordinated to Contributors’ rights under the applicable Lease;

(m)    zoning and planning ordinances and municipal regulations;

(n)    Imbalances, including those identified on Schedule 4.11;

(o)    all litigation identified in Schedule 4.6;

(p)    Title Defects expressly waived by Company in writing; and

(q)    all other Encumbrances, defects and irregularities in title that would customarily be accepted by prudent purchasers of oil and gas properties and that individually or in the aggregate do not operate to (i) decrease the aggregate Net Revenue Interest to which Contributors are entitled with respect to any Lease or Well in an amount below the Net Revenue Interest set forth on Exhibit C or Exhibit D, as applicable for such Lease or Well, (ii) increase the aggregate Working Interest to which Contributors are obligated to bear with respect to any Well in an amount greater than the Working Interest set forth on Exhibit D for such Well (unless the Net Revenue Interest for such Well is increased in the same or greater proportion as any such increase in Working Interest), (iii) reduce the aggregate Net Acres of Contributors in any Lease to an amount less than the number of Net Acres set forth on Exhibit C for such Lease, or (iv) materially impair the operation or use of the Assets.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(g).

“Phase I Environmental Site Assessment” shall mean an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment and evaluation of compliance with Environmental Laws that does not involve any invasive, sampling, or testing activities.

“Phase II ESA” shall have the meaning set forth in Section 11.1(b)(i).

“Preferential Purchase Right” shall have the meaning set forth in Section 4.9.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.3.

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“Proceeding” shall mean any proceeding, action, arbitration, litigation, subpoena or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Property Expenses” shall have the meaning set forth in Section 2.3.

“Proxy Statement” shall have the meaning set forth in Section 6.12(a).

“Recipient Party” shall have the meaning set forth in Section 16.2(f).

“Records” shall have the meaning set forth in Section 2.1(k).

“Registration Rights Agreement” shall have the meaning set forth in the Recitals.

“Remediation” shall mean, with respect to an Environmental Defect, the implementation and completion of any investigation, reporting, permitting, monitoring, remedial, removal, response, construction, closure, disposal, or other corrective actions to the extent required under Environmental Laws to correct or remove such Environmental Defect.

“Remediation Amount” shall mean, with respect to an Environmental Defect, the most cost-effective Remediation of such Environmental Defect (considered as a whole, taking into consideration any material impacts such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response, and allowed for the continued, safe, and prudent operation of the affected Asset).

“Representatives” shall have the meaning set forth in Section 11.1(a).

“Required Information” shall mean (i) the Required Proxy Information, (ii) unaudited interim financial statements for each subsequent fiscal quarter after December 31, 2017 that ends at least 45 days before the Closing Date to the extent that such unaudited interim financial statements would be required to be set forth in a proxy statement pursuant to the age of financial statement requirements of Rule 3-12 under Regulation S-X, together with corresponding information in respect of the comparable period for the prior fiscal year, and (iii) such reasonable additional information for such updated periods as may be required to prepare pro forma financial statements and customary ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’ disclosures related thereto.

“Required Proxy Information” shall have the meaning set forth in Section 6.12.

“Retained Obligations” shall have the meaning set forth Section 14.1(c).

“Sanctioned Country” shall mean any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (currently, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” shall mean any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any entity that is in the aggregate 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (c) any national of a Sanctioned Country.

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“Sanctions Laws” shall mean all U.S. and non-U.S. Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Authority.

“SCADA Equipment” shall mean all SCADA equipment and related fixtures and personal property.

“Scheduled Specified Obligations” shall have the meaning set forth Section 14.1(b).

“Seasonal Marketing Contracts” shall mean any Contract or amendment thereof relating to the sale or marketing of Hydrocarbons from or attributable to the Assets, in each case, with an indexed (and not fixed) purchase price for such Hydrocarbons and with a term of one (1) year or less, and any extensions thereof to the extent such extensions do not exceed one (1) year.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 5.6(a).

“Services Agreement” shall mean a Contract Operating Services Agreement to be entered into by and between Parent, TPG Pace Energy Operating LLC and EVOC as of the Closing Date, substantially in the form attached hereto as Exhibit K.

“Specified Obligations” shall have the meaning set forth Section 14.1(b).

“Stock Consideration” shall have the meaning set forth in Section 3.1(a).

“Stockholder Agreement” shall have the meaning set forth in the Recitals.

“Stockholder Approval” shall mean (a) the approval of the NYSE Proposal by the stockholders of Parent in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent and (b) the approval of any Necessary Charter Amendment Proposal, in accordance with the DGCL, any other applicable Law and the Organizational Documents of Parent.

“Stockholders Meeting” shall have the meaning set forth in Section 6.13.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Subscription Agreements” shall have the meaning set forth in the Recitals.

“Subsequent Closing” shall have the meaning set forth in Section 10.6.

“Subsidiary” shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which

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the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management.

“Surface Rights” shall have the meaning set forth in Section 2.1(e).

“SWT Survival Period” shall mean the period of time commencing as of the Closing and ending at 5:00 p.m. Central Time on the third (3rd) anniversary of the Closing Date.

“Target Depths” shall mean have the meaning set forth on Exhibit R.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” shall mean (a) any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, duties, franchise, excise, withholding (including backup withholding), severance, production, and estimated taxes; (b) any interest, fine, penalty, or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a), above; and (c) any liability in respect of any item described in clauses (a) and (b), above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“Terminable Breach” shall have the meaning set forth in Section 15.1(d).

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 14.7(b).

“Title Arbitrator” shall have the meaning set forth in Section 12.2(j).

“Title Benefit” shall mean any right, circumstance or condition existing as of the Effective Time and the Closing Date (and all times in between) that:

(a)    with respect to each Lease (as to the Target Depths) shown on Exhibit C or Well (as to any currently producing intervals) shown on Exhibit D, operates to (i) increase the Net Revenue Interest of Contributors, identified on Exhibit C or Exhibit D, as applicable, for such Lease or Well, or (ii) decrease the Working Interest of Contributors without a proportionate or greater decrease in the Net Revenue Interest of Contributors, for such Lease or Well, as applicable, as identified on Exhibit C or Exhibit D, as applicable; or

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(b)    with respect to each Lease shown on Exhibit C, entitles Contributors to more than the Net Acres set forth on Exhibit C for such Lease.

“Title Benefit Amount” shall have the meaning set forth in Section 12.2(e).

“Title Benefit Notice” shall have the meaning set forth in Section 12.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 12.2(b).

“Title Claim Date” shall have the meaning set forth in Section 12.2(a).

“Title Defect” shall mean any Encumbrance, defect, or other matter that causes Contributors not to have Defensible Title in and to the Leases and the Wells; provided that the following shall not constitute “Title Defect” for purposes hereof (“Excluded Defects”): (i) defects arising out of lack of corporate or other entity authorization unless Company provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s competing claim of title to the relevant Asset; (ii) defects based on a gap in Contributors’ chain of title in the applicable federal, state, county, or parish records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion, or landman’s title chain; (iii) defects based upon the failure to record any federal, state, or Indian Leases (or assignments thereof) in any applicable county records as Contributors possess operating rights or a Working Interest in the relevant Asset; (iv) defects based on the failure to recite marital status in a document or omission of successions of heirship or estate proceedings; (v) defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment); (vi) defects based solely on: (A) lack of information in Contributors’ files or similar records (or the absence of such files or records); or (B) Tax assessment, Tax payment, or similar records; (vii) the expiration of a Lease by its terms after the Closing Date; (viii) defects arising out of lack of survey, unless a survey is expressly required by Law; (ix) defects that have been cured by Laws of prescription, adverse possession, or limitations; (x) defects arising from prior oil and gas leases in the chain of title that are not surrendered of record, unless Company demonstrates that there is a reasonable possibility that such prior oil and gas leases had not expired prior to the creation of the Asset in question; (xi) defects arising from the failure to demonstrate of record proper authority for execution by a Person on behalf of a corporation, limited liability company, partnership, trust, or other entity, unless such lack of authority results in a Third Party’s competing claim of title; and (xii) defects as a consequence of cessation of production, insufficient production, or failure to conduct operations during any period after the completion of a well capable of production in paying quantities or any of the Assets held by production, or lands pooled, communitized, or unitized therewith, except to the extent a Third Party has made a claim for termination or Company has provided reasonable written evidence of such defect.

If a Title Defect affects multiple Leases and/or Wells, such as an overriding royalty interest that is granted over multiple Assets, then any such Title Defect affecting multiple Leases and/or Wells shall constitute a single Title Defect for purposes of determining whether the Individual Title Defect Threshold has been exceeded.

“Title Defect Amount” shall have the meaning set forth in Section 12.2(g).

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“Title Defect Notice” shall have the meaning set forth in Section 12.2(a).

“Title Defect Property” shall have the meaning set forth in Section 12.2(a).

“Trading Day” shall mean a day on which the principal National Securities Exchange on which the referenced Parent Class A Common Stock is listed or admitted to trading is open for the transaction of business or, if such Parent Class A Common Stock is not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement, including the Subscription Agreements, the Waiver Agreement, the Stockholder Agreement, the Registration Rights Agreement.

“Transaction Proposals” shall have the meaning set forth in Section 6.12(a).

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” shall have the meaning set forth in Section 16.2(d).

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed, or final Treasury Regulations.

“Trust Account” shall have the meaning set forth in the Trust Agreement.

“Trust Agreement” shall mean that certain Investment Management Trust Agreement, dated as of May 4, 2017 by and between Parent and Trustee.

“Trustee” shall mean Continental Stock Transfer & Trust Company.

“Unit Consideration” shall have the meaning set forth in Section 3.1(a).

“Units” shall have the meaning set forth in Section 2.1(c).

“Virtual Data Room” shall mean the following two data sites: (i) that certain file transfer protocol website maintained by or on behalf of Contributors, located at http://files.enervest.net, and (ii) that certain Box.com site provided by Company to Contributors.

“Voting Debt” shall mean, with respect to any Person, Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which the equityholders of such Person may vote.

“VWAP” per share of Parent Class A Common Stock on any Trading Day shall mean the per share volume-weighted average price as reported by Bloomberg, L.P. (or its equivalent successor) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such

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Trading Day; or, if such price is not available, “VWAP” shall mean the market value per share of Parent Class A Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by Parent for this purpose.

“Waiver Agreement” shall have the meaning set forth in the Recitals.

“Wells” shall have the meaning set forth in Section 2.1(b).

“Willful and Material Breach” shall mean a material breach that is a consequence of an action undertaken or failure to act by the breaching party with the actual knowledge that the taking of such action or such failure to act would constitute a breach of this Agreement.

“Working Interest” shall mean, with respect to a well or lease, the interest in such well or lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such well or lease, but without regard to the effect of any Burdens; provided, that if a Person’s “Working Interest” in any well or lease differs as to any part or depth, then a separate calculation shall be made as to each such part or depth.

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